UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Walgreens Boots Alliance, Inc.

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Notice of 2019 Annual Meeting of Stockholders and Proxy Statement

Dear Fellow Stockholders:

I am pleased to present the Walgreens Boots Alliance Proxy Statement with details of our steadfast and ongoing commitment to sound corporate governance. My fellow directors and I are dedicated to strong, independent Board leadership and to evolving our governance practices with the benefit of open dialogue with stockholders. This engagement, and an understanding of stockholder priorities, is critical to our success.

I would like to take this opportunity to thank the stockholders who met with us over the past year and provided invaluable input to our corporate governance practices. We are grateful for the opportunity to continue these important conversations.

William C. Foote

As in prior years, we continue to conduct a robust, multi-step Board evaluation process, which we believe is an essential component of Board effectiveness. We also regularly discuss director succession and board refreshment, both in executive sessions and as a full Board.

Our Company’s performance was strong in fiscal 2018 with growth in many financial and operating metrics, including earnings, operating income, cash flow, U.S. prescriptions filled and U.S. retail prescription market share. Our businesses delivered continued progress while operating in the highly competitive healthcare and retail industries, which have experienced significant consolidation.

We maintained our disciplined approach to capital allocation during 2018; investing opportunistically to expand our offering and our footprint, drive growth and develop our human capital. We continued to demonstrate our commitment to return excess cash to our stockholders over the long term, through the 43rd consecutive annual increase in our dividend (including by our predecessor company, Walgreen Co.), as well as the authorization in June 2018 of a $10 billion share repurchase program.

We are pleased to have completed the acquisition of all 1,932 Rite Aid stores that we agreed to purchase from Rite Aid Corporation under an amended and restated asset purchase agreement. The transaction, including the transition of three distribution centers and related inventory that began during fiscal 2019, furthers our Company’s commitment to accessible, affordable, quality healthcare in the U.S. and to advance consumer access to pharmacy-led health and wellbeing.

Our Company touches millions of lives around the world every day, through the medicines we dispense and distribute, our convenient retail stores and our health and beauty products. Thus, we believe we are uniquely situated to help people, communities and the planet. The Board’s Nominating and Governance Committee, which I chair and which is made up entirely of independent directors, continued to review and monitor our Company’s Corporate Social Responsibility (CSR) policies and activities.

The Board, through the Committee, shares in our Company’s commitment to responsible leadership, sustainable business practices and transparency. Our Company has impacted millions of lives through our healthcare-centered CSR initiatives, helping to provide lifesaving immunizations, life-changing vitamins, health screening and HIV testing; educating our pharmacists to assist patients with the emotional as well as the physical aspects of cancer; supporting cancer research; providing access to healthcare services and continuity of care following natural disasters; and raising awareness around dementia and mental health. Consistent with input received from our stockholders, we took action to support our Company’s efforts to help combat the U.S. opioid abuse crisis through the expansion of a safe medication takeback program and other initiatives.

Our 2019 Annual Meeting of Stockholders will be held on Friday, January 25, 2019 at 8:30 a.m. Eastern Standard Time at the Lotte New York Palace, 455 Madison Avenue at 50th Street, New York, New York 10022. We look forward to seeing you there. Even if you cannot attend in person, your vote is very important. Please vote at your earliest convenience.

On behalf of my fellow independent directors and the entire Board, thank you for your investment in Walgreens Boots Alliance and the trust and confidence it implies.

Sincerely,

William C. Foote

Lead Independent Director

Notice of 2019 Annual Meeting of Stockholders

December 6, 2018

Deerfield, Illinois

To the Stockholders of Walgreens Boots Alliance, Inc.:

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Walgreens Boots Alliance, Inc., a Delaware corporation, will be held on Friday, January 25, 2019 at 8:30 a.m. Eastern Standard Time at Lotte New York Palace, 455 Madison Avenue at 50th Street, New York, New York 10022, for the following purposes:

1.	To vote on the election of 11 director nominees named in this proxy statement;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending August 31, 2019;

3.	To approve, on an advisory basis, our named executive officer compensation;

4.	To approve the amended and restated Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan;

5.	To consider four stockholder proposals, if properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on November 26, 2018 as the record date for identifying stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

Your vote is important. Please vote by Internet, telephone, or mail as soon as possible to ensure your vote is recorded properly.

If you want to attend the Annual Meeting in person, you must pre-register and obtain an admission ticket in advance. To do so, please follow the instructions on page 99 of this proxy statement.

By order of the Board of Directors,

Joseph B. Amsbary, Jr.

Vice President, Corporate Secretary

Proxy Statement

Walgreens Boots Alliance, Inc., a Delaware corporation, is the successor to Walgreen Co., an Illinois corporation (“Walgreens”), following the completion of the holding company reorganization approved by Walgreens shareholders on December 29, 2014. Unless otherwise stated, references herein to the “Company,” “we,” “us,” and “our” refer to Walgreens Boots Alliance, Inc. from and after the effective time of the holding company reorganization on December 31, 2014 and, prior to that time, to its predecessor Walgreens. Unless otherwise stated, all information presented in this proxy statement (this “Proxy Statement”) is based on our fiscal calendar, which ends on August 31 (e.g., references to “2018” refer to the fiscal year ended August 31, 2018).

Proxy Statement

Proxy Statement Summary

Our Board of Directors (the “Board”) is soliciting your proxy for our 2019 annual meeting of stockholders, which will be held on January 25, 2019 at 8:30 a.m., Eastern Standard Time, or any adjournment thereof (the “Annual Meeting”). This Proxy Statement, and the accompanying Notice of Annual Meeting of Stockholders and proxy card, are being distributed, along with the 2018 Annual Report, beginning on or about December 6, 2018 to holders of our common stock, par value $0.01 per share, as of the close of business on November 26, 2018 (the “Record Date”). This summary highlights selected information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.

2019 Annual Meeting of Stockholders

Date and Time:	Friday, January 25, 2019 at 8:30 a.m. Eastern Standard Time.
Location:	Lotte New York Palace, 455 Madison Avenue at 50th Street, New York, New York 10022.
Voting:	You are entitled to vote at the meeting if you were a holder of the Company’s common stock as of the close of business on November 26, 2018.
Admission:	You must pre-register and have an admission ticket, along with valid, government-issued photo identification, to attend the meeting in person. To obtain an admission ticket, please follow the instructions on page 99 of the Proxy Statement.

Voting Matters

The following table summarizes the proposals to be considered at the Annual Meeting and the Board’s voting recommendations with respect to each proposal.

Proposals	Board Recommendation	Page Reference
1. Election of 11 Directors	FOR each nominee	7
2. Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm	FOR	40
3. Advisory Vote to Approve Named Executive Officer Compensation (“say-on-pay”)	FOR	44
4. Approval of the Amended and Restated Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan	FOR	77
5. Stockholder Proposal Requesting an Independent Board Chairman	AGAINST	83
6. Stockholder Proposal Regarding the Use of GAAP Financial Metrics for Purposes of Determining Senior Executive Compensation	AGAINST	85
7. Stockholder Proposal Requesting Report on Governance Measures Related to Opioids	AGAINST	87
8. Stockholder Proposal Regarding the Ownership Threshold for Calling Special Meetings of Stockholders	AGAINST	90

Proxy Statement	1

PROXY STATEMENT SUMMARY

Company Overview

We are the first global, pharmacy-led health and wellbeing enterprise and had sales of $131.5 billion in 2018. Our purpose is to help people across the world lead healthier and happier lives.

We are the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Together with the companies in which we have equity method investments, we have a presence in more than 25* countries and employ more than 415,000* people. We are a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which we have equity method investments, have over 18,500* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with over 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, we are one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

Our portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics. Our global brands portfolio is enhanced by our in-house product research and development capabilities. We seek to further drive innovative ways to address global health and wellness challenges. We believe we are well positioned to expand customer offerings in existing markets and become a health and wellbeing partner of choice in emerging markets.

We have several strengths, described below, which help enable the creation of stockholder value.

✓	Supply Chain and Procurement	Significant pharmaceutical supply chain and procurement expertise, offering customers innovative solutions and optimal efficiencies
✓	Strong and Wide-Ranging Brand Portfolio	A portfolio of retail and business brands, including Walgreens, Duane Reade, Boots, and Alliance Healthcare, as well as increasingly global health and beauty product brands
✓	Diverse Profit Pools	Diversified and robust profit pools across the U.S., Europe, and key emerging markets
✓	Platform for Growth	A unique platform for growth in developed and emerging markets

* As of August 31, 2018, using publicly available information for AmerisourceBergen Corporation.

** For 12 months ending August 31, 2018, using publicly available information for AmerisourceBergen Corporation.

Rite Aid Transaction

On September 19, 2017, we announced that we had secured regulatory clearance for an amended and restated asset purchase agreement to purchase 1,932 stores, three distribution centers and related inventory from Rite Aid Corporation (NYSE: RAD) for $4.375 billion in cash and other consideration. The Company has completed the acquisition of all 1,932 Rite Aid stores. The transition of the first distribution center and related inventory occurred in September 2018 and the transition of the remaining two distribution centers and related inventory remains subject to closing conditions set forth in the amended and restated asset purchase agreement.

The Company continues to expect to complete integration of the acquired stores and related assets by the end of fiscal 2020. The Company expects annual synergies from the transaction of more than $325 million, which are expected to be fully realized within four years of the initial closing of the transaction and derived primarily from procurement, cost savings and other operational matters.

2	Proxy Statement

PROXY STATEMENT SUMMARY

Board Composition

Our Board is committed to ensuring that its composition is aligned with our needs and that as our business evolves over time, fresh viewpoints and perspectives are regularly considered. To facilitate this, the Nominating and Governance Committee oversees our director evaluation and nomination process as follows:

Review output of the Board evaluation Assess how each director impacts the skills and experience represented on the Board in the context of the current and future needs of the Company If deemed necessary, in conjunction with a third-party search firm, identify new director nominee(s) Recommend to the Board a slate of candidates for election

Board Skills, Qualifications and Experience

The Nominating and Governance Committee seeks to cultivate a Board with the appropriate skill sets, balance of tenure, and diversity of experiences to discharge its responsibilities effectively. Each director possesses a unique background and, in the aggregate, we believe the Board encompasses the skills and experiences deemed important to effectively oversee our business.

This chart summarizes the key skills and experiences that the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) currently believes should be represented on the Board, as well as the number of directors who possess each skill. Also included are statistics (as of the Record Date) that underscore our commitment to refreshment and diversity, which we believe are critical elements of a strong Board.

Board Skills and Experience Business Development and M&A Corporate Governance Finance and Accounting Healthcare or Regulated Industries Global Operations Current or Former Public Company CEO Human Capital Risk Management Retail or Consumer-Facing Industries Technology or E-Commerce Average Tenure 8.4 Years Female Directors 27%

Proxy Statement	3

PROXY STATEMENT SUMMARY

Board of Directors

The Board consists of highly experienced and accomplished directors who are uniquely qualified to oversee our business. The following table provides summary information about each director nominee as of the Record Date. Each director stands for election annually. Detailed information about each director’s background, skill set, and areas of experience can be found beginning on page 12 of the Proxy Statement.

Board Member Details

Name and Principal Occupation	Age	Director Since (Calendar Year)	Other Public Boards	Independent	Committee Memberships
José E. Almeida Chairman & CEO, Baxter International Inc.	56	2017	• Baxter International Inc.	✓	• Compensation • Nominating and Governance
Janice M. Babiak Former Managing Partner, Ernst & Young LLP	60	2012	• Bank of Montreal • Euromoney Institutional Investor PLC	✓	• Audit (Chair) • Finance
David J. Brailer Chairman, Health Evolution Partners	59	2010		✓	• Audit • Finance (Chair)
William C. Foote Former Chairman and CEO, USG Corporation	67	1997		✓	• Compensation • Nominating and Governance (Chair)
Ginger L. Graham Former President and CEO, Amylin Pharmaceuticals	63	2010	• Clovis Oncology, Inc. • Genomic Health, Inc.	✓	• Audit • Nominating and Governance
John A. Lederer Senior Advisor, Sycamore Partners	63	2015	• Maple Leaf Foods • US Foods	✓	• Compensation • Finance
Dominic P. Murphy Founder and CEO, 8C Capital, LLP	51	2012		✓	• Finance
Stefano Pessina Executive Vice Chairman and CEO, Walgreens Boots Alliance, Inc.	77	2012
Leonard D. Schaeffer Judge Robert Maclay Widney Chair and Professor, Univ. of Southern California	73	2015	• scPharmaceuticals Inc.	✓	• Finance • Nominating and Governance
Nancy M. Schlichting Former CEO, Henry Ford Health System	64	2006	• Hill-Rom Holdings, Inc. • Encompass Health Corporation	✓	• Audit • Compensation (Chair)
James A. Skinner Executive Chairman, Walgreens Boots Alliance, Inc.	74	2005	• Illinois Tool Works Inc.

4	Proxy Statement

PROXY STATEMENT SUMMARY

Corporate Governance Highlights

We are committed to corporate governance policies and practices that serve the interests of our stockholders. The following table summarizes certain highlights of our governance policies and practices:

• Annual Election of All Directors	• Independent Lead Director Responsibilities
• Majority Voting for All Directors	• Regular Executive Sessions of Independent Directors
• Cumulative Voting for Election of Directors	• Annual Board and Committee Evaluation Process
• No Supermajority Voting Provisions	• Strategic and Risk Oversight by Board and Committees
• No Stockholder Rights Plan (“Poison Pill”)	• Commitment to Sustainability at the Senior Executive and Board Levels
• 3%, 3-Year Proxy Access By-law	• Stock Ownership Guidelines for Executives and Directors
• Stockholder Right to Request Special Meetings at 20%	• Policies Prohibiting Hedging and Short Sales of Stock by Executives
• Stockholder Right to Act by Written Consent	• Active Stockholder Engagement

Stockholder Engagement and Board Responsiveness

We value an open dialogue with our stockholders, and we believe that regular communication with our stockholders and other stakeholders is a critical part of enabling our long-term success. During 2018, members of our management team met with many of our stockholders. This included, in advance of the Annual Meeting, formal governance-related outreach to over 30 of our largest stockholders, representing approximately 37% of our outstanding shares as of August 31, 2018 (approximately 44% when excluding shares held by affiliates of Stefano Pessina, our Executive Vice Chairman and Chief Executive Officer).

In recent years, we have taken a number of actions, considering in part feedback received from our stockholders, to strengthen our governance and compensation programs and enhance the disclosure of our existing practices.

We amended our Corporate Governance Guidelines to update the descriptions of Board leadership roles and added provisions consistent with our commitment to Board ethics and compliance with our Code of Conduct and Business Ethics.

We amended the charter of the Audit Committee to further clarify its role in overseeing enterprise risk management and legal and compliance matters.

We amended the charter of the Nominating and Governance Committee to further clarify its role in overseeing our policies and activities regarding CSR, including with respect to sustainability and the environment.

We enhanced our disclosure of our commitment to strong CSR and sustainability practices.

We adopted a new Political Engagement and Contributions Policy and enhanced related disclosures.

We enhanced our disclosure of our executive compensation programs and practices in this Proxy Statement.

We revised our 2018 executive compensation “peer group” to increase its healthcare focus.

More information about our stockholder engagement efforts can be found in “Governance—Additional Topics of Interest—Stockholder Engagement” beginning on page 32 of this Proxy Statement.

Proxy Statement	5

PROXY STATEMENT SUMMARY

Executive Compensation Program

We have a strong pay-for-performance philosophy, which seeks to link the interests of our executives with those of our stockholders. Accordingly, we emphasize variable and performance-based compensation over fixed or guaranteed pay.

Substantially all CEO compensation is comprised of long-term, performance-based equity incentives.

Executive Participation*

	Metric	Objective	Stefano Pessina (CEO)	James Skinner (Executive Chairman)	Other Named Executive Officers

Cash	—	• Competitive fixed compensation to attract and retain talent	✗	✗	✓

Cash	Adjusted Operating Income	• Incentive to achieve strong Company performance	✗	✗	✓

50% Performance Shares	3-year Cumulative Adjusted EPS	• Rewards long-term Company performance • Links interests of the executives to the interests of stockholders through correlation with share price over time	✓	100% Restricted Stock Units ✓	✓

50% Stock Options	Stock Price		✓	• Value varies with stock price • Three year cliff vesting**	✓

* Table excludes James Kehoe, Global Chief Financial Officer, who joined the Company effective June 1, 2018. ** Also subject to first year Company performance vesting criteria.

Long-Term IncentiveAnnual IncentiveSalary

We enhance our strong pay-for-performance philosophy by implementing pay practices that we believe further align our executives’ interests with those of our stockholders.

We DO Have This Practice	We DO NOT Have This Practice
✓ Incentive award metrics that are objective and tied to key Company performance metrics	✗ Multi-year guarantees for salary increases, non-performance based bonuses, or equity compensation
✓ A majority of compensation delivered as at-risk compensation in the form of equity-based awards that are tied to stockholder return	✗ Excise tax gross-ups upon change in control for named executive officers
✓ Stock ownership guidelines	✗ Repricing of options without stockholder approval
✓ Policies prohibiting hedging and short sales of stock by executives	✗ Excessive perquisites
✓ Compensation recoupment (“clawback”) policy	✗ Excessive severance and/or change in control provisions
✓ Double-trigger change in control severance for named executive officers	✗ Payout of dividends or dividend equivalents on unearned or unvested equity
✓ Performance share awards have a three-year performance period to promote retention	✗ Excessive pension or defined benefit supplemental executive retirement plan (SERP)
✓ Market comparison of executive compensation against a relevant peer group	✗ A high percentage of fixed compensation

6	Proxy Statement

Proposal 1: Election of Directors

What am I voting on?

Stockholders are being asked to elect 11 director nominees for a one-year term.

What is the Board’s voting recommendation?

The Board recommends a vote “FOR” each of the director nominees. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

What is the required vote?

With respect to the election of directors, the number of votes “FOR” a director’s election must be a majority of the votes cast by the holders of the shares of our common stock voting in person or by proxy at the Annual Meeting with respect to that director’s election. Abstentions with respect to a director will have the same effect as a vote “AGAINST” him or her.

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated 11 directors for election at the Annual Meeting, each to hold office until our next annual meeting of stockholders and until his or her successor is duly elected and qualified or upon his or her earlier death, resignation, or removal.

All of the nominees are currently directors. Each nominee was elected to the Board by our stockholders at our 2018 annual meeting of stockholders (the “2018 Annual Meeting”) with the support of more than 96% of votes cast. All of the nominees are expected to attend the Annual Meeting.

Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Consequently, we know of no reason why any of the nominees would be unable or unwilling to serve if elected. However, if any nominee is for any reason unable or unwilling to serve, the proxyholders intend to vote all proxies received by them for any substitute nominee proposed by the Board (consistent with any applicable terms of the Shareholders’ Agreement, as defined and described further in “—Director Nomination Process—Shareholders’ Agreement” below), unless the Board instead chooses to reduce its size.

Director Nomination Process

We believe decisions regarding the structure and composition of the Board are critical to ensuring a strong Board that is best suited to guide the Company in the future. As specified in its charter, the Nominating and Governance Committee oversees our director candidate nomination process. The Nominating and Governance Committee recommends to the Board a slate of candidates for election at each annual meeting of stockholders. The Nominating and Governance Committee’s goal is to put forth a diverse slate of candidates with a combination of skills, experience, and personal qualities that will best serve the Board, the Company, and our stockholders.

The Nominating and Governance Committee considers a wide range of factors when assessing potential director nominees. This assessment includes a review of the potential nominee’s judgment, experience, independence, understanding of our business or other related industries, and such other factors as the Nominating and Governance Committee concludes are pertinent in light of the current needs of the Board. With respect to the potential re-nomination of current directors, the Nominating and Governance Committee assesses their current contributions to the Board. The Nominating and Governance Committee also evaluates whether a potential director nominee meets the qualifications required of all directors and any of the key qualifications and experience to be represented on the Board, as described further in “—Board Membership Criteria” below.

Proxy Statement	7

PROPOSAL 1: ELECTION OF DIRECTORS

The Nominating and Governance Committee assesses how each potential nominee would impact the skills and experience represented on the Board as a whole in the context of the Board’s overall composition and the current and future needs of the Company and the Board. Among other matters, the Nominating and Governance Committee considers the results of the annual evaluation of the Board and its committees, which the Nominating and Governance Committee also oversees, when assessing potential director nominees. More detail regarding this annual evaluation process can be found in “Governance—Board Evaluation and Director Peer Review Process” below.

Board Refreshment and Committee Rotation

The Board believes that refreshment, including periodic committee rotation, is important to help ensure that Board composition is aligned with the needs of the Company and the Board as our business evolves over time, and that fresh viewpoints and perspectives are regularly considered.

As part of planning for director succession, the Nominating and Governance Committee periodically engages in the consideration of potential director candidates, often with the assistance of a third-party advisor or recruitment firm. Of the Board’s nine independent directors, five have joined the Board since January 1, 2012.

The Board also believes that directors develop an understanding of the Company and an ability to work effectively as a group over time that provides significant value, and therefore a significant degree of continuity year-over-year is beneficial to stockholders and generally should be expected.

The Board does not have absolute limits on the length of time that a director may serve, but considers the tenure of directors as one of several factors in re-nomination decisions. The Board has established a retirement age of 75. Subject to our contractual obligations and applicable law, no individual is eligible for election to the Board after his or her 75th birthday unless the Nominating and Governance Committee makes a finding that the nomination of the individual is in the best interests of the Company notwithstanding the individual’s age, and the nomination is also approved by the Board.

Stefano Pessina, our Executive Vice Chairman and Chief Executive Officer, will be older than this retirement age as of the date of the Annual Meeting. However, as described further in “—Shareholders’ Agreement” below, Mr. Pessina is the contractual designee of the SP Investors (as defined below) for nomination to the Board, and the Shareholders’ Agreement (as defined below) includes a contractual waiver of any mandatory retirement age policy applicable to his service on the Board.

While the Board believes that age and tenure are important considerations in assessing Board composition, it also believes the best interests of the Company are served by being able to take advantage of all available talent. Therefore, the Board does not intend to make determinations with regard to its membership based solely on age or tenure.

Majority Voting Standard

Our by-laws state that if a nominee for director who was in office prior to the Annual Meeting is not elected and no successor is elected at such Annual Meeting, the director must promptly tender his or her resignation from the Board. Thereafter, the Nominating and Governance Committee will make a recommendation to the Board about whether to accept or reject the resignation or whether to take other action. The Board, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days from the date the election results are certified.

8	Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Stockholder-Recommended Director Candidates

Nominees may be suggested by directors, members of management, stockholders, or other third parties. Stockholders who would like the Nominating and Governance Committee to consider their recommendations for director nominees should submit their recommendations in writing by mail to Walgreens Boots Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, Illinois 60015, Attention: Corporate Secretary. The Nominating and Governance Committee considers stockholder-recommended candidates on the same basis as other suggested nominees.

Stockholder-Nominated Director Candidates (“Proxy Access”)

In October 2015, after engaging with a number of our stockholders to understand their views on the desirability of proxy access and the appropriate proxy access framework for the Company, we adopted a proxy access by-law. This by-law permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article II, Section 2.20 of our by-laws. See “Additional Information—Director Nominations for Inclusion in the Proxy Statement for the 2020 Annual Meeting” below for more information.

Stockholders, including those stockholders who are not eligible to nominate director candidates under our proxy access by-law, may also nominate director candidates in accordance with the advance notice provisions described in our by-laws. See “Additional Information—Other Proposals or Director Nominations for Presentation at the 2020 Annual Meeting” below for more information.

Shareholders’ Agreement

On August 2, 2012, in connection with Walgreens’ acquisition of 45% of Alliance Boots GmbH (“Alliance Boots”), Walgreens, Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and, inter alios, Stefano Pessina, our current Executive Vice Chairman and Chief Executive Officer (and together with certain of his affiliates, the “SP Investors”) entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”). Pursuant to the Shareholders’ Agreement, for so long as the SP Investors continue to meet certain common stock beneficial ownership thresholds and subject to certain other conditions, the SP Investors are entitled to designate a nominee for election to the Board. The SP Investors continue to meet these beneficial ownership thresholds, and Mr. Pessina is the current designee of the SP Investors. For more information about the Shareholders’ Agreement, see “Governance—Our Commitment to Strong Corporate Governance—Related Party Transactions—Shareholders’ Agreement” below.

Board Membership Criteria

Pursuant to its charter, the Nominating and Governance Committee is charged with establishing criteria to be used by the Board for selecting directors. The Nominating and Governance Committee believes there are general qualifications that all directors should exhibit and other key qualifications and experience that should be represented on the Board as a whole, but not necessarily by each director.

Proxy Statement	9

PROPOSAL 1: ELECTION OF DIRECTORS

Qualifications Required of All Directors

The Nominating and Governance Committee seeks to construct a Board consisting of directors with the following qualities:

Experience:

•	High-level leadership experience in business or administrative activities and significant accomplishments;

•	Expertise in key facets of corporate management;

•	Breadth of knowledge about issues affecting the Company; and

•	Proven ability and willingness to contribute special competencies to the Board’s activities.

Personal attributes:

•	Personal integrity;

•	Loyalty to the Company and concern for its success and welfare;

•	Willingness to apply sound and independent business judgment;

•	Awareness of a director’s vital role in good corporate governance and citizenship;

•	Willingness and energy to devote the time necessary for meetings and for consultation on relevant matters; and

•	Willingness to assume broad fiduciary responsibility and enthusiasm about the prospect of serving.

With respect to directors who are not employees of the Company (“Non-Employee Directors”), the Nominating and Governance Committee also focuses on continued independence under the listing standards of The Nasdaq Global Select Market (“Nasdaq”), transactions that may present conflicts of interest, changes in principal business activities, and overall prior contributions to the Board.

10	Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Key Qualifications and Experience to be Represented on the Board

The Board has identified key qualifications and experience that are important to be represented on the Board as a whole in light of our current business strategy and expected needs. The table below summarizes the key qualifications and experience of each nominee. This summary is not intended to be an exhaustive list of each nominee’s skills or contributions to the Board.

  Walgreens Boots Alliance, Inc. Board of Directors Expertise Analysis Matrix

Key Competencies/Experience
Business Development and M&A	●	●	●	●	●	●	●	●	●	●	●
Corporate Governance	●	●	●	●	●	●	●	●	●	●	●
Current or Former Public Company CEO	●		●	●	●	●		●	●		●
Finance and Accounting	●	●	●	●	●	●	●	●	●	●	●
Global Operations	●	●	●	●	●	●	●	●			●
Healthcare or Regulated Industries	●	●	●	●	●	●	●	●	●	●	●
Human Capital	●	●	●	●	●	●	●	●	●	●	●
Retail or Consumer-Facing Industries		●				●		●	●	●	●
Risk Management	●	●	●	●					●	●	●
Technology or E-commerce		●	●						●

Jose E. Almeida Janice M. Babiak David J. Brailer William C. Foote Ginger L. Graham John A. Lederer Dominic P. Murphy Stefano Pessina Leonard D. Schaeffer Nancy M. Schlichting James A. Skinner

Consideration of Diversity

The Nominating and Governance Committee also assesses whether the group of nominees is comprised of individuals with a diversity of perspectives, backgrounds, and professional experiences that would best serve the Board, the Company, and our stockholders. The Board, in accordance with our Corporate Governance Guidelines (the “Corporate Governance Guidelines”), considers diversity in broad terms, including consideration of competencies, experience, geography, gender, ethnicity, race, and age, with the goal of obtaining diverse perspectives, backgrounds, and professional experiences.

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PROPOSAL 1: ELECTION OF DIRECTORS

2019 Director Nominees

Our by-laws provide that the number of directors shall be determined by the Board, which has currently set the number at 11. The Board reserves the right to increase or decrease its size at any time.

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated each of the following 11 nominees for election at the Annual Meeting. All of the nominees, other than Messrs. Pessina and Skinner, are independent under Nasdaq listing standards. See “Governance—Director Independence” below for more information.

The Board believes that each nominee has the skills, experience, and personal qualities the Board seeks in its directors, and that the combination of these nominees creates an effective and well-functioning Board, with a diversity of perspectives, backgrounds, and professional experiences that best serves the Board, the Company, and our stockholders.

Included in each director nominee’s biography is a description of select key qualifications and experience that led the Board to conclude that each nominee is qualified to serve as a member of the Board. All biographical information below is as of the Record Date.

José E. Almeida Director since: April 2017 Age: 56 Independent Committee Memberships: • Compensation • Nominating and Governance Other Public Company Boards: • Baxter International Inc.

Mr. Almeida has served as the Chairman of the Board and Chief Executive Officer of Baxter International Inc. (Baxter), a global medical device company, since January 2016. He began serving as an executive officer of Baxter in October 2015, having served as Senior Advisor with The Carlyle Group, a global alternative asset manager, from May 2015 to October 2015. He served as the Chairman, President and Chief Executive Officer of Covidien plc (Covidien), a global healthcare products company, from March 2012 to January 2015 prior to Medtronic Inc.’s acquisition of Covidien; and as President and Chief Executive Officer of Covidien from July 2011 to March 2012. He served in several executive roles at Covidien (formerly Tyco Healthcare) between April 2004 and June 2011. Mr. Almeida served on the board of directors of State Street Corporation from October 2013 to November 2015; Analog Devices, Inc. from December 2014 to November 2015; and EMC Corporation from January 2015 to November 2015.

Key Qualifications and Experience

Mr. Almeida has substantial knowledge of the healthcare industry and considerable expertise in leading complex, highly-regulated global organizations, primarily as a result of his roles at Baxter and Covidien. As a native of Brazil, Mr. Almeida brings a diverse perspective alongside his significant international business experience. With his experience as a director of several large, publicly-traded companies, he has an extensive background in public company governance and has dealt with a wide range of issues, including risk management, talent development, executive compensation, and succession planning.

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PROPOSAL 1: ELECTION OF DIRECTORS

Janice M. Babiak Director since: April 2012 Age: 60 Independent Committee Memberships: • Audit (Chair) • Finance Other Public Company Boards: • Bank of Montreal • Euromoney Institutional Investor PLC

Ms. Babiak is a former Managing Partner at Ernst & Young LLP (EY), where she held a variety of roles with the firm in the U.S. and the United Kingdom from 1982 to 2009. After joining the firm’s audit practice in 1982 specializing in the audit of information systems, she was a founder of EY’s technology security and risk services practice in 1996, building and leading cyber and IT security, data analytics, and technology risk practices in the Northern Europe, Middle East and India and Africa (NEMIA) region. She served as a Board Member and Managing Partner of Regulatory & Public Policy for the NEMIA region from July 2006 to July 2008, and as a founder and Global Leader of EY’s Climate Change and Sustainability Services practice from July 2008 to December 2009. Ms. Babiak has served on the board of directors of Bank of Montreal since October 2012 and on the board of directors of Euromoney Institutional Investor PLC, an international business-information group listed on the London Stock Exchange, since December 2017. Previously, she served as a non-executive director of Royal Mail Holdings plc from March 2013 to April 2014 as it transitioned from government ownership to a FTSE 100-listed company; Experian plc from April 2014 to January 2016; and Logica plc from January 2010 until its sale in August 2012. She is a U.S.-qualified Certified Public Accountant (CPA), Certified Information Systems Auditor (CISA), and Certified Information Security Manager (CISM). She is also a Chartered Accountant (FCA), and a member of the Institute of Chartered Accountants in England and Wales (ICAEW), of which she has served as a Council Member since 2011.

Key Qualifications and Experience

Ms. Babiak brings to the Board her general management expertise and depth of experience in the areas of audit, accounting, and finance, through her experience as a Council Member of the ICAEW and as a managing partner at EY, including service as partner for a number of retail and healthcare-related industry clients. With her extensive accounting knowledge and experience, she is highly qualified to serve as the chair of the Audit Committee of the Board (the “Audit Committee”) and as a member of the Finance Committee of the Board (the “Finance Committee”). Through her career experience and current CISM and CISA qualifications, she provides the Board with meaningful insight and knowledge related to information technology, cybersecurity best practices, and the relationship between information security programs and broader business goals and objectives. Her international experience, leadership in the areas of climate change and sustainability, and experience working with and serving on the audit committees of other publicly-traded companies further contribute to the perspective and judgment that she brings to service on the Board.

David J. Brailer, MD, PhD Director since: October 2010 Age: 59 Independent Committee Memberships: • Audit • Finance (Chair)

Dr. Brailer has served as the Chairman of Health Evolution Partners, a private equity firm focused on the healthcare industry, since 2006. He served as National Coordinator for Health Information Technology within the Department of Health and Human Services of the U.S. federal government from May 2004 to April 2006. He was a Senior Fellow at the Health Technology Center from 2002 to 2004. Previously, he served as Chairman and Chief Executive Officer and a director of CareScience, Inc., a provider of care management services and Internet-based healthcare solutions, from 1992 to 2002. Prior to that, he was Adjunct Assistant Professor of Health Care Systems at The Wharton School of Business at the University of Pennsylvania. He has also served on the boards of directors of a number of privately-held companies in the healthcare industry.

Key Qualifications and Experience

With his experience as Chairman and Chief Executive Officer of CareScience, Inc. for more than ten years and his subsequent experience with the U.S. federal government, where he was commonly referred to as the “health information technology czar,” Dr. Brailer provides the Board with strong technology experience coupled with business leadership and expertise. In addition, he brings to the Board insight and knowledge of investment and market conditions in the healthcare industry.

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PROPOSAL 1: ELECTION OF DIRECTORS

William C. Foote Director since: January 1997 Age: 67 Lead Independent Director Committee Memberships: • Compensation • Nominating and Governance (Chair)

Mr. Foote currently serves as an independent business advisor and has served as our Lead Independent Director since January 2015. Previously, he served USG Corporation, a manufacturer and distributor of building materials, as its Chairman of the Board (from April 1996 to December 2011), Chief Executive Officer (from January 1996 to December 2010), and President (from September 1999 to January 2006). He also serves as a trustee of Williams College. Mr. Foote is the former Chairman of the Board of The Federal Reserve Bank of Chicago and is a life trustee of Northwestern Memorial HealthCare.

Key Qualifications and Experience

With many roles as a corporate director over the years and his experience as Chairman and Chief Executive Officer of USG Corporation, Mr. Foote provides the Board with strong business leadership, expertise in strategy formulation, financial acumen, management development and succession planning, and substantial experience with respect to corporate governance matters. These roles, in addition to his service as Chairman of The Federal Reserve Bank of Chicago, enable him to provide valuable insights and perspectives with regard to business and market conditions. In addition, he brings strength in the area of corporate governance to his role as chair of the Nominating and Governance Committee.

Ginger L. Graham Director since: April 2010 Age: 63 Independent Committee Memberships: • Audit • Nominating and Governance Other Public Company Boards: • Clovis Oncology, Inc. • Genomic Health, Inc.

Ms. Graham is the former President and Chief Executive Officer of Two Trees Consulting, Inc., a healthcare and executive leadership consulting firm, where she served from November 2007 to December 2016. She previously served as Senior Lecturer at Harvard Business School from October 2009 to June 2012. She also previously served as President (from September 2003 to June 2006) and Chief Executive Officer (from September 2003 to March 2007) of Amylin Pharmaceuticals, a biopharmaceutical company, where she also served as a director from 1995 to 2009. From 1994 to 2003, she held various positions at Guidant Corporation, a cardiovascular medical device manufacturer, including Group Chairman, Office of the President, President of the Vascular Intervention Group, and Vice President. Ms. Graham has served on the board of directors of Genomic Health, Inc. since 2008 and the board of directors of Clovis Oncology, Inc. since 2013. She also serves on the board of directors of a number of privately-held companies.

Key Qualifications and Experience

Ms. Graham brings to the Board her extensive experience in senior management and leadership roles in the healthcare industry, including experience leading companies in drug, device, and product development and commercialization. The Board values her insight and experience, including her service on the faculty of Harvard Business School where she taught classes in entrepreneurship. She also brings to her service on the Board valuable experience as a director of publicly- and privately-held life sciences companies and as a consultant to healthcare companies regarding strategy, leadership, team building, and capability building.

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PROPOSAL 1: ELECTION OF DIRECTORS

John A. Lederer Director since: April 2015 Age: 63 Independent Committee Memberships: • Compensation • Finance Other Public Company Boards: • Maple Leaf Foods • US Foods

Mr. Lederer has served as a Senior Advisor to Sycamore Partners, a private equity firm, since September 2017. Since September 2017, he has also served as the Executive Chairman of privately-held Staples, Inc. (and its newly formed and independent U.S. and Canadian retail businesses), a leading provider of office products and services to business customers, which was acquired by Sycamore Partners in 2017. From 2010 to 2015, he served as the President and Chief Executive Officer of US Foods, a leading food service distributor in the U.S. From 2008 to 2010, he served as the Chairman of the Board and Chief Executive Officer of Duane Reade, a New York-based pharmacy retailer, which was acquired by Walgreens in 2010. Prior to Duane Reade, he spent 30 years at Loblaw Companies Limited, Canada’s largest grocery retailer and wholesale food distributor, where he served in a number of leadership roles including as its President from 2000 to 2006. Mr. Lederer has served on the board of directors of US Foods since 2010 and on the board of directors of Maple Leaf Foods since 2016. He served on the board of directors of Restaurant Brands International from 2014 until 2016 and as a director of Tim Hortons Inc. from 2007 until 2014, when it was acquired by Restaurant Brands International.

Key Qualifications and Experience

Mr. Lederer brings to the Board significant management and business experience in the retail and healthcare industries as a result of his experience as Chief Executive Officer of a retail pharmacy. The Board values his understanding of the business operations of and issues facing large retail companies, including in the areas of marketing, merchandising, and supply chain logistics. Mr. Lederer also has extensive experience with respect to mergers & acquisitions and other corporate development activities. His prior and current service as a director of several public companies also provides him with insight into public company operations, including with respect to talent development, executive compensation, and succession planning.

Dominic P. Murphy Director since: August 2012 Age: 51 Independent Committee Memberships: • Finance

Mr. Murphy is the Founder & CEO of 8C Capital LLP, a private investment firm. From 2005 until 2017, he was a Partner at KKR, where he was responsible for the development of the firm’s activities in the United Kingdom and Ireland, served as the head of its healthcare industry team in Europe, and served as a member of the firm’s European investment and portfolio management committees. He was formerly a Partner at Cinven, a European-based private equity firm, from 1996 to 2004 and was an investment manager with 3i Group plc, an international investment management firm, from 1994 to 1996. From 2007 until 2015, Mr. Murphy served on the board of directors of Alliance Boots and certain of its affiliates. He serves on the board of directors of The Hut Group Limited, a privately-held company.

Key Qualifications and Experience

Mr. Murphy brings to the Board his considerable international business experience gained through his prior role in KKR-related private equity investments. The Board values his insights and experience, including his substantial mergers & acquisitions, corporate finance, and retail and healthcare industry experience, as well as his in-depth familiarity with many of the markets in which we operate. He also brings valuable insights gained from his experience serving as a director of publicly- and privately-held healthcare companies.

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PROPOSAL 1: ELECTION OF DIRECTORS

Stefano Pessina Director since: August 2012 Age: 77 Executive Vice Chairman

Mr. Pessina has served as our Executive Vice Chairman since January 2015 and as our Chief Executive Officer since July 2015, having served as our Acting Chief Executive Officer from January 2015 to July 2015. Previously, he served as Executive Chairman of Alliance Boots from July 2007 to December 2014. Prior to that, he served as Executive Deputy Chairman of Alliance Boots. Prior to the merger of Alliance UniChem and Boots Group, he was the Executive Deputy Chairman of Alliance UniChem, previously having served as its Chief Executive Officer for three years through December 2004. He was appointed to the board of directors of Alliance UniChem in 1997 when UniChem merged with Alliance Santé, the Franco-Italian pharmaceutical wholesale group he established in Italy in 1977. Mr. Pessina served on the board of directors of Galenica AG, a publicly-traded Swiss healthcare group, from 2000 to 2017. He serves on the board of directors of a number of privately-held companies.

Key Qualifications and Experience

As our Chief Executive Officer, Mr. Pessina leads our senior management team and brings to the Board an in-depth knowledge of the Company, including through his prior service as Executive Chairman of Alliance Boots, as well as the retail and healthcare industries. His substantial international business experience and business acumen provide the Board with valued strategic, financial, and operational insights and perspectives. The Board also values his significant mergers & acquisitions experience as well as his experience serving on the boards of directors of numerous publicly- and privately-held healthcare and retail companies. He brings valued perspective and judgment to the Board’s discussions regarding our competitive landscape and strategic opportunities and challenges.

Leonard D. Schaeffer Director since: May 2015 Age: 73 Independent Committee Memberships: • Finance • Nominating and Governance Other Public Company Boards: • scPharmaceuticals Inc.

Mr. Schaeffer has served as the Judge Robert Maclay Widney Chair and Professor at the University of Southern California since 2008. He has also served as a senior advisor to TPG Capital, a private investment firm, since 2006. He also serves as a consultant to health care companies. From 2007 to 2011, he served as the Chairman of the Board of Surgical Care Affiliates, LLC. He formerly served as the Chairman of the Board of WellPoint, Inc. (now Anthem, Inc.), then the largest health insurance company in the U.S., from 2004 to 2005; Chairman and Chief Executive Officer of WellPoint Health Networks Inc. from 1992 to 2004; and Chairman and Chief Executive Officer of Blue Cross of California. Earlier in his career, he worked for the federal government as Administrator of the Health Care Financing Administration (now the Centers for Medicare and Medicaid Services) in the U.S. Department of Health and Human Services, with responsibility for the federal Medicare and Medicaid programs. Since 2014, Mr. Schaeffer has served on the board of directors of scPharmaceuticals Inc., which completed its initial public offering in November 2017; and he served on the board of directors of Amgen, Inc. from 2004 to 2013 and IQVIA Holdings Inc. (formerly, Quintiles IMS Holdings, Inc.) from 2008 to 2016. He also serves on the board of directors of the Brookings Institution, the RAND Corporation and the University of Southern California, as well as on the Board of Fellows of Harvard Medical School. He is a member of the National Academy of Medicine of the National Academies.

Key Qualifications and Experience

Mr. Schaeffer brings to the Board considerable experience in healthcare and health insurance, including his experience as former Chairman of WellPoint, Inc. and Chairman and Chief Executive Officer of WellPoint Health Networks Inc. and Blue Cross of California. His over 40 years of experience in health insurance, healthcare policy, and government-funded healthcare programs provide him with valuable perspectives on the overall healthcare industry. Further, his current and former service as a director of other public companies in the healthcare industries provides him with additional perspective on the issues facing public companies in the markets in which we operate.

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PROPOSAL 1: ELECTION OF DIRECTORS

Nancy M. Schlichting Director since: October 2006 Age: 64 Independent Committee Memberships: • Audit • Compensation (Chair)

Ms. Schlichting is the former Chief Executive Officer of the Henry Ford Health System, a leading hospital network and healthcare and medical services provider, having served in that role from June 2003 to December 2016. She was Executive Vice President of the Henry Ford Health System from June 1999 to June 2003, and President and Chief Executive Officer of Henry Ford Hospital from August 2001 to June 2003. Ms. Schlichting has served on the board of directors of Hill-Rom Holdings, Inc. since March 2017 and on the board of directors of Encompass Health Corporation (formerly, HealthSouth Corporation) since December 2017. She also serves on the board of directors of The Kresge Foundation and several other non-profit organizations.

Key Qualifications and Experience

As a result of her leadership of hospitals and health systems, Ms. Schlichting brings to her service on the Board a deep knowledge and understanding of the healthcare industry. The Board highly values her experience and insights gained at Henry Ford Health System, where she was responsible for the strategic and operational performance of a leading integrated health system, including an academic medical center, community hospitals, a health plan, a multi-specialty medical group, and an ambulatory and health retail network.

Other Public Company Boards: • Hill-Rom Holdings, Inc. • Encompass Health Corporation

James A. Skinner Director since: July 2005 Age: 74 Executive Chairman Other Public Company Boards: • Illinois Tool Works Inc.

Mr. Skinner has served as Executive Chairman of the Board since January 2015, having served as non-executive Chairman from July 2012 to January 2015. He previously served McDonald’s Corporation as its Vice Chairman (from January 2003 to June 2012), its Chief Executive Officer (from November 2004 to June 2012), and as a director (from 2004 to 2012). Mr. Skinner has served on the board of directors of Illinois Tool Works Inc. since 2005 (and currently serves as their lead director), and he also serves as a trustee of the Ronald McDonald House Charities, a non-profit organization. He served on the board of directors of HP Inc. (f/k/a Hewlett-Packard Company) from 2013 to 2015.

Key Qualifications and Experience

Mr. Skinner’s prior experience serving in a range of management positions, including as the Chief Executive Officer for more than seven years of McDonald’s Corporation, one of the largest global companies, provides him with great breadth and depth of understanding of the strategic, operational, financial, and human capital issues facing companies. It also gives him valuable insights and perspectives with respect to our retail and consumer-facing operations. His extensive public company directorship experience provides him with valuable perspective on corporate responsibility and governance matters and enables him to draw on various viewpoints in his service on the Board.

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Governance

Our Commitment to Strong Corporate Governance

The Board believes that a commitment to strong corporate governance standards is an essential element of enhancing long-term stockholder value in a sustainable manner. The Board believes that its commitment to good governance is demonstrated in part by the following practices:

• Annual Election of All Directors	• Independent Lead Director Responsibilities
• Majority Voting for All Directors	• Regular Executive Sessions of Independent Directors
• Cumulative Voting for Election of Directors	• Annual Board and Committee Evaluation Process
• No Supermajority Voting Provisions	• Strategic and Risk Oversight by Board and Committees
• No Stockholder Rights Plan (“Poison Pill”)	• Commitment to Sustainability at the Senior Executive and Board Levels
• 3%, 3-Year Proxy Access By-law	• Stock Ownership Guidelines for Executives and Directors
• Stockholder Right to Request Special Meetings at 20%	• Policies Prohibiting Hedging and Short Sales of Stock by Executives
• Stockholder Right to Act by Written Consent	• Active Stockholder Engagement

On the recommendation of the Nominating and Governance Committee, the Board adopted the Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities on behalf of the Company and our stockholders. The Corporate Governance Guidelines are intended to provide guidance as a component of the flexible framework within which the Board, assisted by its committees, oversees and directs the affairs of the Company. The Corporate Governance Guidelines establish policies and practices with respect to numerous areas of Board operations and responsibilities, including in the areas of Board structure and leadership and director independence. The Board periodically reviews the Corporate Governance Guidelines and updates them in response to changing regulatory requirements and evolving best practices. A copy of the Corporate Governance Guidelines can be found at http://investor.walgreensbootsalliance.com/corporate-governance.cfm.

Board Leadership Structure

The Board selects a Chairman from among its members annually following the election of Board members. Our by-laws provide that the Chairman of the Board may, but need not, be the Chief Executive Officer.

Currently, the roles of Chairman of the Board and the Chief Executive Officer are held by different persons. James A. Skinner serves as the Executive Chairman of the Board, and Stefano Pessina serves as our Chief Executive Officer.

The Corporate Governance Guidelines state that if the Chairman of the Board is the Chief Executive Officer or another director who does not qualify as independent, then the independent directors will select a Lead Independent Director to help ensure robust independent leadership on the Board. William C. Foote was selected by the independent directors to serve as Lead Independent Director.

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GOVERNANCE

As Lead Independent Director, Mr. Foote’s responsibilities include:

•	Presiding at all meetings of the independent directors and all meetings of the Board at which the Chairman of the Board is not present;

•	Encouraging and facilitating the active participation of all directors;

•

Serving as a communication facilitator between the Chief Executive Officer and other members of senior management, on the one hand, and the independent and non-management directors, on the other hand (without inhibiting direct communication between senior management and other directors), and between individual directors and the Board, including by:

-	providing the Chief Executive Officer and other members of senior management with feedback as determined in executive sessions;

-

being available to discuss with independent and non-management directors any concerns they may have and, as appropriate, relaying those concerns to the full Board and/or the Chief Executive Officer or other members of senior management; and

-	being a sounding board and advisor to the Chief Executive Officer and/or other members of senior management regarding his or her concerns and those of the independent directors;

•

Approving, in consultation with the Chairman of the Board and other members of senior management to the extent practicable, the information to be provided to the Board in preparation for and at Board meetings, and consulting with directors as to their information needs;

•	Approving Board meeting agendas after conferring with the Chairman of the Board, as appropriate, including adding agenda items in his discretion;

•	Approving Board meeting schedules to help ensure that there is sufficient time for discussion of all agenda items;

•	Calling meetings of the independent directors in his sole discretion, as and when required;

•	Leading the Board’s annual evaluation of the Chairman of the Board and Chief Executive Officer;

•	Making himself available to advise the committee chairs in fulfilling their designated roles and responsibilities to the Board;

•	Upon the reasonable request of a major stockholder, making himself available for consultation and direct communication with such stockholder where appropriate; and

•	Performing such other functions as the Board or other directors may request.

The Board believes that this structure is optimal at this time because it allows Mr. Pessina to focus on leading our business and operations. At the same time, Mr. Skinner can focus on leadership of the Board, including calling and presiding over its meetings and preparing meeting agendas in collaboration with Messrs. Pessina and Foote, while working collaboratively with senior management. Similarly, Mr. Foote can lead executive sessions of the independent directors, serve as a liaison and supplemental channel of communication between independent directors and Messrs. Skinner and Pessina, and serve as a sounding board and advisor to Messrs. Skinner and Pessina.

Director Independence

Under the Corporate Governance Guidelines, the Board must consist of a substantial majority (at least two-thirds) of independent directors. In making independence determinations, the Board will consider all relevant facts and circumstances and observe all applicable requirements, including the relevant listing standards established by Nasdaq.

To be considered “independent” for these purposes, (a) the director must meet the bright-line independence standards under Nasdaq listing standards, and (b) the Board must affirmatively determine that the director otherwise has no material

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GOVERNANCE

relationship with the Company, either as a director or as an officer, stockholder, or partner of an organization that has a relationship with the Company. In each case, the Board shall broadly consider all relevant facts and circumstances.

To aid in the director independence assessment process, the Board has adopted categorical standards that identify categories of relationships that the Board has determined would not affect a director’s independence. These categorical standards, which are part of the Corporate Governance Guidelines, stipulate that the following will not be considered material relationships that would impair a director’s independence:

Immaterial Sales/Purchases

At the time of the independence determination, the director is an executive officer or employee, or an immediate family member of such director is an executive officer, of another organization that does business with us and the sales by that organization to us, or purchases by that organization from us, in any single fiscal year during the evaluation period, are less than the greater of (i) $200,000 or (ii) 5% of the annual revenues of that organization. For the avoidance of doubt, payments arising solely from investments in our securities are not included in received payments for this purpose.

Immaterial Indebtedness

At the time of the independence determination, the director is an executive officer or employee, or an immediate family member of such director is an executive officer, of another organization that is indebted to us, or to which we are indebted, and the total amount of either entity’s indebtedness to the other at the end of the last completed fiscal year is less than 5% of the other entity’s total consolidated assets.

Immaterial Charitable Donations

At the time of the independence determination, the director serves as an executive officer, director, or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than the greater of (i) $200,000 or (ii) 5% of that organization’s annual consolidated gross revenues during its last completed fiscal year. Our automatic matching of employee charitable contributions will not be included in the amount of our contributions for this purpose.

The Board, through the Nominating and Governance Committee, annually reviews all relevant relationships of each director to determine whether such director meets the categorical standards described above. Where an organization does not publish its financial information, the Board will make a good faith determination of whether the amounts exceed any of the thresholds set forth above. The Board may determine that a director who has a relationship that exceeds the limits described in the categorical standards (to the extent that any such relationship would not constitute a bar to independence under Nasdaq listing standards) is nonetheless independent.

Dominic P. Murphy

As previously disclosed, prior to October 2017, the Board did not determine that Dominic P. Murphy was independent because (a) Mr. Murphy previously served as a Partner at KKR, and (b) at times during his service, KKR was a significant investor in Alliance Boots and was a party to Walgreens’ acquisition of a 45% interest in Alliance Boots on August 2, 2012 and Walgreens’ subsequent acquisition of the remaining 55% interest on December 31, 2014 (the “Second Step Transaction”).

On August 1, 2016, KKR and its affiliates no longer met the beneficial ownership thresholds under the Shareholders’ Agreement entitling them to designate a nominee for election to the Board, and consequently this right terminated. Furthermore, on November 1, 2016, KKR sold the remaining shares of our common stock that it acquired as part of the foregoing transactions.

On June 30, 2017, Mr. Murphy resigned as a Partner of KKR. While Mr. Murphy or his affiliates may continue to hold economic interests in KKR funds or other affiliates acquired during his prior employment with KKR, he no longer has any right to control or direct the affairs of KKR, including with respect to its investment decisions and management of its portfolio companies.

The Board considered all of these changes in circumstances as part of its annual director independence review. Based on this, and such other facts and circumstances as it deemed appropriate (including representations made by Mr. Murphy and

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advice of legal counsel), the Board has determined that there are no continuing relationships that would interfere with Mr. Murphy’s exercise of independent judgment. Consequently, the Board has determined that Mr. Murphy is now an independent director under Nasdaq listing standards.

Independence Determination

As a result of its annual review, the Board has determined that none of the following director nominees has a material relationship with the Company and, as a result, the following director nominees are independent: José E. Almeida, Janice M. Babiak, David J. Brailer, William C. Foote, Ginger L. Graham, John A. Lederer, Dominic P. Murphy, Leonard D. Schaeffer, and Nancy M. Schlichting.

James A. Skinner, the Executive Chairman of the Board, has served in an executive capacity since January 2015 and therefore is not an independent director. Stefano Pessina, the Executive Vice Chairman of the Board and our Chief Executive Officer, is also not an independent director.

Each member of the Audit Committee, the Compensation Committee of the Board (the “Compensation Committee”), and the Nominating and Governance Committee is required to be independent in accordance with applicable rules and regulations. The Board has determined that each member of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee is independent as defined in our independence standards, the rules of the Securities and Exchange Commission (the “SEC”), and applicable stock exchange listing standards.

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GOVERNANCE

The table below summarizes the relationships that were considered in connection with the independence determinations. None of the transactions described below were considered material relationships that impacted the applicable director’s independence.

Director	Categorical Standard	Description of Relationship
José E. Almeida	Immaterial Sales/Purchases

The Board examined the Company’s relationship with Baxter International Inc., of which Mr. Almeida is the Chairman and Chief Executive Officer and Ortho-Clinical Diagnostics, Inc., of which Mr. Almeida is a director. The Board determined that these relationships were not material since (i) the amounts involved did not exceed the categorical standards adopted by the Board; and (ii) the payments made and received were for various products and services in the ordinary course of business.

Janice M. Babiak	Immaterial Sales/Purchases

The Board examined the Company’s relationship with Bank of Montreal and GlobalLogic, of which Ms. Babiak is a director, and Institute of Chartered Accountants in England and Wales, of which Ms. Babiak is a Council Member. The Board determined that these relationships were not material since (i) the amounts involved did not exceed the categorical standards adopted by the Board; and (ii) the payments made and received were for various products and services in the ordinary course of business.

David J. Brailer	Immaterial Sales/Purchases

The Board examined the Company’s relationship with Health Evolution Partners, of which Dr. Brailer is the Chairman, and CenseoHealth, of which Dr. Brailer was a director during 2018. The Board determined that these relationships were not material since (i) the amounts involved did not exceed the categorical standards adopted by the Board; and (ii) the payments made and received were for various products and services in the ordinary course of business.

William C. Foote	Immaterial Sales/Purchases

The Board examined the Company’s relationship with Northwestern Memorial HealthCare, of which Mr. Foote is a Life Trustee, and its affiliates. The Board determined that this relationship was not material since (i) the amounts involved did not exceed the categorical standards adopted by the Board; and (ii) the payments made and received were for various products and services in the ordinary course of business.

John A. Lederer	Immaterial Sales/Purchases

The Board examined the Company’s relationship with Staples, Inc., of which Mr. Lederer is the Executive Chairman, and its affiliates, and US Foods, of which he is a director. The Board determined that these relationships were not material since (i) the amounts involved did not exceed the categorical standards adopted by the Board; and (ii) the payments made were for various products and services in the ordinary course of business.

Dominic P. Murphy		See “—Dominic P. Murphy” above.
Leonard D. Schaeffer	Immaterial Sales/Purchases Immaterial Charitable Donations

The Board examined the Company’s relationship with the University of Southern California, of which Mr. Schaeffer serves on the Board of Trustees. The Board determined that this relationship was not material since (i) the amounts involved did not exceed the categorical standards adopted by the Board; (ii) the payments made and received were for various products and services in the ordinary course of business or were made as a charitable donation.

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Related Party Transactions

The Board has adopted a written policy for the review of certain related party transactions, including those that are required to be disclosed in this Proxy Statement. For purposes of this policy, a “related party transaction” includes, subject to certain exceptions, a transaction (or series of transactions) in which (i) the Company or any of its subsidiaries is or will be a participant, (ii) the aggregate amount involved will exceed, or may be reasonably expected to exceed, $120,000 in any fiscal year, and (iii) any related person has or will have a direct or indirect material interest. The policy defines a “related person” to include any of our directors, director nominees, or executive officers; a holder of more than 5% of our common stock; and immediate family members of any of the foregoing.

Pursuant to this policy, all such related party transactions must be reviewed and approved or ratified by the Nominating and Governance Committee. In the event that a member of the Nominating and Governance Committee has an interest in a related party transaction, the transaction must be approved or ratified by the disinterested members of the Nominating and Governance Committee. In deciding whether to approve or ratify a related party transaction, the Nominating and Governance Committee considers, among other factors:

•	The purpose of, and the potential benefits to the Company of, the transaction;

•	The extent of the related party’s interest in the transaction;

•	Whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	Whether the transaction would impair the independence of a Non-Employee Director; and

•

Whether the transaction would present an improper conflict of interest for any of our directors, director nominees or executive officers, taking into account the size of the transaction, the overall financial position of the applicable related person, the direct or indirect nature of the applicable related person’s interest in the transaction, and the ongoing nature of any proposed relationship.

Shareholders’ Agreement

Pursuant to the Shareholders’ Agreement, for so long as the SP Investors meet certain common stock beneficial ownership thresholds, and subject to certain other conditions, the SP Investors are entitled to designate a nominee for election to the Board. Mr. Pessina is the current designee of the SP Investors.

The Shareholders’ Agreement also includes, among other things, registration rights, standstill provisions, and restrictions on the SP Investors’ ability to dispose of shares of our common stock or to acquire additional shares of our common stock.

Transactions with Alliance Healthcare Italia S.p.A. and its Affiliates

From time to time, we or our subsidiaries have entered into, or may be deemed to have entered into by virtue of our acquisition of Alliance Boots, certain equity-related transactions and agreements with affiliates of Stefano Pessina, our Executive Vice Chairman and Chief Executive Officer, a director of the Company, and an indirect holder of more than 5% of our common stock. Alliance Healthcare Italia SpA (“AHI”) is an entity indirectly owned and controlled by Stefano Pessina, in which the Company has an indirect 9% interest.

On January 1, 2015, WBAD Holdings Limited (“WBAD Holdings”), our wholly-owned subsidiary, transferred 320 common shares of Walgreens Boots Alliance Development GmbH (“WBAD”), our global sourcing enterprise, to a subsidiary of AHI, Alliance Healthcare Italia Distribuzione S.p.A. (“AHID”), in exchange for 32,000 Swiss francs. WBAD Holdings retained the remainder of the equity interests in WBAD, which consist of 6,000 preferred shares. In August 2018, all of the preferred shares of WBAD were transferred to our wholly-owned subsidiary, WBAD Holdings 2 Limited (“WBAD Holdings 2”). As the holder of common shares, AHID is only entitled to its pro rata share (approximately 5%) of any dividends paid by WBAD in excess of $3 billion per annum. Upon the liquidation of WBAD, AHID is entitled to receive its pro rata share (approximately

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5%) of 10% of the net proceeds of such liquidation. Under certain circumstances, AHID has the right to put, and WBAD Holdings 2 has the right to call, the common shares of WBAD held by AHID for a purchase price of $100,000.

In August 2017, a dividend was declared by an affiliate of AHI to its shareholders. Our pro rata portion of the dividend for our 9% interest in the affiliate, which was paid during 2018, was approximately $967,000.

Certain of our executive officers or other employees may provide services to AHI and its affiliates; and AHI and its affiliates may provide services to us and our subsidiaries. Furthermore, we and our subsidiaries may sell products to AHI and its affiliates, and AHI and its affiliates may sell products to us and our subsidiaries. These services and products are procured on an arm’s-length basis pursuant to written agreements between the relevant parties.

In 2018, following partial de-regulation of the Italian pharmacy market, the agreement pursuant to which services are provided on an arm’s length basis was amended to allow additional retail advisory and related services to be provided to AHI to facilitate AHI’s intention to conduct a trial of Boots-branded stores in Italy, to assist with the possible roll out of further Boots branded stores (subject to the success of the pilot stores), and to make certain other changes to the agreement. Further, a distribution agreement was entered into between a subsidiary of the Company and AHI, which replaced previous distribution agreements between the parties and which allows AHI to purchase products on an arm’s length basis for sale in Boots branded stores in Italy. Pursuant to licences entered into between Alliance Boots and AHI prior to the acquisition of Alliance Boots by Walgreens in December 2014, and a store operations agreement entered into in 2018, AHI was granted the right to use certain trademarks and other intellectual property in the promotion, advertisement and sale of certain products in accordance with such agreements.

In 2018, pursuant to the agreements described above, the Company and its subsidiaries provided products and services valued at $2.93 million to AHI and its affiliates, of which payment of $2.08 million remained due at the end of 2018, which amount was subsequently paid.

In 2018, AHI and its affiliates provided services and products valued at $8.657 million to subsidiaries of the Company on an arm’s length basis, of which payment of $0.94 million remained due at the end of 2018, which amount was subsequently paid. The increase in value of the products and services provided by AHI to subsidiaries of the Company compared to the prior year was principally due to a change in the sourcing of certain product which previously was purchased through a third party intermediary and now is purchased directly from AHI on an arm’s length basis.

Other Relationships and Transactions

Mr. Pessina and Ms. Barra are partners and share a private residence. As noted in “Executive Compensation—Compensation Discussion and Analysis” below, Ms. Barra reports to James A. Skinner, the Executive Chairman of the Board, and Mr. Skinner is the only member of management who makes recommendations concerning Ms. Barra’s compensation to the Compensation Committee. For a description of Ms. Barra’s 2018 compensation and benefits, see “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Executive Compensation Tables and Supporting Information” below.

Mr. Pessina has two children employed by the Company in non-executive officer capacities. Jacopo Pessina serves as Director, M&A and Healthcare Innovation—International and Elena Pessina serves as Head of International Coordination, Agency Operations. Each received total compensation in 2018 of more than $120,000, and the compensation of each is comparable to other Company employees at a similar level.

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Board Meetings and Attendance

During 2018, the Board held 7 meetings. In 2018, all directors attended more than 75% of the total number of Board and applicable committee meetings held during the period that such director served.

We encourage our directors to attend each annual meeting of stockholders. All of our directors attended the 2018 Annual Meeting.

Our independent directors hold regularly-scheduled executive sessions without our management present. These executive sessions of independent directors are chaired by our Lead Independent Director. The independent directors met in executive session at all of the regularly-scheduled quarterly Board meetings held in 2018.

Board Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Governance Committee.

Audit Committee Number of Meetings in 2018: 8 Committee Members: Janice M. Babiak (Chair) David J. Brailer Ginger L. Graham Nancy M. Schlichting

Key Responsibilities:

•  Selecting our independent registered public accounting firm and reviewing its performance;

•  Reviewing and discussing with our management and independent registered public accounting firm our financial statements;

•  Reviewing and overseeing the design and operation of our internal accounting controls;

•  Reviewing our enterprise risk assessment and key enterprise risks, including major financial risks as well as information security and technology risks (including cybersecurity);

•  Reviewing the overall adequacy and effectiveness of our legal and compliance programs; and

•  Reviewing the responsibilities, budget, and staffing of our internal audit function.

Financial Expertise, Independence, and Financial Literacy

The Board has determined that each member of the Audit Committee satisfies the criteria adopted by the SEC to serve as an “audit committee financial expert.”

In addition, the Board has determined that each member of the Audit Committee is an independent director pursuant to the requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nasdaq listing standards and meets the current financial literacy requirements of Nasdaq.

Charter

The Audit Committee Charter is available on our website at:

http://investor.walgreensbootsalliance.com/corporate-governance.cfm.

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Compensation Committee Number of Meetings in 2018: 4 Current Committee Members: José E. Almeida William C. Foote John A. Lederer Nancy M. Schlichting (Chair)

Key Responsibilities:

•  Reviewing and approving our executive compensation philosophy, strategy, principles, and levels;

•  Developing market-comparable total compensation that enables us to attract and retain talented executives and reward outstanding performance in a manner designed to lead to long-term enhancement of stockholder value;

•  Evaluating our Chief Executive Officer’s performance and reviewing and approving his or her total compensation;

•  Reviewing and approving the evaluation process and compensation structure for our senior executives other than the Chief Executive Officer;

•  Administering our executive compensation programs, including base salaries; equity plans used to provide short-term and long-term incentive awards; and certain executive deferred compensation plans and perquisites; and

•  Overseeing executive succession planning.

Independence

The Board has determined that each member of the Compensation Committee is independent under Nasdaq listing standards for directors and compensation committee members.

The Board has also determined that each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”) and a “non-employee director” for purposes of Section 16 of the Exchange Act.

Charter

The Compensation Committee Charter is available on our website at:

http://investor.walgreensbootsalliance.com/corporate-governance.cfm.

Independent Compensation Advisor

The Compensation Committee is supported in its work by our independent compensation consultant, Mercer LLC (“Mercer”). Mercer provides the Compensation Committee with information regarding market compensation and practices, assists the Compensation Committee in the review and evaluation of such compensation and practices, and advises the Compensation Committee on executive compensation decisions. Mercer also assists the Compensation Committee in the review and evaluation of our Non-Employee Director compensation program. Beginning in January 2016, we also engaged Mercer to serve as the executive compensation consultant to the Company.

For 2018, Mercer’s fees for executive and Non-Employee Director compensation consulting services were approximately $855,000.

Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies (“MMC”). In 2018, MMC and its affiliates (excluding Mercer) provided certain services to us and our affiliates unrelated to executive and Non-Employee Director compensation, primarily insurance brokerage and other professional services. For these services, MMC and its affiliates received compensation totaling approximately $1.6 million, excluding insurance premiums that are paid through MMC to insurance carriers on behalf of us and our affiliates. These non-compensation-related services and fees are not subject to the Compensation Committee’s review or approval. The Mercer consultants providing services to the Compensation Committee and the Company do not market or sell to us, nor do they receive incentive or other compensation based on, these non-compensation-related services.

The Compensation Committee considered the independence of Mercer under applicable SEC rules and regulations and Nasdaq listing standards. Based on its review, the Compensation Committee determined that the services provided by MMC and its affiliates and the engagement of Mercer did not raise any conflict of interest or other issues that would adversely impact Mercer’s independence.

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Compensation Committee Interlocks and Insider Participation

José E. Almeida, William C. Foote, John A. Lederer, and Nancy M. Schlichting served on the Compensation Committee during 2018. No such person is now, or was during 2018, an officer or employee of the Company. No such person had any relationship with us or any of our subsidiaries during 2018 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related parties. None of our executive officers currently serves, or served during 2018, on the board of directors or compensation committee of another entity at any time during which an executive officer of such other entity served on the Board or the Compensation Committee.

Finance Committee Number of Meetings in 2018: 7 Current Committee Members: Janice M. Babiak David J. Brailer (Chair) John A. Lederer Dominic P. Murphy Leonard D. Schaeffer

Key Responsibilities:

•  Reviewing our dividend policy and other financial and investment policies;

•  Reviewing our capital structure and financing requirements;

•  Reviewing the principal terms and conditions of significant proposed borrowings and issuances of debt or equity securities by us;

•  Reviewing our plans for capital expenditures and significant capital investments; and

•  Reviewing our strategies and plans for significant mergers, acquisitions, divestitures, joint ventures, and investments in third party securities.

Charter

The Finance Committee Charter is available on our website at:

http://investor.walgreensbootsalliance.com/corporate-governance.cfm.

Nominating and Governance Committee Number of Meetings in 2018: 5 Committee Members: José E. Almeida William C. Foote (Chair) Ginger L. Graham Leonard D. Schaeffer

Key Responsibilities:

•  Establishing and reviewing criteria to be used by the Board for selecting new directors;

•  Recommending candidates for election to the Board;

•  Overseeing succession planning for Board and committee membership;

•  Making recommendations to the Board regarding the Corporate Governance Guidelines and other significant governance policies;

•  Overseeing the annual Board evaluation and director peer review process; and

•  Reviewing our policies and activities regarding Corporate Social Responsibility (including with respect to sustainability and the environment), charitable donations, and political contributions.

Independence

The Board has determined that each member of the Nominating and Governance Committee is independent under Nasdaq listing standards.

Charter

The Nominating and Governance Committee Charter is available on our website at:

http://investor.walgreensbootsalliance.com/corporate-governance.cfm.

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Board Oversight of Strategy and Risk Management

Strategy

Oversight of our business strategy is a key responsibility of the Board. Throughout the year, the Board and its committees provide oversight and guidance to management regarding our strategy, operating plans, and overall performance. While elements of strategy are embedded in every regularly-scheduled meeting of the Board, the Board also dedicates at least one multi-day meeting each year to focus on our long-term business strategic planning.

The Board, primarily through its Finance Committee, also dedicates significant focus to reviewing our capital allocation strategy. Our current Board-approved capital allocation policy, which was approved and announced in 2014, is designed to ensure a balanced and disciplined approach to deploying capital intended to drive business growth and generate strong returns, while returning cash to stockholders through dividends and share repurchases over the long-term.

While the Board and its committees oversee elements of our strategic planning, our management is charged with executing the business strategy. To monitor our performance against our strategic goals, the Board receives regular updates and actively engages in dialogue with our executive management team. Directors may also periodically visit certain of our stores and other locations to see our strategy execution first hand.

The Board’s oversight and our management’s execution of our business strategy are intended to help promote the creation of long-term stockholder value in a sustainable manner, with a focus on assessing both potential opportunities available to us and risks that we might encounter.

Risk Management

We face a broad array of risks, including market, operational, strategic, legal, regulatory, reputational, and financial risks. Our management is responsible for establishing and maintaining systems to manage these risks. The Board exercises oversight over the elements and dimensions of major risks that we face. The Board administers its risk oversight function as a whole and through its committees, and uses the processes described below to help assess and monitor the risks we face.

We have established a global enterprise risk management (“ERM”) program, which is led by our Global Chief Compliance and Ethics Officer. Our Governance, Risk and Compliance Committee, which is comprised of key members of executive management, oversees and monitors the activities of our ERM program and reviews, on a regular basis, the top current and emerging enterprise risks we face, and relevant risk mitigation activities. This global ERM approach helps the Board and its committees receive relevant information about risks and understand our risk management process, the participants in the process, and key information gathered through the process.

The purpose of the ERM process is to identify risks that could affect us and the achievement of our objectives; to understand, assess, and prioritize those risks; and to facilitate the implementation of risk management strategies and processes across the Company.

In accordance with its charter, the Audit Committee reviews our policies and processes with respect to enterprise risk assessment and risk management, including major litigation and financial risks. On a regular basis, the Audit Committee reviews and discusses the key risks identified in the ERM process with management, their potential impact on us, and our risk mitigation strategies. In addition, the Audit Committee conducts regular reviews of the efficacy of our information security and technology risks (including cybersecurity) and related policies and procedures, which include receiving reports from our Global Chief Information Officer and other members of senior management who are tasked with monitoring cybersecurity risks.

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The other standing committees of the Board oversee management of risks relating to their respective areas of responsibility. For example, the Compensation Committee reviews risks associated with the design and implementation of our compensation plans and arrangements (see “Executive Compensation—Compensation Discussion and Analysis—IX. Other Matters—A. Compensation Risk Oversight” below), the Finance Committee oversees key aspects of our financial risk management activities, and the Nominating and Governance Committee reviews risks related to our governance structures and processes.

Director Orientation and Continuing Education

The Corporate Governance Guidelines state that the Board shall maintain an orientation process for new directors. As part of this process, each new director receives a series of in-person briefings provided by our corporate officers on our business operations; significant financial, accounting and risk management matters; corporate governance; and key policies and practices. The new director also receives briefings on the responsibilities, duties, and activities of the committees on which the director will initially serve. Finally, the new director has the opportunity to visit and learn more about each of our divisions and select cross-divisional functions, both within and outside of the U.S., where he or she receives additional in-person briefings from divisional and cross-functional leadership. The Nominating and Governance Committee develops and oversees this orientation program with the assistance of our management.

Our directors are encouraged to participate in director continuing education programs sponsored by third-party organizations. Our executive management team also periodically provides materials and briefing sessions on subjects that assist directors in fulfilling their duties. Directors are encouraged to visit our facilities and operations and to directly communicate and interact with our senior management, which allows them to gain a first-hand view of our business.

Board Evaluation and Director Peer Review Process

The Board recognizes that a robust evaluation process is an essential component of strong corporate governance practices and promoting Board effectiveness. The Nominating and Governance Committee oversees an annual evaluation process led by the Lead Independent Director (who also serves as Chair of the Nominating and Governance Committee).

Each director completes an annual self-evaluation of the Board and the committees on which he or she serves. These self-evaluations are designed to help assess the skills, qualifications, and experience represented on the Board and its committees, and to determine whether the Board and its committees are functioning effectively. The results of this annual self-evaluation are discussed by the full Board and each committee, as applicable, and changes to the Board’s and its committees’ practices are implemented as appropriate.

The Lead Independent Director also conducts a confidential director peer review process. As part of this process, the Lead Independent Director speaks with each other director individually to obtain insights regarding the contributions of other directors (and the Executive Chairman of the Board may speak with each other director regarding the contributions of the Lead Independent Director), and to discuss issues in greater depth and obtain more targeted feedback with respect to Board, committee and individual director effectiveness. The results of this peer review process may be considered by the Board and the Nominating and Governance Committee along with other factors in director re-nomination decisions.

The Nominating and Governance Committee reviews the format of the Board evaluation and director peer review process as necessary to help ensure that the solicited feedback remains relevant and appropriate.

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Additional Topics of Interest

Sustainability and Corporate Social Responsibility

Our commitment to Corporate Social Responsibility (“CSR”) is embedded in our drive to operate both a sustainable and profitable enterprise for the long-term. Around the world, every day, millions of people rely on the medicines we distribute and dispense and on the products we provide to support their daily living. Advancing our environmental, social, and governance performance through our CSR initiatives builds trust in our businesses and in our brands, helping us to drive our financial performance and to achieve our vision of being the first choice for pharmacy, wellbeing, and beauty—caring for people and communities around the world.

Since the combination of Walgreens and Alliance Boots in December 2014, we have worked diligently to align our global CSR strategies. In 2016, in part through conversations with our stockholders and other stakeholders (such as non-governmental organizations and government bodies and agencies), we defined 12 CSR goals for the Company, which we continued to use in 2017 and 2018. We believe these 12 CSR goals represent the areas where we, given our businesses, scale, and global reach, can have the most impact. We group these 12 CSR goals into four key areas as follows:

COMMUNITY	WORKPLACE

✓   Support the health, wellbeing and vitality of the communities we serve

✓   Enable young people to achieve their potential wherever they are in the world

✓   Develop and mobilize our resources and partnerships in the fight against cancer

✓   Proactively support the personal health and wellbeing of our employees

✓   To deliver our commitment to equal opportunities for everyone across our employment practices, policies and procedures

✓   Continuously improve our robust approach to health and safety, actively caring for our employees and customers, throughout the Company

MARKETPLACE	ENVIRONMENT

✓   Create a global process that enables transparency of ingredients and their traceability for the exclusive consumer retail product brands that we sell

✓   Continue to drive ethical sourcing practices, protecting human rights across our supply chain

✓   Work collaboratively with a global network of key external organizations engaging in issues that carry the greatest social relevance to the markets and in the communities we serve

✓   Reduce our energy consumption and emissions on a comparable basis[1] as defined by the Greenhouse Gas Protocol

✓   Reduce the waste we create, on a comparable basis[1], and contribute to the drive for increasingly circular economies through increased re-use and recycling

✓   Develop plans to help achieve zero net deforestation by 2020, collaborating with other organizations in a global initiative

1 Excludes the impact of acquisitions, disposals and any significant changes in existing operations.

We have enhanced our disclosure of sustainability and CSR progress, most recently through the publication of our Corporate Social Responsibility Report 2017 (the “2017 CSR Report”). The 2017 CSR Report details our CSR initiatives and accomplishments, including how our 12 CSR goals are mapped to one or multiple of the United Nations Sustainable Development Goals. The 2017 CSR Report was prepared to be in accordance with the GRI Standards: Core option. In the report we provide disclosure on priority CSR issues based on consultation with stakeholders to determine where we have the greatest economic, environmental and social impacts. We expect further alignment between our disclosure and the GRI Standards to be included in our next Corporate Social Responsibility Report, which we expect to publish in January 2019.

In order to help enhance the credibility and transparency of our CSR-related data, we engaged Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm, to conduct a review of selected indicators within our 2017 CSR Report in accordance with attestation standards established by the American Institute of Certified Public Accountants. Their assurance report can be found in the 2017 CSR Report.

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GOVERNANCE

Having appropriate oversight and governance of our CSR program is critical to its success. Our senior leadership has established a CSR Committee to play a leading role in providing this oversight and governance. The CSR Committee is chaired by our Co-Chief Operating Officer, Ornella Barra, and includes senior executives from our key business functions as well as from our Legal, Human Resources, and Communications functions. The CSR Committee meets regularly and, among other obligations, is charged with reviewing our CSR program (including the selection and approval of our CSR goals and the oversight of our CSR policy statements) and our progress towards achieving our CSR goals.

At the Board level, in accordance with its charter, the Nominating and Governance Committee reviews, at least annually, our policies and activities regarding sustainability and CSR and assesses our management of risks with respect thereto. The Board believes that the Nominating and Governance Committee is the appropriate committee to discharge this obligation because sustainability and CSR matters represent a critical focus area of our corporate governance and that the members of the Nominating and Governance Committee, who are all independent directors, are able to effectively provide objective oversight of our CSR program and related initiatives.

In addition to the Nominating and Governance Committee’s direct oversight, and as noted in “—Board Oversight of Strategy and Risk Management” above, the Audit Committee regularly reviews and discusses the key risks identified in the ERM process with management, their potential impact on us and our operations, and our risk mitigation strategies. These risks may include risks related to climate change, sustainability, and other CSR-related matters.

We are proud of the impact our CSR activities have on people in our communities and around the world. The Company has impacted millions of lives through our healthcare-centered CSR initiatives, such as helping to provide lifesaving immunizations and life-changing vitamins to communities across the globe. We have reduced our carbon footprint through energy efficiency initiatives, implemented responsible sourcing programs for our owned product brands and expanded a model program for training and hiring people with disabilities. To learn more about our sustainability and CSR efforts, please view our 2017 CSR Report and other information on our website at http://www.walgreensbootsalliance.com/corporate-social-responsibility-report.

Public Policy Engagement

Primarily through Walgreens, we engage in the political and policymaking processes in the U.S., at the federal, state, and local levels, to participate in democratic self-government and to have a voice in public policy debates that have a direct impact on us. We exercise our responsibility to actively participate in the political process by supporting candidates whose policies and goals are consistent with our purpose to help people across the world lead healthier and happier lives, and that are aligned with the interests of our businesses, customers, communities, and stockholders. Policies on which we focused in 2018 included reimbursement for pharmacist-delivered clinical services, the expansion of the role of pharmacists in the healthcare delivery system, retail business regulation, and taxation.

We work to advance this agenda in part through: (1) contributing to candidates, parties, and political organizations, both directly from corporate funds and through the Walgreen Co. Political Action Committee; (2) supporting a government relations program that aims to educate elected officials and regulatory agencies on key public policy issues; and (3) our membership in trade associations.

All of our political and advocacy activities are intended to focus on promoting our business and strategic interests without regard to the personal political preferences or affiliations of any of our directors, officers, or employees.

Walgreens’ Government Relations organization is responsible for the day-to-day implementation of our political advocacy and contributions. Walgreens’ Government Relations department relies on inside and outside legal counsel, when appropriate, to help ensure our compliance with laws applicable to these activities.

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As with sustainability and CSR-related matters, the Nominating and Governance Committee is responsible for the oversight of policies and activities regarding political advocacy and contributions. At least annually, the Nominating and Governance Committee receives a report regarding these activities from senior management in Walgreens’ Government Relations organization.

Additional information about our public policy engagement efforts, including our Political Engagement and Contributions Policy and a report of certain trade associations to which Walgreens belonged during calendar years 2017 and 2018, can be found on our website at http://investor.walgreensbootsalliance.com/corporate-governance.cfm by clicking on “Policy Engagement.”

Code of Conduct and Business Ethics

We have adopted a Code of Conduct and Business Ethics that applies to all of our employees, officers, and directors. We have also adopted a Code of Ethics for CEO and Financial Executives that applies to and has been signed by our Chief Executive Officer, Global Chief Financial Officer, and Global Controller and Chief Accounting Officer. These can be found at http://investor.walgreensbootsalliance.com/corporate-governance.cfm.

We intend to promptly disclose on our website, in accordance with applicable rules, any required disclosure of changes to or waivers, if any, of our Code of Conduct and Business Ethics or our Code of Ethics for CEO and Financial Executives.

Our employees, partners, suppliers, and customers can ask questions about our Code of Conduct and Business Ethics or our Code of Ethics for CEO and Financial Executives, or report suspected violations of these codes, our policies, or the law, through one of the confidential reporting telephone lines or website addresses listed in our Code of Conduct and Business Ethics or by e-mailing wbacompliance@wba.com.

Stockholder Engagement

We value an open dialogue with our stockholders, and we believe that regular communication with our stockholders and other stakeholders is a critical part of enabling our long-term success.

The Board believes that, in most circumstances, our Chief Executive Officer and other authorized members of our senior management are best positioned to speak on behalf of the Company with our stockholders. However, the Board or its committees regularly receive reports on our stockholder engagement activities, and are provided with the opportunity to discuss and ask questions about significant stockholder feedback we receive. The Board and its committees also regularly consider stockholder perspectives, among other considerations, when making decisions related to their specific duties and responsibilities. Finally, the Corporate Governance Guidelines state that, from time to time, upon the reasonable request of one of our major stockholders, the Lead Independent Director will make himself available for consultation and direct communication with such stockholder where appropriate.

During 2018, members of our management team met with a number of our stockholders to discuss, among other topics, our business, financial, and operating performance; capital allocation priorities; corporate governance; executive compensation; and sustainability and CSR initiatives. This included, in advance of the Annual Meeting, formal governance-related outreach to over 30 of our largest stockholders, representing approximately 37% of our outstanding shares as of August 31, 2018 (approximately 44% excluding those shares held by affiliates of Stefano Pessina, our Executive Vice Chairman and Chief Executive Officer), in advance of the Annual Meeting.

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In part as a result of stockholder feedback, in recent years, we have taken a number of actions to strengthen our governance and executive compensation programs and enhance the disclosure of our existing practices.

•

We amended our Corporate Governance Guidelines to clarify the responsibilities of the Board and management and the descriptions of Board leadership roles and added provisions consistent with our commitment to Board ethics and compliance with our Code of Conduct and Business Ethics.

•	We amended the charter of the Audit Committee to further clarify its role in overseeing enterprise risk management and legal and compliance matters.

•

We amended the charter of the Nominating and Governance Committee to further clarify its role in overseeing our policies and activities regarding CSR, including with respect to sustainability and the environment.

•

We enhanced our disclosure of our commitment to strong CSR and sustainability practices, both through additional disclosure in this Proxy Statement in “—Sustainability and Corporate Social Responsibility” above and through the issuance of our 2017 CSR Report, which is available at http://www.walgreensbootsalliance.com/corporate-social-responsibility-report.

•

We adopted a new Political Engagement and Contributions Policy, which sets forth basic principles concerning political contributions, lobbying activities, and trade association memberships of the Company and its subsidiaries in the U.S., and which superseded the legacy policy previously adopted by Walgreens. We also further included disclosure in this Proxy Statement regarding our efforts to engage in the political process on behalf of our businesses, customers, communities, and stockholders, which can be found in “—Public Policy Engagement” above.

•

We enhanced our disclosure of our executive compensation programs and practices in the Proxy Statement, specifically with respect to the manner in which the Compensation Committee sets performance targets for our executive compensation program so as to be rigorous yet achievable. This can be found in “Executive Compensation—Compensation Discussion and Analysis—III. Target Setting for Incentive Compensation” below.

•

Taking into account the strong support demonstrated by our stockholders through both our direct engagement efforts as well as through the results of the say-on-pay advisory vote at our 2018 Annual Meeting, the Compensation Committee maintained the core structure of our overall executive compensation program while implementing a limited number of changes, including revisions to the mix of forms of equity used in the Long-Term Incentive Program (“LTIP”) and the retirement provisions applicable to LTIP awards that will be included in the applicable award agreements. A description of these changes can be found in “Executive Compensation—Compensation Discussion and Analysis—VII. Executive Compensation Program Updates for 2019” below.

Communication with the Board

Stockholders and other interested parties may communicate with the Board. Communications with the Board should be in writing, in the English language, and should be delivered:

•	By courier or mail, addressed to Walgreens Boots Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, Illinois 60015, Attention: Corporate Secretary; or

•	By e-mail, to WBABoard@wba.com.

Our Corporate Secretary reviews all communications sent to the Board. All such communications will be forwarded to the Board or the appropriate committee or member thereof (or an individual director), except for those items that our Corporate Secretary deems, in his discretion, to be unrelated to a director’s duties and responsibilities as a director. Communications addressed to the Board may, at our discretion, be shared with members of our management.

Further information regarding the submission of comments or complaints relating to accounting, internal accounting controls, or auditing matters can be found in our Audit Committee Complaint Policy for Accounting and Auditing Matters, which is available at http://investor.walgreensbootsalliance.com/corporate-governance.cfm.

Proxy Statement	33

Director Compensation

Each Non-Employee Director receives compensation for his or her service to the Board. Mr. Pessina, our Executive Vice Chairman and Chief Executive Officer, and Mr. Skinner, our Executive Chairman, are employees of the Company and therefore do not receive any additional compensation for their service to the Board. Information about their compensation can be found in “Executive Compensation—Compensation Discussion and Analysis—VI. CEO and Executive Chairman Compensation” and “Executive Compensation—Executive Compensation Tables and Supporting Information” below.

Pursuant to its charter, the Compensation Committee is charged with reviewing all elements of Non-Employee Director compensation and recommending to the Board any changes. The Board determines the form and amount of Non-Employee Director compensation annually after reviewing the Compensation Committee’s recommendations, if any.

Cash Retainers

In 2018, each Non-Employee Director received a $100,000 annual cash retainer (a $5,000 increase from 2017). Also in 2018, the Lead Independent Director received an additional annual cash retainer of $40,000, the Chair of the Audit Committee received an additional annual cash retainer of $25,000, and the Chairs of the other standing Board committees received an additional annual cash retainer of $20,000. All cash retainers were paid in quarterly installments.

Equity-Based Awards

A substantial portion of each Non-Employee Director’s annual compensation is in the form of equity, which the Board believes helps align his or her compensation with the interests of our stockholders. Under the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), each Non-Employee Director is granted fully-vested shares of our common stock annually, on a date determined by the Board (currently November 1), for his or her service during the prior twelve months.

In 2018, each Non-Employee Director received a grant (pro-rated in the case of Mr. Almeida, who joined the Board in April 2017) of our common stock with a market value of $200,000 as of the grant date (November 1, 2017). This grant was made under the Omnibus Incentive Plan for service as a director from November 1, 2016 through October 31, 2017. This grant value increased by $10,000 from the 2017 director grant values.

Deferral Opportunities

Under the Omnibus Incentive Plan, the following deferral opportunities are available as elected by the Non-Employee Directors:

•	All cash retainer payments may be deferred into a deferred cash compensation account or awarded in the form of deferred stock units (“DSUs”); and

•	The annual stock grant may be awarded in the form of DSUs.

All amounts deferred into the deferred cash compensation account accrue interest at a monthly compounding rate equal to 120% of the applicable federal midterm rate. The Omnibus Incentive Plan provides Non-Employee Directors with election options relating to the timing and form of payment of account balances following termination of his or her service as a director, subject to certain restrictions.

Other

A Non-Employee Director who joins the Board during a fiscal year receives pro-rated amounts for all elements of his or her compensation for such fiscal year. A Non-Employee Director who leaves the Board during a fiscal year is entitled to retain any portion of his or her cash retainer already received for his or her service during such fiscal year, but is not entitled to receive a pro-rated equity award on the following November 1 for such pro-rated service.

34	Proxy Statement

DIRECTOR COMPENSATION

All directors are reimbursed for expenses incurred in connection with meetings of the Board and its committees. On a very limited basis, we may determine that it is appropriate for a Non-Employee Director to be accompanied by his or her spouse or partner in connection with these meetings and/or at other events related to such Non-Employee Director’s service on the Board. In these circumstances, we also reimburse the spouse’s or partner’s travel expenses. In addition, in accordance with the Corporate Governance Guidelines, directors are reimbursed for reasonable expenses related to continuing education programs.

Non-Employee Director Stock Ownership Guidelines

We have adopted stock ownership guidelines for Non-Employee Directors. Under these guidelines, each Non-Employee Director is expected to accumulate shares of our common stock equal to the lesser of (a) 20,000 shares of our common stock and (b) the number of shares valued at three times (3x) such director’s total annual cash and equity compensation for Board service. Each Non-Employee Director is required to satisfy the stock ownership guidelines applicable to him or her within five years after first becoming subject to the guidelines. We consider DSUs as shares owned for purposes of compliance with these guidelines.

As of the Record Date, each Non-Employee Director had either met these guidelines or, using reasonable assumptions regarding future director compensation and stock appreciation, was progressing towards meeting these guidelines within the prescribed time frame.

The stock ownership guidelines applicable to Messrs. Pessina and Skinner are described further in “Executive Compensation—Compensation Discussion and Analysis—IX. Other Matters—B. Stock Ownership Guidelines” below.

2018 Non-Employee Director Compensation

The following table shows information regarding the compensation earned or paid during 2018 to Non-Employee Directors who served on the Board during the year. As noted above, Messrs. Skinner and Pessina are employees of the Company and therefore did not receive any additional compensation for their service to the Board.

Name	Fees Earned or Paid in Cash ($) ➊	Stock Awards ($) ➋	All Other Compensation ($) ➌	Total ($)
José E. Almeida	100,000	99,979	—	199,979
Janice M. Babiak	125,000	200,000	24,930	349,930
David J. Brailer	120,000	200,000	46,007	366,007
William C. Foote	160,000	200,000	80,479	440,479
Ginger L. Graham	100,000	200,000	42,105	342,105
John A. Lederer	100,000	200,000	14,614	314,614
Dominic P. Murphy	100,000	200,000	28,953	328,953
Leonard D. Schaeffer	100,000	200,000	8,922	308,922
Nancy M. Schlichting	120,000	199,958	89,669	409,627

➊ Includes the annual retainer and other cash retainers outlined above (in all cases including deferred amounts). During 2018, the following directors deferred all of their retainers into DSUs: Dr. Brailer; Mr. Lederer; and Mr. Murphy. Ms. Schlichting deferred a portion of her retainer into DSUs.

➋ Represents the grant date (November 1, 2017) fair value determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of the stock grant under the Omnibus Incentive Plan to each Non-Employee Director who received this stock award (including any deferred amounts). The number of shares granted was calculated by dividing $200,000 by $67.01, the closing stock price on November 1, 2017 (pro-rated in the case of Mr. Almeida, who joined the Board in April 2017). All stock awards are fully vested at the grant date. See “Security Ownership of Certain Beneficial Owners and Management” below for information regarding the number of DSUs held by Non-Employee Directors as of the Record Date.

➌ Represents dividends credited to DSUs. In addition to the amounts reported, directors are eligible to receive the same discount on merchandise purchased from us as we make available to employees generally.

Proxy Statement	35

DIRECTOR COMPENSATION

2019 Non-Employee Director Compensation Changes

The Compensation Committee conducted its annual review of our Non-Employee Director compensation program in July 2018. Following that review, the Compensation Committee did not recommend any changes in the compensation program for Non-Employee Directors for 2019.

36	Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of the Record Date, concerning the ownership of our common stock by each person who is known to us to beneficially own more than 5% of our common stock, by each director and director nominee, by each NEO (as defined below), and by all current directors and executive officers as a group. Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared power to vote or to direct the disposition of, as well as any shares that such person has the right to acquire within 60 days, including through the exercise of options or other rights. Under these rules, the same shares may be beneficially owned by more than one person if there is shared power to vote and/or shared power to direct the disposition of the shares. Except as otherwise noted, to our knowledge, the persons named possessed sole voting and investment power over such shares, and such shares are not subject to any pledge.

Name	Shares of Common Stock Owned ➊	Options Currently Exercisable or Exercisable Within 60 Days	Total Shares of Common Stock Beneficially Owned ➊	Percent of Class
The Vanguard Group ➋	70,207,856	—	70,207,856	7.42%
BlackRock, Inc. ➌	54,231,335	—	54,231,335	5.73%
José E. Almeida ➍	3,995	—	3,995	*
Janice M. Babiak ➍	1,200	—	1,200	*
Ornella Barra ➎	1,726,425	138,247	1,864,672	*
David J. Brailer ➍	5,167	—	5,167	*
George R. Fairweather ➎	27,872	138,247	166,119	*
William C. Foote ➍	8,207	—	8,207	*
Alexander W. Gourlay	748,394	138,247	886,641	*
Ginger L. Graham ➍	2,150	—	2,150	*
James Kehoe ➊	—	—	—	*
John A. Lederer ➍	50,000	—	50,000	*
Dominic P. Murphy ➍	798	—	798	*
Stefano Pessina ➏	144,879,426	168,068	145,047,494	15.34%
Leonard D. Schaeffer ➍ ➐	1,659	—	1,659	*
Nancy M. Schlichting ➍	5,709	—	5,709	*
James A. Skinner ➊ ➍	43,158	—	43,158	*
All current directors and executive officers as a group (18 individuals) ➊ ➍ ➑	147,987,412	790,179	148,777,591	15.73%

*Less than 1% of the Company’s outstanding common stock.

Proxy Statement	37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

➊ Does not include shares underlying restricted stock units (“RSUs”) and RSUs credited as dividends on RSUs issued under equity incentive plans that do not vest within 60 days of the Record Date. The table below presents such unvested RSUs separately and, in total with beneficially owned stock, as of the Record Date for each NEO then serving, each director, and all current directors and executive officers as a group.

Name	Restricted Stock Units	Shares of Common Stock Beneficially Owned	Total
James Kehoe	72,424	—	72,424
James A. Skinner	387,213	43,158	430,371
All current directors and executive officers as a group (18 individuals)	468,275	148,777,591	149,245,866

➋ Represents shares beneficially owned as of December 31, 2017, based on a Schedule 13G/A filed on February 9, 2018 by The Vanguard Group. In such filing, The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates that it has sole voting power with respect to 1,238,260 shares, shared voting power with respect to 204,613 shares, sole dispositive power with respect to 68,801,514 shares, and shared dispositive power with respect to 1,406,342 shares.

➌ Represents shares beneficially owned as of December 31, 2017, based on a Schedule 13G filed on February 8, 2018 by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055, and indicates that it has sole voting power with respect to 44,926,704 shares, shared voting power with respect to 3,497 shares, sole dispositive power with respect to 54,227,838 shares, and shared dispositive power with respect to 3,497 shares.

➍ Does not include DSUs issued under the Omnibus Incentive Plan and the former Walgreen Co. Nonemployee Director Stock Plan. The table below shows units held separately, and in total with beneficially owned stock, as of the Record Date by (a) each Non-Employee Director who held DSUs and (b) Mr. Skinner, who was a Non-Employee Director until his appointment as Executive Chairman in January 2015.

Name	Deferred Stock Units	Shares of Common Stock Beneficially Owned	Total
José E. Almeida	—	3,995	3,995
Janice M. Babiak	19,168	1,200	20,368
David J. Brailer	34,163	5,167	39,330
William C. Foote	54,613	8,207	62,820
Ginger L. Graham	30,127	2,150	32,277
John A. Lederer	13,875	50,000	63,875
Dominic P. Murphy	23,024	798	23,822
Leonard D. Schaeffer	8,954	1,659	10,613
Nancy M. Schlichting	57,329	5,709	63,038
James A. Skinner	79,973	43,158	123,131

➎ 1,700,000 shares beneficially owned by Ms. Barra are held of record by OLB Holdings Ltd, which is wholly-owned by Ms. Barra. Mr. Fairweather’s shares do not include 513,563 shares beneficially owned by Mr. Fairweather’s wife. Mr. Fairweather disclaims any beneficial interest in these shares.

➏ Based on a Schedule 13D/A jointly filed with the SEC on July 17, 2018 by Alliance Santé Participations S.A. (“ASP”), NEWCIP S.A. (“NEWCIP”), and Stefano Pessina and a Form 4 filed with the SEC by Mr. Pessina on October 25, 2018. Such filings indicate that ASP has sole voting power and sole dispositive power with respect to the 144,788,821 shares that it holds directly and of record, that NEWCIP is the sole shareholder of ASP, and that Mr. Pessina holds 100% voting control over NEWCIP. Accordingly, each of NEWCIP and Mr. Pessina may be deemed to be the beneficial owner of the 144,788,821 shares held directly and of record by ASP. In such filing, each of ASP and NEWCIP’s address is listed as 14, avenue du X Septembre, L-2550, Luxembourg, Grand Duchy of Luxembourg.

38	Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

➐ Shares are held by family trusts for which Mr. Schaeffer serves as co-trustee and over which he shares voting and investment control, and, in the case of one of the trusts, was a grantor and is a beneficiary.

➑ Does not include an aggregate of 14,117 shares held by family members of current executive officers or directors, the beneficial ownership of which has been disclaimed by such executive officers or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and changes in ownership with the SEC. The SEC has established specific due dates for these reports, and we are required to disclose in this Proxy Statement any known late filings or failures to file. Based on a review of such forms furnished to us and the written representations from our executive officers and directors, we believe that, during 2018, all such required reports were filed in a timely manner and disclosed all required transactions.

Proxy Statement	39

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm

What am I voting on?

Stockholders are being asked to ratify the appointment of Deloitte to serve as our independent registered public accounting firm for 2019.

What is the Board’s voting recommendation?

The Board recommends a vote “FOR” Proposal 2. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

What is the required vote?

Approval of Proposal 2 requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. If you elect to abstain, the abstention will have the same effect as an “AGAINST” vote on Proposal 2.

The Audit Committee has the sole responsibility to hire, evaluate and, if appropriate, replace our independent registered public accounting firm. The Audit Committee has re-appointed Deloitte to serve as our independent registered public accounting firm and as auditors of our consolidated financial statements for 2019. Deloitte has served as our independent registered public accounting firm since 2002.

The Audit Committee annually evaluates the performance of our independent registered public accounting firm and the senior audit engagement team, and determines whether to re-engage the current firm or consider other audit firms. Further information regarding the factors considered in this evaluation are described in “Audit Committee Report” below.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for 2019. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of our independent registered public accounting firm. In addition, it has established a policy concerning the pre-approval of services performed by our independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to our entering into a contract with the independent registered public accounting firm for such services.

40	Proxy Statement

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

The Audit Committee has approved in advance certain permitted services, the scope of which is consistent with auditor independence. These services are: (i) audits or reviews of subsidiaries that are filed with government and regulatory bodies and similar reports; (ii) services associated with SEC registration statements, other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters or consents), and assistance in responding to SEC comment letters; (iii) consultations with management as to the accounting or disclosure of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, the Public Company Accounting Oversight Board (the “PCAOB”), or other regulatory or standard setting bodies; (iv) audits of employee benefit and pension plans; and (v) annual revenue certifications prepared for regulatory or commercial purposes.

If the project is in a permitted category, then it is considered pre-approved by the Audit Committee. All other services require specific pre-approval by the Audit Committee. Such engagements with total fees up to $500,000 require the approval of the Audit Committee Chair. Such engagements with total fees greater than $500,000 require the approval of the full Audit Committee. On a quarterly basis, the Audit Committee reviews a summary listing of service fees and a description of the nature of the engagement.

All audit, audit-related, and tax services performed by Deloitte for the Company and its consolidated subsidiaries in 2018 were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that such provision of non-audit services during 2018 was compatible with maintaining auditor independence.

Audit Fees and All Other Fees

The following table shows the fees for audit and other services provided by Deloitte for 2018 and 2017.

	2018 ($ in thousands)	2017 ($ in thousands)
Audit Fees ➊	11,659	10,972
Audit-Related Fees ➋	411	367
Tax Fees: ➌
Compliance ➍	7,317	2,450
Planning and Advice ➎	5,819	3,585
All Other Fees ➏	121	121

Total:	25,327	17,495

➊ Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting, review of our quarterly financial statements, and audit services provided in connection with other statutory and regulatory filings.

➋ Audit-related fees relate to professional services that are reasonably related to the performance of the audit or review of our financial statements.

➌ Tax fees relate to professional services rendered in connection with assistance with tax return preparation, tax audits, tax compliance, and tax consulting and planning services. Total tax fees were $13,136,000 in 2018 and $6,035,000 in 2017.

➍ Includes assistance with tax return preparation and related compliance matters, including accounting methods and tax credits.

➎ Includes tax planning advice and assistance with tax audits.

➏ All other fees relate to professional services not included in the categories above, including those related to strategic advisory services.

Proxy Statement	41

Audit Committee Report

The following Audit Committee Report shall not be deemed to be incorporated by reference into any filing we may make under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

The Audit Committee is comprised of the four members named below. The Board has determined that each member satisfies the independence, financial literacy, and other requirements in the Nasdaq listing standards and applicable securities laws. Each member is also an “audit committee financial expert” as defined by the SEC. As described above under “Governance—Board Committees,” the Audit Committee operates under a written charter adopted by the Board.

The purpose of the Audit Committee includes assisting the Board in the oversight and monitoring of the Company’s:

•	financial statements and other financial information;

•	independent registered public accounting firm;

•	internal audit department;

•	compliance department;

•	systems of internal controls (including those specific to technology and cybersecurity) and accounting policies established by the Company’s management and the Board; and

•	enterprise risk management.

At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the Company. Deloitte has been the independent registered public accounting firm of the Company (including its predecessor Walgreens) since May 2002.

When conducting its latest review of Deloitte, the Audit Committee actively engaged with Deloitte’s engagement partners and senior leadership where appropriate and considered, among other factors:

•	the professional qualifications of Deloitte and that of the lead audit partner and other key engagement partners relative to the current and ongoing needs of the Company;

•	Deloitte’s historical and recent performance on the Company’s audits, including the extent and quality of Deloitte’s communications with the Audit Committee related thereto;

•	the appropriateness of Deloitte’s fees relative to both efficiency and audit quality;

•	Deloitte’s independence policies and processes for maintaining its independence;

•

Deloitte’s tenure as the Company’s independent registered public accounting firm and the potential for higher quality audit work and operational efficiencies given its depth of understanding of the Company’s businesses, operations, and systems, accounting policies and practices, and internal controls;

•	Deloitte’s capability, expertise, and efficiency in handling the breadth and complexity of the Company’s operations across the globe;

•

Deloitte’s demonstrated professional integrity and objectivity, which is furthered by the Audit Committee-led process to rotate and select the lead audit partner and other key engagement partners at least every five years or as otherwise required by applicable law or regulation, and which was done most recently in calendar year 2016; and

•	the relative costs, benefits, challenges, overall advisability, and potential impact of selecting a different independent public accounting firm.

42	Proxy Statement

AUDIT COMMITTEE REPORT

Deloitte provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed and confirmed with Deloitte its independence.

As a result of this evaluation, the Audit Committee approved the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2019, subject to stockholder ratification.

In addition to its appointment, the Audit Committee is directly responsible for the oversight, compensation (including negotiation of audit fees), and retention of the Company’s independent registered public accounting firm. The Audit Committee regularly monitors the audit, audit-related, tax, and other non-audit services provided by the Company’s independent registered public accounting firm, specifically considering any potential challenges to auditor independence in the short-term and long-term. The applicable Company policy requires the Audit Committee to approve, in advance, certain audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm in excess of certain amounts. Changes in audit and other permissible fees between years generally reflect significant acquisitions and divestitures, macro-economic factors, changes in systems and business prospects, or other factors that create efficiencies or disruptions for the Company.

The Company’s management is responsible for the Company’s internal control over financial reporting, the financial reporting process, and the preparation of the Company’s financial statements. Deloitte is responsible for performing an independent audit of the Company’s financial statements and of the effectiveness of the Company’s internal control over financial reporting, in accordance with auditing standards promulgated by the PCAOB, and expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the U.S. and the Company’s effectiveness of internal control over financial reporting. The Audit Committee does not itself prepare the Company’s financial statements or perform audits, and its members are not auditors or certifiers of such financial statements.

In performing its monitoring and oversight function, the Audit Committee has established procedures to receive and track the handling of complaints regarding accounting, internal control, and auditing matters. The Audit Committee regularly meets with the Company’s management, including its General Auditor, and has regular private sessions with the General Auditor without other members of management present. The Audit Committee also regularly meets with Deloitte, with and without members of the Company’s management present.

The Audit Committee reviewed and discussed the Company’s financial statements with management, including its General Auditor, as well as with Deloitte. The Audit Committee discussed with Deloitte the quality of the Company’s accounting principles; the reasonableness of its critical accounting estimates and judgments; and the disclosures in its financial statements, including disclosures relating to significant accounting policies. The Audit Committee also discussed with Deloitte significant disputes with management, if any, as well as the matters required to be disclosed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the PCAOB. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by the Company’s management, including its General Auditor, as well as by Deloitte.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018.

Audit Committee

Janice M. Babiak, Chair

David J. Brailer

Ginger L. Graham

Nancy M. Schlichting

Proxy Statement	43

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

What am I voting on?

Stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as described in the “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Executive Compensation Tables and Supporting Information” sections of this Proxy Statement.

What is the Board’s voting recommendation?

The Board recommends a vote “FOR” Proposal 3. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

What is the required vote?

Approval of Proposal 3 requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. If you elect to abstain, the abstention will have the same effect as an “AGAINST” vote on Proposal 3.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Executive Compensation Tables and Supporting Information” sections of this Proxy Statement (a “say-on-pay proposal”).

Our executive compensation program incorporates policies and practices that are designed to ensure that it is strongly aligned with our long-term goals and strategies and promotes responsible pay and governance practices. We believe our executive compensation program appropriately rewards performance and is aligned with the long-term interests of our stockholders. We encourage our stockholders to read the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, which describes the details of our executive compensation program and many of the decisions made by the Compensation Committee in 2018 with respect thereto.

We value the feedback provided by our stockholders, who overwhelmingly supported our executive compensation program at the 2018 Annual Meeting with approximately 93.5% of votes cast. We have had discussions with many of our institutional stockholders on an ongoing basis regarding various corporate governance topics, including executive compensation, and the Compensation Committee and the Board take into account the views of our stockholders regarding the design and effectiveness of our executive compensation program.

Our stockholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables and any related material).

As an advisory vote, this Proposal 3 is not binding on us or on the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions expressed by our stockholders in their votes on this proposal, and will consider the outcome of the vote when making future compensation decisions regarding our NEOs.

It is expected that the next vote on a say-on-pay proposal will occur at our 2020 annual meeting of stockholders (the “2020 Annual Meeting”).

44	Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

This “Compensation Discussion and Analysis” section describes the material elements of our executive compensation programs, practices and processes, focusing in particular on the executive pay decisions for our NEOs in 2018:

Stefano Pessina	Executive Vice Chairman and Chief Executive Officer
James Kehoe	Executive Vice President and Global Chief Financial Officer
Ornella Barra	Co-Chief Operating Officer
Alexander W. Gourlay	Co-Chief Operating Officer
James A. Skinner	Executive Chairman
George R. Fairweather	Senior Advisor (former Global Chief Financial Officer)

This section is organized as follows:

Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

A. Overview

We are the first global, pharmacy-led health and wellbeing enterprise and had sales of $131.5 billion in 2018. Our purpose is to help people across the world lead healthier and happier lives.

We are the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Together with the companies in which we have equity method investments, we have a presence in more than 25* countries and employ more than 415,000* people. We are a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which we have equity method investments, have over 18,500* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with over 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

Our portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics. Our global brands portfolio is enhanced by our in-house product research and development capabilities. We seek to further drive innovative ways to address global health and wellness challenges. We believe we are well positioned to expand customer offerings in existing markets and become a health and wellbeing partner of choice in emerging markets.

* As of August 31, 2018, using publicly available information for AmerisourceBergen Corporation.

** For 12 months ending August 31, 2018, using publicly available information for AmerisourceBergen Corporation.

B. Components of our 2018 Executive Compensation Program

The Compensation Committee oversees our executive compensation program, which includes several elements designed to support our compensation objectives and reward specific aspects of our financial performance that the Board believes are critical to driving long-term stockholder value in a sustainable manner. The Compensation Committee is dedicated to ensuring that a substantial portion of executive compensation is “at-risk” and variable, with nearly 100% of the total direct compensation paid to Messrs. Pessina and Skinner, and more than 80% of the total direct compensation paid to the other NEOs who served as executive officers of the Company during all of 2018, tied to Company performance.

At the 2018 Annual Meeting, our say-on-pay proposal received the support of approximately 93.5% of the votes cast. The Board and the Compensation Committee considered this vote as demonstrating strong support for our executive compensation program as currently designed. In addition, our say-on-pay proposal received the support of at least 95% of the votes cast at our 2017 and 2016 annual meetings of stockholders.

The key components of our 2018 executive compensation program and how each supports our compensation objectives are listed below. Our executive compensation program design is substantially consistent with our 2017 executive compensation program design.

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Annual Compensation

Compensation Element	Description	Primary Objectives
Base Salary (for NEOs other than Messrs. Pessina and Skinner)	• Annual fixed cash compensation

• Provides an appropriate level of fixed compensation based on individual performance, level of responsibility, experience, internal equity, and competitive pay levels

• Supports the attraction and retention of talented executives

Annual Cash Incentive Payments (for NEOs other than Messrs. Pessina and Skinner)	• Annual cash incentive based on Company and individual performance

• Links annual cash compensation to attainment of key short-term performance goals:

– By the Company, as measured by adjusted operating income performance against an annual target

– By the individual, as measured by achievement of specific strategic goals and an assessment of individual performance

Long-Term Incentive Compensation

Compensation Element	Description	Primary Objectives
Performance Shares (50% for NEOs other than Messrs. Skinner and Kehoe)	• Long-term incentive award with payouts tied to achievement of Company performance over a three-year period • Performance target established on the grant date • Payable in common stock

• Links long-term compensation to our adjusted earnings per share over a three-year performance period as well as changes in share price on an absolute basis

• Increases executive stock ownership

• Facilitates retention and aligns our executives’ interests with those of our stockholders

Stock Options (50% for NEOs other than Messrs. Skinner and Kehoe)

• Provides opportunity to purchase stock at the grant date fair market value over a ten-year period from the grant date (subject to applicable vesting conditions)

• Results in value only if stock price increases

• Links realized compensation over long-term appreciation in stock price

• Increases executive stock ownership

• Facilitates retention and aligns our executives’ interests with those of our stockholders

Restricted Stock Units (“RSUs”) (100% for Messrs. Skinner and Kehoe)	• Long-term incentive award with payout tied to achievement of Company performance over a one-year period. • Performance target established on the grant date • Payable in common stock

• Increases executive stock ownership

• Aligns interests with those of our stockholders by focusing executive on long-term objectives over a multi-year vesting period, with the value of the award fluctuating based on stock price performance

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COMPENSATION DISCUSSION AND ANALYSIS

As noted elsewhere in this “Compensation Discussion and Analysis” section, neither Stefano Pessina, our Executive Vice Chairman and Chief Executive Officer, nor James A. Skinner, our Executive Chairman, participates in our general executive compensation program. Mr. Pessina receives substantially all of his compensation in the form of performance shares and stock options, and Mr. Skinner receives substantially all of his compensation in the form of RSUs. Neither receives a base salary nor participates in the annual cash incentive program. Consequently, nearly 100% of the total direct compensation awarded to them is “at-risk” and tied exclusively to Company performance and/or changes in our stock price. For more information regarding Messrs. Pessina and Skinner’s at-risk compensation, see “—VI. CEO and Executive Chairman Compensation” below.

In 2018, the Compensation Committee approved the use of adjusted operating income as the sole, absolute metric for measuring Company performance under the Company’s short-term incentive plan, and the use of cumulative adjusted earnings per share (“cumulative adjusted EPS”) as the sole, absolute metric for measuring Company performance under the Company’s performance share awards. These same metrics were used for the same purposes in 2017, promoting consistency year-over-year. The Compensation Committee regularly reviews the selection of these metrics and considers whether to incorporate other metrics, including other financial, non-financial, or relative metrics, into its short- and long-term incentive compensation programs. For more information regarding the Compensation Committee’s selection of these metrics, see “—III. Target Setting for Incentive Compensation” below.

C.   2018 Management Transition

Effective June 1, 2018, Mr. Kehoe assumed the role of Global Chief Financial Officer and Mr. Fairweather assumed the role of senior advisor to our Chief Executive Officer. In connection with this management transition, we entered into an offer letter with Mr. Kehoe and a contract amendment with Mr. Fairweather outlining the terms of their employment with the Company.

Under the terms of the offer letter, Mr. Kehoe’s initial base salary is $900,000 and his target annual cash incentive opportunity equals 125% of his base salary (prorated in the case of 2018 for his service with the Company during the year). In part to compensate Mr. Kehoe for compensation foregone at Mr. Kehoe’s prior employer, the offer letter provided for (i) a $2.5 million cash bonus, payable as to 50% within 30 calendar days of the first day of his employment and as to the remaining 50% within 30 calendar days of the first anniversary of his employment (in each case subject to clawback for a termination for cause or resignation within one year of the payment date) and (ii) a one-time RSU grant with a grant date value of $4.5 million and vesting in one-third annual increments, subject to the achievement of a threshold performance goal. Mr. Kehoe did not participate in the Company’s LTIP for 2018 in light of his June 2018 employment commencement date.

We entered into a contract amendment with Mr. Fairweather, effective as of March 6, 2018 (the “Contract Amendment”). Pursuant to the Contract Amendment, Mr. Fairweather became senior advisor to our Chief Executive Officer for business development and finance matters effective June 1, 2018, and continued as an employee of the Company on a full-time basis until June 30, 2018 and on a reduced basis thereafter. The Contract Amendment provides for, among other items, an annualized base salary of £210,347 (approximately $292,300 based on exchange rates as of March 6, 2018) in lieu of his previous salary to reflect a reduction in expected work days and continued eligibility to participate in our LTIP at a level commensurate with his expected work level.

For further information regarding the terms of Mr. Kehoe’s offer letter and Mr. Fairweather’s Contract Amendment, see “—VIII. Retirement and Other Benefits—C. Employment Agreements” below.

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D.   Compensation Program Governance Summary

The Compensation Committee has adopted a number of commonly-viewed best practices that are consistent with our compensation philosophy and which it believes serve the long-term interests of our stockholders. These include the following:

We DO Have This Practice	We DO NOT Have This Practice
✓ Incentive award metrics that are objective and tied to key Company performance metrics	✗ Multi-year guarantees for salary increases, non-performance based bonuses, or equity compensation
✓ A majority of compensation delivered as at-risk compensation in the form of equity-based awards that are tied to stockholder return	✗ Excise tax gross-ups upon change in control for NEOs
✓ Stock ownership guidelines	✗ Repricing of options without stockholder approval
✓ Policies prohibiting hedging/short sales of stock by executives	✗ Excessive perquisites
✓ Compensation recoupment (“clawback”) policy	✗ Excessive severance and/or change in control provisions
✓ Double-trigger change in control severance for NEOs	✗ Payout of dividends or dividend equivalents on unearned or unvested equity
✓ Performance share awards have a three year performance period to promote retention	✗ Excessive pension or defined benefit supplemental executive retirement plan (SERP)
✓ Market comparison of executive compensation against a relevant peer group	✗ A high percentage of fixed compensation

II. Executive Compensation Philosophy and Process

A.  Compensation Philosophy

The Compensation Committee is responsible for establishing, implementing, and monitoring our executive compensation philosophy and objectives. The Compensation Committee typically reviews the philosophy on a quarterly basis.

•	The Compensation Committee’s focus is to provide a competitive compensation package that enables us to:

–	Attract and retain talented executives;

–	Reward Company and individual performance; and

–	Link the interest of our senior executives to the interests of our stockholders.

•	Our executive compensation program is designed to:

–	Be competitive with the pay practices of other companies of comparable size, scope, and industry;

–	Attract and retain executives who can contribute to our future success as a global organization; and

–

Create a strong linkage between pay and performance through the use of variable performance-based short-term and long-term incentive awards, such that executives will receive higher compensation in more successful periods for the Company and lower compensation during less successful periods.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee believes that it has designed and implemented an executive compensation program that appropriately balances our short-term and long-term strategic objectives and otherwise links executive compensation with stockholder value, with nearly 100% of the total direct compensation paid to Messrs. Pessina and Skinner, and more than 80% of the total direct compensation paid to the other NEOs who served as executive officers of the Company during all of 2018, tied to Company performance.

Our executive compensation program, as described for Ms. Barra and Messrs. Kehoe, Gourlay and Fairweather, generally has broader eligibility and, in most cases, applies to our executives outside of those NEOs.

CEO and Executive Chairman Target Pay Mix	All other NEO Average Target Pay Mix
* Excludes Global Chief Financial Officer, who joined the Company effective June 1, 2018.

B. Compensation Decision-Making

The Compensation Committee is responsible for overseeing our executive compensation program, which includes our annual cash incentive and long-term equity compensation programs as well as our retirement and other benefit programs and practices. The Compensation Committee considers all elements of the program in total, as well as individual performance, Company-wide performance, and internal equity and market compensation considerations, when making executive compensation-related decisions.

Our Executive Chairman, Mr. Skinner, and our Executive Vice Chairman and Chief Executive Officer, Mr. Pessina, review annually the performance and pay level of each of our “senior executives” (i.e., certain Senior Vice President level executives and above), develop recommendations concerning the compensation of each senior executive, and present those recommendations to the Compensation Committee. Neither Mr. Skinner nor Mr. Pessina makes any recommendations concerning his own compensation. In addition, only Mr. Skinner (and not Mr. Pessina) makes recommendations concerning the compensation of Ms. Barra.

Based on these recommendations, the Compensation Committee, with the assistance of our management team and Mercer, our independent compensation consultant, establishes target pay levels for the NEOs and other senior executives. The Compensation Committee carefully considers historical and current market practices, internal equity issues, and established market trends and attempts, to the extent practicable, to mitigate the effect of short-term market fluctuations in setting senior executive compensation levels.

The Compensation Committee, in consultation with Mercer, also considers the compensation levels and the mix of compensation in our peer group.

In selecting companies for inclusion in our peer group, the Compensation Committee considers, among other factors, revenue size, industry, and the peer groups of our closest competitors. The Compensation Committee believes that our peer group is representative of the markets in which we compete for executive talent, and it includes companies in both the retail and healthcare industries.

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COMPENSATION DISCUSSION AND ANALYSIS

The composition of our peer group is reviewed annually by the Compensation Committee, in consultation with Mercer, and is updated as appropriate.

As previously disclosed, in July 2017, changes were made to our peer group for 2018 to increase the healthcare focus of the peer group. The Compensation Committee removed Archer Daniels Midland, AT&T, Best Buy, FedEx, Home Depot, Lowe’s, United Parcel Service and Verizon from our peer group and added Abbott Laboratories, Aetna, Anthem, Cigna, Humana, Medtronic, Pfizer and UnitedHealth. The Compensation Committee believes that the peer group appropriately reflects the industries in which we compete for executive talent. The Compensation Committee also considers companies of similar global size, while balancing the need to have a peer group comprised of a sufficiently large number of companies so as to be able to derive meaningful insights and observations.

Set forth below is our 2018 peer group:

Abbott Laboratories	Express Scripts	Mondelez

Aetna	Humana	PepsiCo

Anthem	Johnson & Johnson	Pfizer

Cardinal Health	Kroger	Procter & Gamble

Cigna	McDonald’s	Target

Coca-Cola	McKesson	United Health

Costco	Medtronic	Wal-Mart

CVS Health

The Compensation Committee has made no changes to the peer group for 2019.

For the respective companies’ most recently completed fiscal year for which data was available as of September 2018, we are at the 70th percentile of our peer group in terms of revenue reported and the 42nd percentile of our peer group in terms of market value.

After the review of peer group data, the Compensation Committee establishes any base salary adjustments, annual cash incentive awards, and long-term incentive awards (as applicable) for the NEOs and our other senior executives.

In each case, the Compensation Committee generally targets total direct compensation at rates that result in median market levels when compared to our peer group. The actual positioning of target total direct compensation relative to the median varies based on each senior executive’s experience and skill set, and generally results in senior executives who are new to their role being placed lower in the range and those with more experience being placed higher in the range.

The target total direct compensation can also be differentiated from the peer group median for, among other reasons, an individual’s performance or other contributions to our long-term performance.

C. Role of the Compensation Consultant

As noted above, the Compensation Committee has engaged Mercer as its independent compensation consultant. Among other matters, the Compensation Committee uses Mercer to provide information regarding market compensation practices and trends and to advise the Compensation Committee on executive compensation decisions, particularly with respect to our Chief Executive Officer, Executive Chairman, and Non-Employee Directors. A representative of Mercer meets regularly with the Compensation Committee and, as needed, has access to the Compensation Committee and its chair during and between regularly-scheduled meetings.

Beginning in January 2016, we also engaged Mercer to serve as the executive compensation consultant to our management team. The Compensation Committee has reviewed and considered all of the relevant factors regarding our relationship with

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COMPENSATION DISCUSSION AND ANALYSIS

Mercer and, based upon this review, has concluded that the advice it receives from Mercer is and was objective and is and was not influenced by any relationships Mercer or its affiliates may otherwise have with our management team, the Board, the Company or its subsidiaries. See “Governance—Board Committees—Compensation Advisor” above for more information regarding our relationship with Mercer and its affiliates.

III. Target Setting for Incentive Compensation

The Compensation Committee set the short-term and long-term performance targets for our 2018 executive compensation program in October 2017. The Compensation Committee believes that the performance targets it established were rigorous yet achievable, and therefore established the targets so that they would be achieved, at the target performance level, if we successfully executed our operating plan for 2018 and the 2018-2020 performance period, therefore creating demonstrable value for our stockholders.

A. 2018 Annual Cash Incentive Target

The Compensation Committee approved the use of adjusted operating income as the sole, absolute metric for measuring Company-wide performance for purposes of payment of annual cash incentive awards for 2018.

Adjusted operating income is a non-GAAP financial measure that refers to our operating income, calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), as adjusted to reflect certain specified adjustments approved by the Compensation Committee. Such adjustments are made in accordance with the Walgreens Boots Alliance, Inc. Management Incentive Plan (the “MIP”), the plan under which we paid 2018 annual cash incentive awards to our executives. The Compensation Committee reserves the right to make these adjustments to help ensure that certain items that are non-operating or otherwise out of management’s control do not impact payouts in either a positive or negative manner.

The Compensation Committee considered a variety of key financial metrics for incentive purposes and determined that its use of the adjusted operating income metric is appropriate because it reflects our overall operating performance and ability to manage costs and operate efficiently. Adjusted operating income is also a key metric currently used by our senior executives to assess Company profitability and make decisions regarding the allocation of resources.

The Compensation Committee believes that a sole, absolute metric provides simplicity and allows management to focus on driving underlying performance against a metric that we believe is strongly correlated with the ability of our management to drive stockholder value in any given year. For the NEOs (other than Messrs. Pessina and Skinner, who do not receive annual cash incentives) and other corporate-level executives, these results are based on our consolidated performance, with no award tied to specific business unit performance. The Compensation Committee believes this reinforces the need for collaboration among those executives.

For 2018, the adjusted operating income target was set at $7,878 million, which represented an increase over our 2017 results on an actual and constant currency basis. The target was set in relation to our 2018 budget, which was approved by the Board in October 2017, so that results could range between 50% (threshold) and 200% (maximum) of the target award opportunity established for each participant based on a performance curve of 95% of performance goal to 110% of performance goal. The failure to achieve the threshold performance level would result in the forfeiture of the entire opportunity. As noted above, the Compensation Committee believed that the target it established was rigorous yet achievable in light of our internal budget as well as the macroeconomic and industry environments at the time.

The Compensation Committee has approved the use of an individual performance factor, based on such individual’s performance during the prior year, which could result in an incremental increase or decrease in the annual cash incentive paid to such individual. The use of this factor allows such individual’s manager to differentiate payouts based on a qualitative

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assessment of performance against broader Company performance goals and objectives. More information about the application of this individual performance factor to the NEOs (other than Messrs. Pessina and Skinner, who do not receive annual cash incentives) can be found in “—IV. Annual Compensation—B. 2018 Annual Cash Incentive Payments—Individual Performance” below.

B. 2018 Long-Term Compensation Target

The Compensation Committee approved the use of cumulative adjusted EPS for the 2018-2020 performance period as the sole, absolute metric for measuring Company-wide performance for purposes of the performance share awards.

Cumulative adjusted EPS is a non-GAAP financial measure that refers to our GAAP diluted net earnings per share, as adjusted to reflect certain specified adjustments approved by the Compensation Committee in accordance with the Omnibus Incentive Plan, cumulated over the three-year period. As with adjusted operating income, the Compensation Committee reserves the right to adjust our GAAP earnings per share to help ensure that certain items that are non-operating or otherwise out of management’s control do not impact payouts in either a positive or negative manner.

The Compensation Committee believes that its use of the cumulative adjusted EPS metric is appropriate because it believes the metric correlates to stockholder value creation over a longer-term performance period and is a key indicator of our long-term profitability. For the NEOs (other than Mr. Skinner, who receives RSUs) and other corporate-level executives, results will be based on our consolidated performance, with no award tied to specific business unit results, which the Compensation Committee believes reinforces the need for collaboration among those executives.

We do not publicly disclose our specific long-term compensation target due to the potential for competitive harm. The 2018-2020 target was set in relation to our three-year financial plan for the period, which was approved by the Board in October 2017. The Compensation Committee believed that the target it established was rigorous yet achievable in light of our internal forecast as well as the macroeconomic and industry environments at the time.

If, during the three-year period, we fail to meet the threshold performance set by the Compensation Committee, then all performance shares subject to that award will be forfeited. Consequently, there is a risk that performance shares will be earned at less than 100% of the target amount or not at all. The following table illustrates the range of performance shares that can be earned under these awards depending on our performance during the 2018-2020 performance period:

Cumulative Adjusted EPS Performance Measure	Company Performance (as a % of target)	Performance Shares Earned (as a % of target grant)
Below Threshold	<95%	0%
Threshold	95%	50%
Target	100%	100%
Maximum	≥110%	150%

IV. Annual Compensation

A. 2018 Base Salary Decisions

Neither Mr. Pessina nor Mr. Skinner received a base salary in 2018. For the other NEOs and our other senior executives, base salary is a key component of compensation, both on its own and because annual incentive awards are calculated based on salary.

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COMPENSATION DISCUSSION AND ANALYSIS

In October 2017, the Compensation Committee completed its annual review of market data and individual performance in connection with its consideration of 2018 base salary adjustments for the then-current NEOs (other than Messrs. Pessina and Skinner). At the conclusion of the review, the Compensation Committee approved the following base salary increases for these NEOs for 2018:

Name	2018 Annual Base Salary*	% Increase from 2017**
Ornella Barra	$967,966	2%
Alexander W. Gourlay	$972,710	2.5%
George R. Fairweather	$967,966	2%

* Amounts were determined and paid in British Pounds Sterling and converted to U.S. Dollars at an exchange rate of approximately £1=$1.34736 (the average exchange rate during 2018 used by the Compensation Committee for purposes of executive compensation decisions).

** Calculated on a constant currency basis.

The base salary adjustments reflect the local market rates for each NEO. Mr. Kehoe’s annual base salary of $900,000 was set consistent with market competitive rates for global chief financial officers as of the March 6, 2018 date of his offer letter.

B. 2018 Annual Cash Incentive Payments

For 2018, substantially all of our senior executives (including Ms. Barra and Messrs. Kehoe, Gourlay and Fairweather) were eligible to receive an annual cash incentive payment through the MIP. The MIP rewards executives for achieving key financial and non-financial goals at both the Company and individual levels, and is intended to align our senior executives’ interests directly with our financial goals and leadership behaviors.

As noted elsewhere in this “Compensation Discussion and Analysis” section, neither Mr. Pessina nor Mr. Skinner receives a base salary and, therefore neither was eligible to receive cash incentive payments under the MIP in 2018. For the other senior executives (including the other NEOs), annual cash incentive payments were calculated as follows:

Base Salary	X	Target Short-Term Incentive Opportunity %	X	Company Performance Against Annual Goals	=	Preliminary Cash Incentive Award Amount
Determined by reviewing: • Internal and market-based peer group benchmarks • Individual performance		Established using: • Market-based peer group benchmarks • Internal calibration		Adjusted Operating Income

Individual Performance Adjustment

Final Cash Incentive Award Amount

The Compensation Committee uses a two-step approach to determine the amount of annual cash incentive payments to be made under the MIP:

•

The first step is to fund the overall cash incentive pool, which is funded if we meet a pre-established performance metric established by the Compensation Committee pursuant to the Walgreens Boots Alliance, Inc. 2011 Cash-

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Based Incentive Plan. For 2018, this performance metric was the level of adjusted operating income under the MIP that equated to 50% of the threshold payout level. We met this pre-established performance metric in 2018.

•

The second step is accomplished when the Compensation Committee exercises negative discretion by making adjustments to the formula awarded by the overall pool. Negative discretion is used to reduce the amount funded by the pool to an amount equal to the target opportunity adjusted for final Company performance and individual performance, each as described below.

Company Performance. As described further in “—III. Target Setting for Incentive Compensation—A. 2018 Annual Cash Incentive Target” above, the Compensation Committee approved the use of adjusted operating income as the sole, absolute metric for measuring Company performance for purposes of payment of annual cash incentive awards in 2018.

The Compensation Committee retains the right under the MIP to adjust the results of adjusted operating income to exclude charges or items, such as those resulting from unusual or unpredictable events, from the measurement of performance.

For 2018, the Compensation Committee used the same adjustments for purposes of reconciling adjusted operating income (which is a non-GAAP financial measures) to our operating income as determined in accordance with GAAP as those we disclosed in our full year 2018 earnings release and related presentation on October 11, 2018. These consisted of adjustments to exclude acquisition-related amortization, certain legal and regulatory accruals and settlements, acquisition-related costs, adjustments to our equity earnings in AmerisourceBergen Corporation, costs related to our store optimization program, the LIFO (last-in, first-out) inventory provision, hurricane-related costs and asset recovery. Additionally, the Compensation Committee adjusted for the effect of foreign currency rate fluctuations on adjusted operating income by translating current period adjusted operating income results for entities reporting in currencies other than U.S. Dollars using the same exchange rates used for the Board-approved budget for 2018, from which the adjusted operating income target for 2018 was derived.

The Compensation Committee’s approach to making these adjustments was unchanged from 2017.

For 2018, the adjusted operating income target was set at $7,878 million, and the payout could range from 0% to 200% of target opportunity based on actual results. Upon completion of its review, the Compensation Committee approved the following results for 2018 and corresponding payout percentage under the MIP:

	Payout Under Annual Incentive Plans

Company Performance (2018)	50%	100%	200%	Actual Results	Payout Percentage
Adjusted operating income	$7,483 million	$7,878 million	$8,665 million	$7,832 million*	89.1%**

* After currency translation adjustment. See Exhibit A to this Proxy Statement.

** The payout percentage for WBA was reduced from the actual results of 94.1% to 89.1% to better align with payout percentages in the Company’s divisions.

A reconciliation of our 2018 adjusted operating income results approved by the Compensation Committee for purposes of the MIP to our 2018 operating income as determined in accordance with GAAP can be found in Exhibit A to this Proxy Statement.

Individual Performance. For 2018, the target cash incentive opportunity for each of the NEOs who participated in the MIP (Ms. Barra and Messrs. Kehoe, Gourlay and Fairweather) was 125% of her or his base salary. The target opportunity was determined by the Compensation Committee in consultation with Mercer and took into consideration, among other factors, market practice for each such NEO’s specific role.

In order to improve our ability to link pay and performance for our senior executives, including each of the NEOs who participated in the MIP (Ms. Barra and Messrs. Kehoe, Gourlay and Fairweather), the Compensation Committee authorized Mr. Skinner (with respect to Ms. Barra) and Mr. Pessina (with respect to all other senior executives, including Messrs. Kehoe, Gourlay and Fairweather) to recommend to the Compensation Committee, for its consideration and approval, adjustments to cash incentive award payments of up to 120% of the adjusted formula-driven MIP payout levels (subject to an aggregate maximum of 200% of target) or down to 0% of target.

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COMPENSATION DISCUSSION AND ANALYSIS

While the Compensation Committee relies heavily on objective, quantitative metrics to determine cash incentive payments under the MIP, this authorization allowed Messrs. Pessina and Skinner to conduct, and allowed the Compensation Committee to consider, an individual performance review that includes qualitative factors. This helps ensure the review is comprehensive and inclusive of individual, strategic, and leadership goals for which assessment is not solely dictated by numeric or formulaic applications.

Messrs. Pessina and Skinner conducted this review at the end of 2018, taking into consideration each executive’s individual performance relating to his or her business unit or area of responsibility, including the areas of strategy, leadership, and operating performance. Following this review, in October 2018, the Compensation Committee reviewed and approved individual adjustments to the 2018 cash incentive award payments under the MIP of 120% for each of Ms. Barra and Messrs. Gourlay and Fairweather. As Mr. Kehoe was new to his role and only participated in the plan for three months of the fiscal year, an adjustment of 115% was made for his individual performance to reflect his excellent performance during his tenure with the Company.

Consequently, 2018 cash incentive payments to those NEOs were as follows:

Name	2018 Cash Incentive Award Eligible Salary*	2018 Target Cash Incentive Award Percentage of Salary	2018 Target Cash Incentive Awards*	Company Performance (% of Target)	Individual Performance (% of Target)	2018 Cash Incentive Award Payment (% of Target)	2018 Cash Incentive Award Payment*
James Kehoe	$225,000	125%	$281,250	89.1%	115%	102.5%	$288,183
Ornella Barra	$967,966	125%	$1,209,958	89.1%	120%	106.9%	$1,293,687
Alexander W. Gourlay	$968,756	125%	$1,210,945	89.1%	120%	106.9%	$1,294,743
George R. Fairweather**	$967,966	125%	$1,209,958	89.1%	120%	106.9%	$1,293,687

* Amounts for Ms. Barra and Messrs. Gourlay and Fairweather were determined and paid in British Pounds Sterling and converted to U.S. Dollars at an exchange rate of approximately £1=$1.34736 (the average exchange rate during 2018 used by the Compensation Committee for purposes of executive compensation decisions).

** Pursuant to Mr. Fairweather’s Contract Amendment, his 2018 cash incentive payment was based on his base salary in effect prior to June 30, 2018 (the date he transitioned from full-time employment to reduced-time). For further information regarding the terms of Mr. Fairweather’s Contract Amendment, see “—VIII. Retirement and Other Benefits—C. Employment Agreements” below.

V. Long-Term Compensation

A. 2018 Grants of Long-Term, Performance-Based Incentives

In 2018, the Compensation Committee granted long-term incentive compensation to substantially all of our senior executives, including certain of our NEOs, in two forms of equity: performance shares (50% of award value) and non-qualified stock options (50% of award value). Each of these forms of equity further aligns our executives’ interests with those of our stockholders and provides retention incentives through multi-year vesting periods. Long-term incentive compensation is granted annually under the Omnibus Incentive Plan. Mr. Kehoe did not receive an award for 2018 based on the date he joined the Company.

In 2018, these awards were based on a fixed dollar amount of target economic value rather than as a percent of salary target. This approach provides for the same value of awards for executives at the same level regardless of salary. Consistent with prior years, the number of shares subject to each award type was based on the average closing price of a share of our

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common stock over the last 30 trading days of 2017 so as to diminish the impact of short-term fluctuations, positive or negative, in our stock price on award sizes.

While we describe the 2018 performance-based compensation in this “V. Long-Term Compensation” section as it applies to Ms. Barra and Messrs. Kehoe, Gourlay and Fairweather, the description is also generally applicable to Mr. Pessina’s performance-based compensation. It is not, however, applicable to the at-risk compensation awarded to Mr. Skinner in 2018. For more information regarding Messrs. Pessina and Skinner’s compensation, see “—VI. CEO and Executive Chairman Compensation” below.

B. 2018 Performance Share Award Grants

In October 2017, the Compensation Committee granted 50% of the target dollar amount of the total long-term, performance-based incentive award for eligible senior executives for 2018 in the form of performance shares. Performance shares are a form of equity compensation tied to the achievement of a specific performance goal or goals that are linked to our long-term performance. Each performance share represents the right to receive, if and to the extent the designated performance goal within the period is satisfied, a share of our common stock following completion of the three-year performance period.

For the 2018 performance share awards, the Compensation Committee decided that the sole performance metric would be cumulative adjusted EPS over the 2018-2020 performance period. The payout can range from 0% to 150% for the 2018-2020 performance period based on actual results. See “—III. Target Setting for Incentive Compensation—B. 2018 Long-Term Compensation Target” above for more information.

The table below shows information regarding the performance shares granted to each of our NEOs (other than Mr. Pessina) who received performance share awards in 2018.

Name	Total Target Performance Share Award	Number of Performance Shares	Aggregate Grant Date Fair Value of Performance Share Award*
Ornella Barra	$2,000,000	24,789	$1,661,111
Alexander W. Gourlay	$2,000,000	24,789	$1,661,111
George R. Fairweather	$2,000,000	24,789	$1,661,111

* Calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant.

A description of Mr. Pessina’s 2018 performance share award is set forth in “—VI. CEO and Executive Chairman Compensation—A. 2018 CEO Compensation” below. Messrs. Skinner and Kehoe did not receive performance share awards in 2018.

C. 2018 Stock Option Grants

In October 2017, the Compensation Committee granted the remaining 50% of the target dollar amount of the 2018 total long-term, performance-based incentive award in the form of stock options.

For 2018, the terms of the NEO stock option grants were as follows:

•	All stock options granted are non-qualified stock options.

•

Stock options vest in one-third annual increments commencing on the one-year anniversary of the grant, and expire 10 years after the grant date (with special rules covering the various types of termination of employment that might occur during the vesting period or thereafter).

•	Stock options do not receive dividends.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Stock options are granted at an exercise price of no less than fair market value of a share of our common stock on the grant date. Accordingly, stock options only provide value to the recipients if our share price increases following the grant date, and provide no realizable value to recipients if our share price does not increase.

As part of its efforts to further increase the role of individual performance in compensation decisions, the Compensation Committee applied an individual performance factor, based on such individual’s performance during the prior year, which could result in an incremental increase or decrease in the target economic value of the stock options granted to such individual.

At the end of 2017, each of Messrs. Pessina and Skinner conducted an evaluation of the contribution of each member of his respective management team in the areas of strategy, leadership, and operating performance as it relates to our long-term goals. Based in part on their assessment of each such executive’s contribution, for 2018, Mr. Pessina (with respect to Messrs. Fairweather and Gourlay) and Mr. Skinner (with respect to Ms. Barra) recommended to the Compensation Committee individual increases of 20% over the target number of stock options granted in 2018. These adjustments were reviewed and approved by the Compensation Committee and were made, in part, to recognize the future potential of each of these senior executives.

The table below shows information regarding the stock options granted to each of our NEOs (other than Mr. Pessina) who received stock options in 2018. We used a Black-Scholes valuation model, based on the average closing price of a share of our common stock over the last 30 trading days of 2017, to determine the number of stock options granted.

Name	Total Target Dollar Value of Stock Option Award	Individual Performance Adjustment	Aggregate Grant Date Fair Value of Stock Option Award	Number of Stock Options
Ornella Barra	$2,000,000	120%	$2,304,691	161,506
Alexander W. Gourlay	$2,000,000	120%	$2,304,691	161,506
George R, Fairweather	$2,000,000	120%	$2,304,691	161,506

A description of Mr. Pessina’s 2018 stock option award is set forth in “—VI. CEO and Executive Chairman Compensation—A. 2018 CEO Compensation” below. Messrs. Skinner and Kehoe did not receive stock option awards in 2018.

New Hire RSU Grant. In part to compensate Mr. Kehoe for compensation foregone at his prior employer, Mr. Kehoe received a one-time RSU grant (the “New Hire RSU Grant”) on June 1, 2018, which was the effective date of his employment. The New Hire RSU Grant had a grant date value of $4.5 million with the number of shares (71,587) calculated based on the market closing price of a share of our common stock on the grant date. The New Hire RSU Grant was subject to a Company performance criteria of 50% of threshold adjusted operating income for 2018 under the MIP, which was certified by the Compensation Committee at its October 2018 meeting. In addition, the award will vest in one-third annual increments on each of the first, second, and third anniversaries of the grant date.

D. Payout of 2016-2018 Long-Term Incentive Awards

In October 2015, performance shares were granted to our senior executives for the 2016-2018 performance period. The performance shares had a performance period of September 1, 2015 through August 31, 2018 and were contingent on the Company achieving its three-year cumulative adjusted EPS goals. The goals were set aggressively and designed to be challenging for the following three-year period.

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The following chart sets forth the financial performance measure, performance period, the performance goals and corresponding payouts as a percentage of the target performance share opportunity for the fiscal 2016-2018 performance share cycle:

Performance Measure	Performance Level	Fiscal 2016- 2018 Goal	Performance (as a % of Target)	% of Performance Shares Earned*
Cumulative Adjusted EPS	Below Threshold:	<$13.84	<95%	0% of target grant
	Threshold:	$13.84	95%	50% of target grant
	Target:	$14.57	100%	100% of target grant
	Maximum:	$16.02	110%	150% of target grant

* Performance between threshold and target, or between target and maximum, will earn performance shares on a straight line pro-rated basis between 50% and 100% or between 100% and 150%, respectively.

In October 2018, the Compensation Committee determined that the three-year cumulative adjusted EPS goal for the fiscal 2016-2018 performance period was exceeded at $15.71. The Compensation Committee used the same adjustments to earnings per share as those we disclosed in our full year 2016, 2017 and 2018 earnings releases and related presentations. As a result, the Compensation Committee determined that the fiscal 2016-2018 performance shares had been earned at 139.2% of target and approved the resulting performance share vesting levels for the NEOs who had received such performance shares, as follows: Mr. Pessina, 90,605 shares; Ms. Barra, 26,426 shares; Mr. Gourlay, 26,426 shares; and Mr. Fairweather, 26,426 shares.

VI. CEO and Executive Chairman Compensation

As noted elsewhere in this “Compensation Discussion and Analysis” section, unlike the other NEOs, substantially all of the compensation paid to Messrs. Pessina and Skinner in 2018 is in the form of equity-based awards, which is designed to align their compensation to stockholder value. Neither Mr. Pessina nor Mr. Skinner received a base salary in 2018 or was eligible to receive a cash incentive award for 2018.

A. 2018 CEO Compensation

Mr. Pessina is, through an affiliated entity, our largest stockholder. Consequently, the Compensation Committee believes (after consultation with Mercer) that providing Mr. Pessina with substantially all of his compensation in the form of equity-based awards, using the same equal split of performance shares and stock options as provided to our other senior executives, is appropriate and consistent with current market practice for similarly-situated executives, and closely aligns his compensation with the interests of our stockholders.

For 2018, in consideration of his service as our Executive Vice Chairman and Chief Executive Officer, the Compensation Committee awarded Mr. Pessina a combination of performance shares and stock options equal in total economic value to $15 million. The year-over-year increase in the value of Mr. Pessina’s 2018 equity award was in recognition of Mr. Pessina’s importance to the Company and his strong performance in 2017, as well as the Compensation Committee’s desire to better align the value of his compensation to the peer group median for Chief Executive Officers.

The number of performance shares and stock options granted to Mr. Pessina was determined using the same methodology used for other senior executives as described in “—V. Long-Term Compensation” above.

The performance shares awarded to Mr. Pessina are subject to the terms and conditions described in “—V. Long-Term Compensation—B. 2018 Performance Share Award Grants” above, including the three-year performance period. The stock options awarded to Mr. Pessina will vest in one-third increments on each of the first, second, and third anniversaries of the grant date and are otherwise subject to the terms and conditions described in “—V. Long-Term Compensation—C. 2018 Stock Option Grants” above. The performance shares and stock options are subject to forfeiture in certain circumstances, or full or pro-rated accelerated vesting in certain circumstances, including if Mr. Pessina ceases to serve on the Board (subject

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COMPENSATION DISCUSSION AND ANALYSIS

to certain exceptions). For a discussion of the circumstances related to forfeiture or to full or pro-rated accelerated vesting of Mr. Pessina’s outstanding awards, see “—Executive Compensation Tables and Supporting Information—Potential Payments Upon Termination or Change in Control” below.

Name	Total Dollar Value of Awards	Aggregate Target Award of Performance Shares	Aggregate Grant Date Fair Value of Performance Share Award*	Number of Performance Shares	Aggregate Target Award of Stock Options	Aggregate Grant Date Fair Value of Stock Option Award	Number of Stock Options
Stefano Pessina	$15,000,000	$7,500,000	$6,229,183	92,959	$7,500,000	$7,202,212	504,710

* Calculated based on the probable satisfaction of the performance conditions for such award as of the date of grant.

B. 2018 Executive Chairman Compensation

Similarly, the Compensation Committee believes (after consultation with Mercer) that providing Mr. Skinner with substantially all of his compensation in the form of time-based RSUs is appropriate and consistent with current market practice for the compensation of executive chairs, and closely aligns his compensation with the interests of our stockholders.

For 2018, in consideration of his service as our Executive Chairman, the Compensation Committee granted Mr. Skinner an RSU award equal in total economic value to $7.5 million. The year-over-year increase in the value of Mr. Skinner’s 2018 equity award was to better align the value of his compensation to market rates. The number of RSUs granted was determined by dividing the grant value by the average closing price of our common stock over the last 30 trading days of 2017. This award will vest on the third anniversary of the grant date and is subject to forfeiture or full or pro-rated accelerated vesting in certain circumstances, including if Mr. Skinner ceases to serve on the Board (subject to certain exceptions). For a discussion of the circumstances related to forfeiture or to full or pro-rated accelerated vesting of Mr. Skinner’s outstanding awards, see “—Executive Compensation Tables and Supporting Information—Potential Payments Upon Termination or Change in Control” below.

Name	Total Dollar Value of RSU Award	Number of RSUs	Aggregate Grant Date Fair Value of RSU Award
James A. Skinner	$7,500,000	92,959	$6,229,183

VII. Executive Compensation Program Updates for 2019

As noted in “—I. Executive Summary—B. Components of our 2018 Executive Compensation Program” above, at the 2018 Annual Meeting, our say-on-pay proposal received the support of approximately 93.5% of the votes cast, and received the support of at least 95% of the votes cast at our 2017 and 2016 annual meetings of stockholders. The Board and the Compensation Committee considered these votes, as well as feedback received during individual meetings with stockholders, as demonstrating strong support for our executive compensation program as currently designed.

Consequently, for 2019, the Compensation Committee has decided to maintain the core structure of our executive compensation program as described in this “Compensation Discussion and Analysis” section. In particular, the Compensation Committee authorized the use of adjusted operating income as the sole financial metric for measuring Company performance for 2019 cash incentive award payments, and the use of cumulative adjusted EPS for the 2019-2021 performance period as the sole financial metric for measuring Company performance for 2019 performance share awards. Consistent with prior years, Messrs. Pessina and Skinner did not receive a base salary for 2019 (and thus are ineligible for 2019 cash incentive awards), and will solely be compensated for their service during the year in the form of equity-based awards similar to 2018.

While the Compensation Committee retained the core structure of our executive compensation program in 2019, the Compensation Committee did approve revisions to the mix of forms of equity used in the LTIP program and the retirement provisions applicable to LTIP awards. The total economic value of the 2019 awards will be provided 30% in stock options and

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COMPENSATION DISCUSSION AND ANALYSIS

70% in performance shares (compared to 50% stock options and 50% performance shares in 2018). In addition, for eligible employees who retire from the Company after age 55 with at least 10 years of service, the retirement provisions for LTIP awards beginning with the 2019 grants will be:

•	All unvested stock options will vest fully upon retirement and can be exercised until the end of the applicable term; and

•

Outstanding performance shares will vest pro-rata based on the number of months completed in a performance period and will settle based on actual Company performance at the end of the performance period.

Further, consistent with current market practice, beginning in 2019, the change in control provisions for stock option awards will provide that eligible employees who have a qualifying termination of employment within one year following a change in control have the full remaining 10-year term to exercise stock options that vest prior to or upon such qualifying termination.

VIII. Retirement and Other Benefits

A. Retirement Plans and Programs

Mr. Gourlay has accrued benefits in the Boots Pension Plan, which covers certain employees in the United Kingdom, as well as in two smaller defined benefits plans, the Boots Supplementary Pension Plan and the Boots Additional Pension Arrangement. The Boots Pension Plan is a funded final salary defined benefit plan providing a retirement pension and a dependent’s pension on the death of the participant. The Boots Pension Plan was closed to future accruals effective June 30, 2010, with benefits calculated by reference to pensionable salaries as of that date. The plan is subject to an actuarial funding valuation on a triennial basis. The Boots Supplementary Pension Plan and the Boots Additional Pension Arrangement were also closed to future accruals effective June 30, 2010.

In lieu of further participation in a defined contribution scheme, Ms. Barra and Messrs. Fairweather and Gourlay receive a pension supplement of 40% of base salary, which the Compensation Committee believes is consistent with relevant market practice.

B. Perquisites

We provide our NEOs and other senior executives with perquisites and other personal benefits that we believe are non-excessive and competitive with those offered by companies comparable to us. In April 2018, in consultation with Mercer, the Compensation Committee conducted a review of these perquisites and other personal benefits and determined that they remained generally consistent with relevant market practice.

Aircraft Usage. Pursuant to our guidelines for aircraft usage, we permit the personal use of our aircraft by each of Messrs. Pessina and Skinner. We also allow his partner or spouse, as applicable, to accompany him on such personal trips (in addition to accompanying him on business trips). In limited circumstances, pre-approved personal use of our aircraft by other senior executives is also permitted.

The Compensation Committee has authorized each of Mr. Pessina and Mr. Skinner, during the time he serves as Chief Executive Officer and Executive Chairman, respectively, to use our aircraft without requiring reimbursement for up to 20 flight hours per year for personal travel. During 2018, Mr. Pessina did not exceed that limit and Mr. Skinner did not utilize the Company’s aircraft for personal travel. From time to time during 2018, Mr. Pessina and Ms. Barra chartered our aircraft for his or her personal use. In such cases, they did so through a third-party chartering service on an arm’s-length basis, and in doing so indirectly paid us market rates for his or her personal use of such aircraft.

Each of Mr. Pessina and Mr. Skinner, to the extent his use of our aircraft for personal travel exceeds the number of hours per year allowed by the Compensation Committee without reimbursement, and our other senior executives who use our aircraft for personal travel, are required to reimburse us, pursuant to an aircraft time-sharing agreement consistent with Federal

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COMPENSATION DISCUSSION AND ANALYSIS

Aviation Administration regulations, an amount intended to approximate our incremental cost of such travel. To the extent either Mr. Pessina’s or Mr. Skinner’s use of our aircraft for personal travel without the need to reimburse us constitutes taxable income to him under applicable tax laws, then he pays the taxes on such income without gross-ups.

Relocation and Related Benefits. Executive officers are eligible for certain relocation and related benefits if they are assigned to work in a country that is not their “home country” (as defined in the applicable policy). In addition, Mr. Kehoe received relocation payments and benefits in connection with his initial hiring, the value and description of which is included in the “All Other Compensation” column of the “2018 Summary Compensation Table” under “—Executive Compensation Tables and Supporting Information” below. In addition to certain other benefits described in the paragraph below, each of Mr. Fairweather and Mr. Gourlay is entitled to a company car; payment of certain costs associated with his life, health, and other insurance policies (including, in some cases, coverage for his spouse and dependent children); long-term disability coverage; and a guaranteed death-in-service benefit of five times base salary. If either of these executives declines a particular benefit (other than the death-in-service benefit), then he may receive a cash payment in lieu thereof. Each also receives certain tax equalization benefits and tax assistance (as described further below in “—C. Employment Agreements”) consistent with his expatriate assignment.

Other. We provide limited additional perquisites and other personal benefits to our NEOs and other senior executives, including an annual medical examination, limited reimbursement of health club dues, long-term disability and personal accident insurance, preferred flight status within certain airline programs, and tax preparation services for executives with tax obligations in multiple countries. The perquisites and other benefits we provided to our NEOs during 2018 are further quantified in the footnotes in the “2018 Summary Compensation Table” under “—Executive Compensation Tables and Supporting Information” below.

C. Employment Agreements

Stefano Pessina. We entered into an employment offer letter with Mr. Pessina, effective January 9, 2015, in connection with his hiring as our then-interim Chief Executive Officer. This offer letter was approved by the Compensation Committee and executed on April 7, 2015. This offer letter has no specified term and supersedes all previous employment arrangements between Mr. Pessina and affiliates of Alliance Boots. As noted above, Mr. Pessina receives equity awards in connection with his service as our Chief Executive Officer, but he does not receive a base salary and therefore is ineligible for any annual incentive awards. Mr. Pessina may receive certain additional limited benefits in accordance with our executive compensation program, consistent with his role and status, such as being covered by our personal accident and travel insurance benefits. This offer letter was filed as an exhibit to the Quarterly Report on Form 10-Q we filed with the SEC on April 9, 2015.

James A. Skinner. We do not have an employment agreement with Mr. Skinner.

James Kehoe. We do not have an employment agreement with Mr. Kehoe. However, we entered into an employment offer letter with Mr. Kehoe, following approval by the Compensation Committee, effective as of March 6, 2018. The letter has no specified term, and his employment is on an at-will basis. Under the terms of his offer letter, Mr. Kehoe’s initial annualized base salary is $900,000 and his target annual cash incentive opportunity is 125% of his base salary (prorated in the case of fiscal year 2018) under the MIP. Mr. Kehoe is eligible to participate in our LTIP providing for annual stock option and performance share grants, with the total combined target grant date award value for this position as of the date of his offer letter being $3.5 million. Mr. Kehoe is also covered by the Executive Severance and Change in Control Plan discussed below under “—D. Change of Control Agreements.” He also received relocation benefits in accordance with our policy and other employee benefits consistent with those received by our other U.S.-based senior executives and as otherwise set forth in his offer letter. In part to compensate Mr. Kehoe for compensation foregone at his prior employer, he also received a (i) $2.5 million cash sign-on bonus, which was payable as to 50% within 30 calendar days of the first day of his employment and as to the remaining 50% within 30 calendar days of the first anniversary of his employment, and (ii) a one-time RSU grant, all as further described under “2018 Summary Compensation Table” under “—Executive Compensation Tables and Supporting Information” below. Each installment of the cash sign-on bonus is subject to a one-year clawback, such that the installment must be repaid in full by Mr. Kehoe if he resigns or is terminated for cause during the one-year period following the date such installment becomes payable.

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COMPENSATION DISCUSSION AND ANALYSIS

The other NEOs were employed by Alliance Boots or its subsidiaries prior to the closing of the Second Step Transaction, and have employment agreements from such time that continue to be in effect until terminated. These employment agreements were filed as exhibits to the Quarterly Report on Form 10-Q we filed with the SEC on April 9, 2015. Formal employment agreements are a competitive market practice in the United Kingdom, where Messrs. Fairweather and Gourlay were residents when they entered into their respective employment agreements; and in Monaco, where Ms. Barra was a resident when she entered into her employment agreement.

Ornella Barra. Benefits provided to Ms. Barra pursuant to her agreement are described above in “—B. Perquisites” and in the “2018 Summary Compensation Table” under “—Executive Compensation Tables and Supporting Information” below. Ms. Barra’s agreement provides for a 12-month notice period prior to termination of employment by either Ms. Barra or us, subject to certain exceptions set forth in the agreement. We also provide, at our expense, annual tax advice from external tax advisors relating to U.S. tax returns in relation to Ms. Barra’s employment with us.

Alexander W. Gourlay. In September 2013, Walgreens entered into a Secondment Agreement (the “Secondment Agreement”) with Alliance Boots Management Services Limited, an affiliate of Alliance Boots, pursuant to which Alliance Boots may second certain of its employees to Walgreens for particular assignments. Since 2013, Mr. Gourlay has been seconded to Walgreens pursuant to the Secondment Agreement and an assignment letter, which was most recently extended in October 2018.

Mr. Gourlay also has an employment agreement that remains in effect. Benefits provided to Mr. Gourlay pursuant to his employment agreement are described above in “—B. Perquisites” and in “2018 Summary Compensation Table” under “—Executive Compensation Tables and Supporting Information” below, and include cost of living and housing allowances, expenses associated with annual tax advice from external tax advisors related to Mr. Gourlay’s employment with us, tax equalization benefits, and reimbursement of the difference between his real estate liability in the U.S. and his liability in the United Kingdom. Mr. Gourlay’s agreement provides for a 12-month notice period prior to termination of employment by either Mr. Gourlay or us, subject to certain exceptions set forth in the agreement, and also provides for the payment of redundancy payments in certain circumstances.

George R. Fairweather. Benefits provided to Mr. Fairweather pursuant to his agreement are described above in “—B. Perquisites” and in the “2018 Summary Compensation Table” under “—Executive Compensation Tables and Supporting Information” below. We entered into a Contract Amendment with Mr. Fairweather effective as of March 6, 2018. Pursuant to the Contract Amendment, Mr. Fairweather became senior advisor to our Chief Executive Officer for business development and finance matters effective June 1, 2018, and continued as an employee of the Company on a full-time basis until June 30, 2018 (the “Transition Date”) and on a reduced basis thereafter. Prior to the Transition Date, Mr. Fairweather continued to receive the same compensation and benefits as he previously received as Chief Financial Officer. Following the Transition Date, Mr. Fairweather receives an annualized base salary of £210,347 (approximately $292,300 based on exchange rates as of March 6, 2018) in lieu of his previous salary to reflect a reduction in days worked to 65 per year, and he will remain eligible to participate in our LTIP providing for stock option and performance share grants, subject to pro-ration of such grants to account for Mr. Fairweather’s reduced work schedule. Mr. Fairweather’s target annual cash incentive opportunity under the MIP for 2018 was based on his base salary in effect prior to the Transition Date, and in future fiscal years will be based on his base salary in effect after the Transition Date, subject to adjustment in accordance with the amendment. His pay in lieu of pension calculation is amended to reflect his reduced base salary after the Transition Date and his car allowance is pro-rated. The Contract Amendment also reduces the notice period prior to termination from 12 months to 3 months.

Additionally, on October 28, 2015, we entered into a Corporate Travel and Expense Support Letter Agreement with Mr. Fairweather, which was filed as an exhibit to the Annual Report on Form 10-K we filed with the SEC on October 28, 2015. This agreement provides certain support for Mr. Fairweather in connection with his business travel in his capacity as one of our senior executives. Specifically, it provides that we will pay the amount of taxes incurred as a result of certain business travel and related subsistence and accommodation expenses that exceeds the amount of taxes that Mr. Fairweather would have incurred if not for such business travel. We will also provide, at our expense, annual tax advice from external tax advisors relating to both U.S. and United Kingdom tax returns in relation to Mr. Fairweather’s employment with us. This arrangement remains unchanged by the Contract Amendment.

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COMPENSATION DISCUSSION AND ANALYSIS

D. Change in Control Agreements

We maintain the Walgreens Boots Alliance, Inc. Executive Severance and Change in Control Plan (the “CIC Plan”), which provides eligible executives certain severance benefits (a) upon an involuntary termination by us at any time (other than for cause or upon death or disability, as those terms are defined in the CIC Plan) or (b) within one year following a “change in control,” upon an involuntary termination or a voluntary termination for “good reason” (as those terms are defined in the CIC Plan).

The CIC Plan contains a double-trigger feature with respect to a change in control, meaning that the CIC Plan requires both a change in control and a qualifying termination of employment within one year following the change in control in order to receive severance benefits.

None of the NEOs except Mr. Kehoe is currently eligible for benefits under the CIC Plan, as (1) Mr. Pessina does not receive any salary or annual incentive payments and therefore would receive no severance benefits under the CIC Plan, (2) Mr. Skinner, as Executive Chairman, is not currently eligible for participation in the CIC Plan, and (3) the other NEOs (except for Mr. Kehoe) would receive benefits pursuant to their individual employment agreements in lieu of benefits under the CIC Plan.

Mr. Kehoe’s benefits under the CIC Plan and the other NEOs’ benefits under their individual employment agreements are described under “—Executive Compensation Tables and Supporting Information—Potential Payments upon Termination or Change in Control.”

IX. Other Matters

A. Compensation Risk Oversight

In 2016, the Compensation Committee retained Mercer to conduct a risk review of our compensation programs and assess whether any of our incentive compensation plans, either individually or in the aggregate, would encourage our executives or employees to undertake unnecessary or inappropriate risks that were reasonably likely to have a material adverse impact on us. The Compensation Committee reviewed this external risk assessment of our variable pay plans and considered several factors, including the type of plan; the number of participants in each plan; the participants’ levels within the organization; the target and maximum payout potential, and performance criteria under each plan; and risk mitigating controls in place for each plan.

As part of these assessments, our management and the Compensation Committee, as well as Mercer, evaluated those plans that were identified as having the potential to deliver a significant amount of compensation, which included the short-term and long-term incentive programs described elsewhere in this “Compensation Discussion and Analysis” section.

The Compensation Committee thereafter concluded that it was not reasonably likely that risks arising from our compensation policies and practices would have a material adverse effect on us due to a variety of factors. In reaching this conclusion, the Compensation Committee considered the following:

•	Our compensation programs are designed to provide a mix of both fixed and variable incentive compensation;

•

Our compensation programs are balanced between a variety of different measures, and both short-term and long-term incentives are designed to reward execution of our short-term and long-term corporate strategies;

•

We allocate compensation among base salary, annual cash incentives, and long-term incentives, such as stock options and performance shares, that include both time of service and performance-based criteria;

•

The annual cash incentive component involves cash-based plan awards that are payable if, and only to the extent that, pre-established Company-wide financial and individual performance objectives are achieved;

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•	Long-term incentive compensation includes components that are paid based on results averaged out over a number of years and that vest over an extended period;

•

Executives are required to own a specified level of shares in order to comply with the stock ownership guidelines described in “—B. Stock Ownership Guidelines” below, which encourages focusing on enhancing long-term stockholder value in a sustainable manner;

•

As described below under “—C. Compensation Recovery (Clawback) Policy,” we have adopted a “clawback” policy applicable to all officers that is designed to allow us to recover incentive compensation paid if there is a restatement of financial results or misconduct, including fraud;

•

As described below under “—D. Anti-Hedging and Anti-Pledging Policies,” we have a policy that prohibits directors and executives from participating in transactions designed to hedge or speculate on any change in our stock price ensuring that, as designed, directors and executives bear the full risk of their ownership of our securities; and

•	We have incentive programs that provide the Compensation Committee with discretion to make downward adjustments to certain payments or awards under the component programs.

In light of the absence of any significant changes in our executive compensation program between 2017 and 2018, the Compensation Committee continues to believe that it is not reasonably likely that risks arising from our compensation policies and practices would have a material adverse effect on us, primarily for the same reasons set forth above.

B. Stock Ownership Guidelines

The Board first adopted executive stock ownership guidelines in 2008. Under the current guidelines, each senior executive has five years from the date of election or appointment to his or her position to achieve the lesser of the fixed or variable ownership level associated with his or her position. The minimum stock ownership guidelines for our Chief Executive Officer and other senior executives are as follows:

Executive Level	Fixed Number of Shares	Variable Number of Shares*
Executive Chairman	230,000	5x Salary
Chief Executive Officer	230,000	5x Salary
Chief Operating Officer	130,000	4x Salary
Executive Vice President	60,000	3x Salary
Senior Vice President	30,000	2x Salary

* Variable number of shares equals stated salary multiple divided by share price as of the measurement date.

The following are included in determining stock ownership for purposes of these guidelines (to the extent applicable):

•	restricted stock and RSUs, discounted by an assumed tax rate of 35% and only up to 50% of the applicable ownership target;

•	shares held by minor dependents and spouses; and

•	shares owned outright, such as shares acquired upon the vesting of performance shares and the exercise of stock options.

The Compensation Committee reviewed our executives’ progress towards meeting these guidelines in October 2018. Using reasonable assumptions regarding executive salary and stock price appreciation, the Compensation Committee concluded that each of the NEOs has either met the stock ownership requirement applicable to him or her or is progressing towards meeting such requirement within the appropriate time frame.

More information about the stock ownership guidelines applicable to Non-Employee Directors can be found in “Director Compensation—Non-Employee Director Stock Ownership Guidelines” above.

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COMPENSATION DISCUSSION AND ANALYSIS

C. Compensation Recovery (Clawback) Policy

The Board has adopted a compensation recovery, or “clawback,” policy for cash and equity incentive awards paid to executive officers. If there is a restatement of financial results, then the policy allows the Compensation Committee to seek reimbursement of the incremental portion of awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. All forms of incentive compensation are subject to this policy. The Compensation Committee may look back over the three-year period prior to the restatement for the recoupment, and may also look to current and former executive officers.

The policy provides the Compensation Committee with the discretion to recoup amounts of excess incentive compensation paid to an officer in conjunction with any materially incorrect results (even if not resulting in a restatement), or misconduct on the part of the executive officer, including fraud or other conduct that would lead to a “for cause” termination (as defined in the Company’s clawback policy).

In addition to this policy, our Chief Executive Officer and Global Chief Financial Officer are subject to any clawbacks that may be required under the Sarbanes-Oxley Act of 2002.

D. Anti-Hedging and Anti-Pledging Policies

We have adopted, as part of our insider trading policy, prohibitions on the short sale of our common stock and other securities as well as the purchase or sale of financial instruments that are designed to hedge or offset any decrease in the market value of our common stock or other securities. These policies prohibit our directors, officers, and senior employees, including each of the NEOs, from hedging the risk of their ownership of our common stock.

This policy also prohibits our directors, officers, and senior employees, including each of the NEOs, from pledging our common stock or other securities as collateral for a loan without the prior written approval of our Global Chief Administrative Officer and General Counsel and our Corporate Secretary.

Compensation Committee Report

The following Compensation Committee Report shall not be deemed to be incorporated by reference into any filing we may make under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

The Compensation Committee reviews the Company’s Compensation Discussion and Analysis on behalf of the Board. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis above be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018.

Compensation Committee

Nancy M. Schlichting, Chair

José E. Almeida

William C. Foote

John A. Lederer

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Executive Compensation Tables and Supporting Information

2018 Summary Compensation Table

The following table shows information regarding the compensation of each NEO for 2018, 2017 and 2016 (other than for Mr. Kehoe, who joined the Company in 2018). The values shown represent each NEO’s compensation during the fiscal year, including the grant date fair value of equity awards that were granted during a fiscal year that vest in a future year, subject to the terms and conditions of each award.

Certain amounts paid to or earned by certain NEOs were paid or accrued in British Pounds Sterling. In the tables below, amounts for 2018 (other than the pension value calculations, as noted in footnote 4 below) were converted to U.S. Dollars at an exchange rate of approximately £1=$1.34736 (the average exchange rate during 2018 used by the Compensation Committee for purposes of executive compensation decisions).

Name and Principal Position	Year	Salary ($)	Bonus ($) ➊	Stock Awards ($) ➋	Option Awards ($) ➌	Non-Equity Incentive Plan Compensation ($) ➍	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) ➎	All Other Compensation ($) ➏	Total Compensation ($)
Stefano Pessina	2018	—	—	6,229,183	7,202,212	—	—	110,865	13,542,260
Executive Vice Chairman and Chief Executive Officer	2017	—	—	7,111,185	7,361,500	—	—	201,137	14,673,822
	2016	—	—	5,017,137	4,984,416	—	—	138,815	10,140,368
James Kehoe*	2018	225,000	1,250,000	4,499,959	—	288,183	—	300,563	6,563,705
Executive Vice President and
Global Chief Financial Officer
Ornella Barra	2018	964,803	—	1,661,111	2,304,691	1,293,687	—	423,927	6,648,219
Co-Chief Operating Officer	2017	891,406	—	2,031,732	2,523,924	1,564,418	1,269,875	397,571	8,678,926
	2016	946,897	—	1,607,565	1,650,466	2,052,996	443,481	416,413	7,117,818
Alexander W. Gourlay	2018	968,756	—	1,661,111	2,304,691	1,294,743	0	645,861	6,875,162
Co-Chief Operating Officer	2017	891,406	—	2,031,732	2,523,924	1,564,418	0	580,662	7,592,142
	2016	937,076	—	1,607,565	1,650,466	2,037,983	1,316,169	545,648	8,094,907
James A. Skinner ➐	2018	—	—	6,229,183	—	—	—	585,630	6,814,813
Executive Chairman	2017	—	—	7,111,185	—	—	—	474,743	7,585,928
	2016	—	—	6,031,651	—	—	—	341,450	6,373,101
George R. Fairweather	2018	850,711	—	1,661,111	2,304,691	1,293,687	—	384,978	6,495,178
Former Executive Vice President and Global Chief Financial Officer	2017	886,314	—	2,031,732	2,523,924	1,555,481	—	399,301	7,396,752
	2016	977,118	—	1,607,565	1,650,466	2,011,329	—	424,701	6,671,179

    * Mr. Kehoe joined the Company effective June 1, 2018.

➊ This amount represents the first installment of Mr. Kehoe’s sign-on bonus. As described above under “—VIII. Retirement and Other Benefits—C. Employment Agreements,” Mr. Kehoe’s $2,500,000 sign-on bonus is paid in two equal installments of $1,250,000 within 30 days following Mr. Kehoe’s first day of employment and within 30 days following the one-year anniversary of his first day of employment, in each case, subject to a clawback requirement such that each installment must be repaid in full by Mr. Kehoe if he resigns or is terminated for cause during the one-year period following the date such installment becomes payable.

➋ Represents the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of RSUs (for Mr. Kehoe and Mr. Skinner) and performance shares (for the other NEOs) granted under the Omnibus Incentive Plan during the applicable fiscal year. These values do not represent amounts paid to or realized by the applicable NEO. The amounts included for the performance shares granted during 2018 are calculated based on the probable satisfaction of the performance conditions for such awards and the price of our common stock as of the date of grant. Assuming the highest level of performance is achieved for the performance shares, the maximum value at the grant date would be as follows: Mr. Pessina: $9,343,774; Ms. Barra: $2,491,666; Mr. Gourlay: $2,491,666; and Mr. Fairweather: $2,491,666. See “—Compensation

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EXECUTIVE COMPENSATION TABLES AND SUPPORTING INFORMATION

Discussion and Analysis—V. Long-Term Compensation—B. 2018 Performance Share Award Grants” above for further information regarding these awards. For additional information regarding our stock compensation plans, see Notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2018 (the “2018 Annual Report”). Stock awards that remained outstanding as of August 31, 2018 are reflected in the “Outstanding Equity Awards at Fiscal Year-End” table below.

➌ Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of stock options granted under the Omnibus Incentive Plan during the applicable fiscal year. These values do not represent amounts paid to or realized by the applicable NEO. See “—Compensation Discussion and Analysis” above for further information regarding these awards. The fair value of each option granted in 2018 was determined using the Black-Scholes option pricing model, with weighted-average assumptions of: risk-free interest rate (U.S. Treasury security rates for the expected term of the option), 2.03%; average expected life of options, 6.3 years; volatility (based on historical and implied volatility of the Company’s common stock), 25.30%; dividend yield (the Company’s cash dividend for the expected term), 2.03%; and weighted average grant date fair value (granted at market price), $14.27. For additional information regarding our stock compensation plans, see Notes 1 and 12 to the consolidated financial statements included in the 2018 Annual Report. Stock options that remained outstanding as of August 31, 2018 are reflected in the “Outstanding Equity Awards at Fiscal Year-End” table below.

➍ Includes the annual incentive compensation earned for each fiscal year (or portion thereof) pursuant to the MIP.

➎ Reflects changes in pension value. For Mr. Gourlay, the 2018 amount represents the pension value in U.S. Dollars as of the end of 2018, using the exchange rate at that time (£1=$1.2968), minus the pension value in U.S. Dollars as of the end of 2017, using the exchange rate at that time (£1=$1.2869). The amount shown is zero, because there was a negative change in value of $177,161. Ms. Barra received a full distribution of her pension benefit in February 2017. Year-over-year changes in pension value are driven in large part due to changes in actuarial pension assumptions. See the “Pension Benefits” table below and the “—Compensation Discussion and Analysis” section above for further information regarding these pension benefits.

➏ Detail of the amounts reported in the “All Other Compensation” column for 2018 is provided in the table below.

Item	Stefano Pessina ($)	James Kehoe ($)	Ornella Barra ($)	Alexander W. Gourlay ($)	James A. Skinner ($)	George R. Fairweather ($)
Life Insurance	—	1,118	4,231	4,251	—	4,231
Dividend Equivalents on Unvested and Deferred RSUs and DSUs	39,320	31,498	—	—	585,630	—
Relocation and Expatriate Allowances	—	267,219	33,775	230,528	—	13,069
Pension Supplements	—	—	385,921	387,503	—	340,284
Perquisites and Personal Benefits	71,545	728	—	23,579	—	27,394

Total	110,865	300,563	423,927	645,861	585,630	384,978

Dividend equivalents with respect to RSUs and DSUs are credited as additional RSUs on the record date or DSUs on the payment date, respectively, subject to the same vesting or deferral restrictions as the underlying RSUs or DSUs.

For Mr. Fairweather, includes tax return preparation services. For Ms. Barra, includes tax return preparation services and commuting costs ($26,567). For Mr. Gourlay, includes amounts paid pursuant to his secondment and assignment letter, including cost of living allowances, tax equalization payments ($8,123), reimbursement of the difference between his real estate tax liability in the United Kingdom and his real estate tax liability in the U.S. ($179,575), and expenses associated with annual tax advice from external tax advisors relating to remuneration from Mr. Gourlay’s employment. For Mr. Kehoe, includes expenses in connection with his relocation to the U.S., including moving expenses ($76,457), travel and house hunting expenses ($63,194), temporary living expenses, language training, and tax gross-ups ($118,378). See “—Compensation Discussion and Analysis—VIII. Retirement and Other Benefits—C. Employment Agreements” above. These allowances were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or the executive, as applicable.

Includes cash payment in lieu of participation in a defined contribution plan.

For Messrs. Fairweather and Gourlay, includes a car allowance (or cash payment in lieu thereof) and for Mr. Fairweather, private medical insurance. For Mr. Kehoe, includes the Company’s incremental costs relating to long-term disability benefits and personal accident insurance benefits. The amount for Mr. Pessina reflects his personal use of the Company’s aircraft. The Company determines the amount associated with personal use of its aircraft by calculating the incremental cost to it by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel and flight planning services expenses; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost.

Pursuant to SEC rules, perquisites and personal benefits are not reported for any NEO for whom such amounts were less than $10,000 in the aggregate for 2018.

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EXECUTIVE COMPENSATION TABLES AND SUPPORTING INFORMATION

➐ Mr. Skinner served as the non-executive Chairman of the Board until January 9, 2015. As a Non-Employee Director, he received compensation in accordance with our Non-Employee Director compensation program until such time he became the Executive Chairman of the Board. The “All Other Compensation” column for 2018, 2017 and 2016 above includes $125,334, $115,295 and $108,633, respectively, for dividends credited to DSUs issued as Non-Employee Director compensation.

2018 Grants of Plan-Based Awards

The following table shows information regarding the incentive awards granted to the NEOs for 2018.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards ➋			Estimated Future Payouts Under Equity Incentive Plan Awards ➌			All Other Stock Awards: Number of Shares of Stock or Units (#) ➍	All Other Option Awards: Number of Securities Underlying Options (#) ➎	Exercise or Base Price of Option Awards ($/Sh) ➏	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type ➊	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Stefano Pessina	SO	11/1/2017	10/23/2017								504,710	67.01	7,202,212
	PSP	11/1/2017	10/23/2017				46,480	92,959	139,439				6,229,183

James Kehoe	RSU	6/1/2018	3/6/2018							71,587			4,499,959
	MIP			140,625	281,250	562,500
Ornella Barra	SO	11/1/2017	10/23/2017								161,506	67.01	2,304,691
	PSP	11/1/2017	10/23/2017				12,395	24,789	37,184				1,661,111
	MIP			604,979	1,209,958	2,419,916

Alexander W. Gourlay	SO	11/1/2017	10/23/2017								161,506	67.01	2,304,691
	PSP	11/1/2017	10/23/2017				12,395	24,789	37,184				1,661,111
	MIP			605,473	1,210,945	2,421,890

James A. Skinner	RSU	11/1/2017	10/23/2017							92,959			6,229,183

George R. Fairweather	SO	11/1/2017	10/23/2017								161,506	67.01	2,304,691
	PSP	11/1/2017	10/23/2017				12,395	24,789	37,184				1,661,111
	MIP			604,979	1,209,958	2,419,916

➊ Includes stock options (SO), performance shares (PSP), and restricted stock units (RSU) issued under the Omnibus Incentive Plan and annual cash incentives paid under the MIP.

➋ These amounts represent the threshold, target, and maximum annual incentives under the MIP for 2018. The related performance targets and results are described under “—Compensation Discussion and Analysis” above. For the MIP, the threshold award was set at 50% of the target award, and the maximum award was set at 200% of the target award. The actual earned awards under the MIP are included in the “Non-Equity Incentive Plan Compensation” column of the “2018 Summary Compensation Table” above.

➌ These share numbers represent the threshold, target, and maximum performance share awards for the 2018 through 2020 performance period. The threshold award was set at 50% of the target performance share award, and the maximum award was set at 150% of the target performance share award. The performance share award to Mr. Pessina is subject to pro-rated or accelerated vesting in certain circumstances, including if he ceases to serve on the Board in certain circumstances.

➍ Represents the number of RSUs granted to Mr. Skinner and Mr. Kehoe, respectively, in 2018. The RSUs granted to Mr. Skinner vest on the third anniversary of the grant date, subject to the satisfaction of performance criteria intended to comply with Section 162(m) of the Code and subject to forfeiture in certain circumstances and full or pro-rated accelerated vesting in certain circumstances, including if Mr. Skinner ceases to serve on the Board in certain circumstances. The RSUs granted to Mr. Kehoe vest one-third on each of the first, second and third anniversaries of the grant date, subject to the satisfaction of performance criteria and subject to forfeiture in certain circumstances and full or pro-rated accelerated vesting in certain circumstances.

➎ The stock option awards vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date and the final third on the third anniversary of the grant date, subject to forfeiture in certain circumstances and full or pro-rated accelerated vesting in certain circumstances (including, with respect to Mr. Pessina’s award, if he ceases to serve on the Board in certain circumstances). The stock options expire on the tenth anniversary of the grant date.

➏ The exercise price for stock option awards is the per-share closing price of the Company’s common stock on the grant date.

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EXECUTIVE COMPENSATION TABLES AND SUPPORTING INFORMATION

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding the outstanding equity awards held by each of the NEOs as of August 31, 2018.

	Option Awards ➊					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) ➋	Market Value of Shares or Units of Stock That Have Not Vested ($) ➋	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested (#) ➌	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) ➌

Stefano Pessina	2/12/2016	—	263,273	77.08	2/12/2026
	11/1/2016	—	410,798	82.46	11/1/2026
	11/1/2017	—	504,710	67.01	11/1/2027
	2/12/2016							90,605	6,211,898
	11/1/2016							86,238	5,912,477
	11/1/2017							92,959	6,373,269

James Kehoe	6/1/2018					72,037	4,938,859

Ornella Barra	11/1/2015	56,254	28,212	84.68	11/1/2025
	11/1/2016	—	140,844	82.46	11/1/2026
	11/1/2017	—	161,506	67.01	11/1/2027
	11/1/2015							26,426	1,811,748
	11/1/2016							24,639	1,689,250
	11/1/2017							24,789	1,699,534

Alexander W. Gourlay	11/1/2015	56,254	28,212	84.68	11/1/2025
	11/1/2016	—	140,844	82.46	11/1/2026
	11/1/2017	—	161,506	67.01	11/1/2027
	11/1/2015							26,426	1,811,748
	11/1/2016							24,639	1,689,250
	11/1/2017							24,789	1,699,534

James A. Skinner	2/12/2016					82,344	5,645,511
	11/1/2016					89,966	6,168,088
	11/1/2017					95,203	6,527,090
	Various					79,476	5,448,881

George R. Fairweather	11/1/2015	55,254	28,212	84.68	11/1/2025
	11/1/2016	—	140,844	82.46	11/1/2026
	11/1/2017	—	161,506	67.01	11/1/2027
	11/1/2015							26,426	1,811,748
	11/1/2016							24,639	1,689,250
	11/1/2017							24,789	1,699,534

➊ For each of the stock option awards granted to Ms. Barra and Messrs. Fairweather and Gourlay on November 1, 2015 and to Ms. Barra and Messrs. Pessina, Fairweather and Gourlay on November 1, 2017, one-third of the award vests on each of the first, second and third anniversary of the grant date. For the other stock option awards, the award vests on the third anniversary of the grant date. All stock options are subject to forfeiture in certain circumstances and full or pro-rated accelerated vesting in certain circumstances, including, with respect to the awards to Mr. Pessina, if he ceases to serve on the Board in certain circumstances.

➋ Includes the number and value of the unvested RSUs awarded under the Omnibus Incentive Plan as of, and includes dividend equivalents through, August 31, 2018. The RSUs granted to Mr. Kehoe on June 1, 2018 vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date and the remainder on the third anniversary of the grant date. The RSUs granted to Mr. Skinner on February 12, 2016, November 1, 2016 and November 1, 2017 vest on the third anniversary of the grant date. All RSUs are subject to

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EXECUTIVE COMPENSATION TABLES AND SUPPORTING INFORMATION

forfeiture in certain circumstances or full or pro-rated accelerated vesting in certain circumstances, including, with respect to the awards to Mr. Skinner, if he ceases to serve on the Board in certain circumstances. For Mr. Skinner, also includes 79,476 DSUs outstanding as of August 31, 2018. These DSUs will be settled in stock following Mr. Skinner’s termination of service as a director in accordance with the terms and conditions of the Omnibus Incentive Plan, subject to his election options relating to the timing and form of payment.

➌ Represents the number and value of performance shares based on the target performance level, except for the November 2015 grant which is presented based on actual achievement of the three-year cumulative adjusted EPS goal as determined by the Compensation Committee in October 2018. As described in the “—Compensation Discussion and Analysis” section above, the performance shares granted in November 2016 and November 2017 will vest, if at all, based on the Company’s cumulative adjusted EPS performance over the 2017-2019 performance period and the 2018-2020 performance period, respectively. The performance share awards are subject to pro-rated or accelerated vesting in certain circumstances, including, with respect to the awards to Mr. Pessina, if he ceases to serve on the Board in certain circumstances.

Option Exercises and Stock Vested

The following table shows information regarding stock vested by each of the NEOs in the year ended August 31, 2018. The stock awards represent RSUs granted on January 15, 2015 to Messrs. Pessina and Skinner. No options were exercised in the year ended August 31, 2018.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Stefano Pessina	—	—	98,858	7,520,156
James Kehoe	—	—	—	—
Ornella Barra	—	—	—	—
Alexander W. Gourlay	—	—	—	—
James A. Skinner	—	—	70,613	5,371,551
George R. Fairweather	—	—	—	—

Pension Benefits

The following table shows information regarding the estimated present value of accumulated pension benefits for Mr. Gourlay.

In connection with the Second Step Transaction, the Company assumed certain of Alliance Boots’ defined benefit pension plans. The principal defined benefit pension plan is the Boots Pension Plan, which covers certain employees in the United Kingdom. The Boots Pension Plan is a funded final salary defined benefit plan providing a retirement pension and a dependent’s pension on the death of the participant. The Boots Pension Plan was closed to future accruals effective June 30, 2010, with benefits calculated by reference to pensionable salaries as of that date. The plan is subject to an actuarial funding valuation on a triennial basis.

The Company also assumed two smaller defined benefit plans in the United Kingdom, the Boots Supplementary Pension Plan and the Boots Additional Pension Arrangement, both of which were also closed to future accruals effective June 30, 2010. These plans were intended to supplement the benefits provided under the Boots Pension Plan for eligible senior employees of Alliance Boots.

Benefits under these plans are payable upon retirement (age 60 under all plans) or death or, in certain cases, upon early retirement. Participants in the Boots Pension Plan and Boots Supplementary Pension Plan have the option of receiving a portion of their pension as a tax-free cash sum upon retirement. Participants in the Boots Additional Pension Arrangement are

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EXECUTIVE COMPENSATION TABLES AND SUPPORTING INFORMATION

paid their benefit as a single lump sum. Even though these plans are closed to future accruals, the present value of accumulated benefits can fluctuate significantly from year to year based on changes in the underlying actuarial pension assumptions. Other than Mr. Gourlay, no other NEO is currently a participant in these plans or any other defined benefit plan of the Company.

Name	Plan Name	Number of Years of Service Credit (# of years)	Present Value of Accumulated Benefits ($) ➊	Payments During Last Year ($)
Alexander W. Gourlay	Boots Pension Plan	25.5	4,372,810	—
	Boots Supplementary Pension Plan	5.7	114,118	—
	Boots Additional Pension Arrangement	1.7	4,672,370	—

➊ These values were converted from British Pounds Sterling to U.S. Dollars using the exchange rate (£1=$1.2968) as of August 31, 2018, the last day of our fiscal year. Prior to such conversion, these values in British Pounds Sterling were £3,372,000, £88,000, and £3,603,000, respectively.

Potential Payments Upon Termination or Change in Control

The information below describes the compensation and benefits payable to each of the NEOs in the event of termination of his or her employment as of August 31, 2018. The actual amounts to be paid under any of the scenarios can only be determined at the time of such NEO’s separation from the Company. Furthermore, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it believes the circumstances so warrant.

Upon termination of employment for any reason, each NEO will be entitled to receive amounts earned during his or her employment. These amounts may include:

•

Any earned awards that are not yet paid, including unpaid approved awards under the MIP for the completed fiscal year and unpaid vested performance share awards under the Omnibus Incentive Plan for the completed fiscal year;

•	Vested stock options;

•	Accrued benefits under certain legacy Alliance Boots pension plans;

•	Earned but unused vacation pay and paid time off; and

•	Base salary earned through the date of termination.

Unless otherwise noted, the information below also does not include amounts earned for 2018 that are shown in “2018 Summary Compensation Table” above.

Mr. Pessina. Mr. Pessina’s sole compensation in 2016, 2017 and 2018 consisted of the performance share and stock option awards issued in 2016, 2017 and 2018, in each case as reflected in “2018 Summary Compensation Table” and the “Outstanding Equity Awards at Fiscal Year-End” table above. Upon termination of his employment as of August 31, 2018, the exclusive benefits provided to Mr. Pessina would be:

•	In the event of Mr. Pessina’s disability or death, he would receive full accelerated vesting of all of these performance share and stock option awards.

•

In the event Mr. Pessina’s employment is terminated within one year after a change in control of the Company (other than for cause), he would receive full accelerated vesting of the 2016, 2017 and 2018 stock option awards and the 2016 performance share awards, and pro-rated vesting of the 2017 and 2018 performance share awards.

•

In the event Mr. Pessina resigns from the Board, he would receive full vesting of the 2016 and 2017 performance share and stock option awards; and pro-rated vesting of the 2018 performance share and stock option awards.

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EXECUTIVE COMPENSATION TABLES AND SUPPORTING INFORMATION

In each case except for termination following a change in control, the actual performance shares earned will be based on the Company’s performance and settled at the end of the performance period. In the event of termination within one year following a change in control, the pro-rated performance shares are payable at target and settled within 45 days of termination of service.

Mr. Pessina is also technically eligible to participate in the CIC Plan; however, because he has no annual salary and does not participate in the MIP, he would not be entitled to benefits under the plan in the event of termination of his employment upon a change in control of the Company.

Mr. Skinner. As Executive Chairman, Mr. Skinner’s sole compensation in 2016, 2017 and 2018 consisted of the RSU awards issued in those years, in each case as reflected in “2018 Summary Compensation Table” and the “Outstanding Equity Awards at Fiscal Year-End” table above. Mr. Skinner does not participate in any of the Company’s employee benefit plans, including the CIC Plan.

As a result, upon termination of his employment as of August 31, 2018 due to disability, death, retirement from the Board, or termination of employment within one year after a change in control of the Company (other than for cause), the exclusive benefit provided to Mr. Skinner would be full vesting of these RSU awards; provided, however, that the RSU award granted in November 2017 would vest on a pro-rated basis if retirement occurs within twelve months of the grant date, subject to satisfaction of the applicable performance conditions.

Mr. Kehoe. Mr. Kehoe does not have an employment agreement, but is eligible to participate in the Company’s employment benefit plans, including the CIC Plan, under which he would receive severance benefits (a) of $4,050,000 upon an involuntary termination by us at any time (other than for cause or upon death or disability, as those terms are defined in the CIC Plan) or (b) of $5,062,500 upon an involuntary termination or a voluntary termination for “good reason” (as those terms are defined in the CIC Plan) within one year following a “change in control”. In addition, upon termination of his employment as of August 31, 2018 due to disability, death, or termination of employment within one year after a change in control of the Company (other than for cause), Mr. Kehoe’s RSU award reflected in “2018 Summary Compensation Table” and the “Outstanding Equity Awards at Fiscal Year-End” table above would become fully vested. Under all other scenarios, these RSUs would be forfeited.

Other NEOs. Each of Ms. Barra and Messrs. Fairweather and Gourlay has an employment agreement that sets forth potential payments to be made upon qualifying termination events. Because of the existence of these employment agreements, none of these NEOs is eligible for benefits under the CIC Plan. Certain amounts described herein would be paid in British Pounds Sterling; amounts shown in U.S. Dollars are based on the average exchange rate during 2018 used by the Compensation Committee for purposes of executive compensation decisions of £1=$1.34736.

Ms. Barra may be terminated for cause (as specified in her employment agreement) and would receive no payments. Termination by the Company not for cause or resignation by Ms. Barra requires twelve months’ notice; accordingly, Ms. Barra would be entitled to her base salary and all other compensation and benefits during this notice period; provided, however, that the Company may terminate Ms. Barra’s employment immediately and pay in monthly installments through the end of the notice period a total of £1,005,784 ($1,355,153), which represents base salary and cash payments in lieu of participation in a defined contribution plan (i.e., pension supplement). No additional payments would be made to Ms. Barra should her termination occur in connection with a change in control. In the event of a termination due to permanent disability or death as a result of an accident, Ms. Barra would receive three times her base salary pursuant to a personal accident insurance policy, which equals £2,155,251 ($2,903,899). Upon death while employed, a lump sum death benefit of £3,592,085 ($4,839,832) would be payable (pursuant to a life insurance policy paid for by the Company), which represents five times Ms. Barra’s base salary.

Mr. Gourlay may be terminated for cause (as specified in his employment agreement) or upon his 65th birthday and would receive no payments. Termination by the Company not for cause or resignation by Mr. Gourlay requires twelve months’ notice; accordingly, Mr. Gourlay would be entitled to his base salary and all other compensation and benefits during this notice period; provided, however, that the Company may terminate Mr. Gourlay’s employment immediately and pay his base

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salary in monthly installments through the earlier of the end of the notice period or until Mr. Gourlay were to find alternative employment. No additional payments would be made to Mr. Gourlay were his termination to occur in connection with a change in control. In the event of a termination due to permanent disability or death as a result of an accident, Mr. Gourlay would receive three times his base salary pursuant to a personal accident insurance policy, which equals £2,165,814 ($2,918,131). Upon death while employed, a lump sum death benefit of £3,609,690 ($4,863,552) would be payable (pursuant to a life insurance policy paid for by the Company), which represents five times Mr. Gourlay’s base salary.

The information above (and in the table below) does not include benefits to be paid to Mr. Gourlay pursuant to the Boots Pension Plan, Boots Supplementary Pension Plan, and Boots Additional Pension Arrangement, as these account balances are earned and payable, and the aggregate payment amounts will not vary based on the reason for termination of employment. The current actuarial value of accumulated benefits under these plans as of August 31, 2018 are included in “Pension Benefits” above.

Mr. Fairweather has served in a reduced capacity since June 30, 2018 pursuant to a Contract Amendment entered into March 6, 2018. However, the Contract Amendment did not change the provisions of his employment agreement relating to termination of employment except as to the elimination of a mandatory retirement age and the reduction of the termination notice period from twelve to three months. Accordingly, Mr. Fairweather may be terminated for cause (as specified in his employment agreement) and would receive no payments. Termination by the Company not for cause or resignation by Mr. Fairweather requires three months’ notice; accordingly, Mr. Fairweather would be entitled to his base salary and all other compensation and benefits for this notice period; provided, however, that the Company may terminate Mr. Fairweather’s employment immediately and pay in monthly installments through the end of the notice period a total of £75,122 ($101,216), which represents base salary, cash payments in lieu of participation in a defined contribution plan (i.e., pension supplement) and a car allowance. No additional payments would be made to Mr. Fairweather should his termination occur in connection with a change in control. In the event of a termination due to permanent disability or death as a result of an accident, Mr. Fairweather would receive three times his base salary pursuant to a personal accident insurance policy, which equals £631,041 ($850,239). Upon death while employed, a lump sum death benefit of £1,051,735 ($1,417,066) would be payable (pursuant to a life insurance policy paid for by the Company), which represents five times Mr. Fairweather’s base salary.

In addition to the benefits described above, each of Ms. Barra and Messrs. Fairweather and Gourlay hold stock option and performance share awards issued in 2016, 2017, and 2018, as reflected in “2018 Summary Compensation Table” and the “Outstanding Equity Awards at Fiscal Year-End” table above. Upon termination of employment of any of these NEOs as of August 31, 2018, these equity awards would be forfeited, except in the following circumstances:

•	In the event of death while employed, or termination due to disability, then he or she receives the following benefits with respect to these equity awards:

-	Vesting of the stock options is accelerated, and the vested option remains exercisable until one year from the date of death or disability; and

-

Full vesting of performance shares, calculated based on performance through the end of the performance period, and distributed at the same time performance shares are distributed to other participants.

•	In the event of retirement (defined as age 55 or older with at least 10 years of service), then he or she receives the following benefits with respect to these equity awards:

-	Accelerated vesting of any stock options scheduled to vest within one year of the retirement date, and all vested stock options remain exercisable until one year from the retirement date; and

-	Full vesting of any performance shares scheduled to vest within one year of the retirement date, which will settle based on actual Company performance at the end of the performance period.

•	In the event of involuntary termination without cause within one year following a change in control, then he or she receives the following benefits with respect to these equity awards:

-	Vesting of the stock options is accelerated, and the vested stock options remain exercisable until 90 days from the date of termination; and

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EXECUTIVE COMPENSATION TABLES AND SUPPORTING INFORMATION

-	Pro-rated vesting of the target level of performance shares, with the value of such target performance shares distributed in cash following such termination of employment.

Outstanding Equity Awards. The table below shows the value of the equity awards held by each of the NEOs under each of the scenarios listed. The amounts shown in the table assume that each such NEO’s last day worked was August 31, 2018. For termination following a change in control, it is assumed that the change in control and termination of employment occurred simultaneously as of August 31, 2018.

	Stock Options ($) ➊	Performance Shares ($) ➋	Restricted Stock Units ($) ➌
Stefano Pessina
Involuntary Termination for Cause	—	—	—
Involuntary Termination Not for Cause	—	—	—
Retirement from the Board	217,306	12,499,471	—
Other Voluntary Termination	—	—	—
Change in Control	782,300	10,528,645	—
Termination due to Disability	782,300	16,748,317	—
Termination due to Death	782,300	16,748,317	—
James A. Skinner
Involuntary Termination for Cause	—	—	—
Involuntary Termination Not for Cause	—	—	—
Retirement from the Board	—	—	13,626,679
Other Voluntary Termination	—	—	—
Change in Control	—	—	18,340,689
Termination due to Disability	—	—	18,340,689
Termination due to Death	—	—	18,340,689
Other NEOs
Involuntary Termination for Cause	—	—	—
Involuntary Termination Not for Cause	—	—	—
Voluntary Termination/Retirement	83,361	2,990,793	—
Change in Control	250,334	2,994,221	—
Termination due to Disability	250,334	4,690,327	—
Termination due to Death	250,334	4,690,327	—
James Kehoe	—	—
Involuntary Termination for Cause	—	—	—
Involuntary Termination Not for Cause	—	—	—
Voluntary Termination/Retirement	—	—	—
Change in Control	—	—	4,938,859
Termination due to Disability	—	—	4,938,859
Termination due to Death	—	—	4,938,859

➊ The amounts shown in this column reflect the value of unvested stock options that become vested in full or in part upon the various termination of employment scenarios. All such stock options are included in the “Outstanding Equity Awards at Fiscal Year-End” table above. For each applicable stock option, there is value included only if accelerated vesting of all or some portion of the award would occur and the applicable stock option exercise price is higher than the Company’s closing stock price on August 31, 2018 ($68.56).

➋ The amounts shown in this column reflect the value of performance shares at target performance for the 2016, 2017 and 2018 grants in each of the scenarios listed based on the extent to which such performance shares become vested as of termination of employment. All such performance shares are included in the “Outstanding Equity Awards at Fiscal Year-End” table above. The value shown for Mr. Pessina for the 2018 grant for retirement from the Board, and for all “Other NEOs” for a change in control is pro-rated pursuant to the terms of the applicable performance share award agreements.

➌ The amounts shown in this column reflect the value of RSUs granted in 2016, 2017, and 2018 in each of the scenarios listed based on the extent to which such RSUs become vested as of termination of employment. All such RSUs are included in the “Outstanding Equity Awards at Fiscal Year-End” table above. The value shown for Mr. Skinner for the 2018 grant for retirement from the Board is pro-rated pursuant to the terms of the applicable RSU award agreement.

Proxy Statement	75

EXECUTIVE COMPENSATION TABLES AND SUPPORTING INFORMATION

Other. In addition to the compensation and benefits described above, (1) if any NEO retires after reaching the age of 55 and achieves at least 10 years of service with the Company or its subsidiaries, or (2) in the event of the death of an NEO while employed, or the termination of an NEO due to disability, such NEO would receive a pro-rated award under the MIP for the final partial year of participation, to the extent such NEO participates in the MIP. Because the MIP amounts are deemed earned as of the last day of the fiscal year, such amounts have been excluded from this section. See “2018 Summary Compensation Table” above for payments received under the MIP for 2018.

CEO Pay Ratio

As required by the SEC rules, we are providing the following information comparing the annual total compensation of our CEO and Vice Chairman, Stefano Pessina, to the median of the annual total compensation of all of our employees other than our CEO.

Identification of Median Employee. The Company has a presence in 25 countries. We identified our median employee using our active employee population on June 1, 2018, including 320,484 employees. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 2,403 employees in Germany. After taking into account the de minimis exemption, 222,235 employees in the United States and 95,846 employees located outside of the United States were considered for identifying the median employee. The total of these excluded employees represented less than 1% of our workforce.

To identify the median employee, we considered the total actual cash earnings (base salary, overtime, and bonus) for the period of June 1, 2017 through May 31, 2018 for all active employees including full-time, part-time, seasonal and employees on leave.

As disclosed in the 2018 Summary Compensation Table, our CEO had total annual compensation of $13,542,260 and our median employee had compensation of $31,132, as calculated in accordance with the Summary Compensation Table disclosure rules but including employer provided healthcare benefits. As a result, we estimate that the ratio of our CEO’s compensation to that of our median employee was 435 to 1.

76	Proxy Statement

Proposal 4: Approval of the Amended and Restated Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan

What am I voting on?

Stockholders are being asked to approve the amended and restated Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan.

What is the Board’s voting recommendation?

The Board recommends a vote “FOR” Proposal 4. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

What is the required vote?

Approval of Proposal 4 requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. If you elect to abstain, the abstention will have the same effect as an “AGAINST” vote on Proposal 4.

The Board is asking our stockholders to approve an amendment and restatement of the Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan (the “ESPP”). The stockholders of Walgreens last approved the ESPP at Walgreens’ 2009 annual meeting. The ESPP is designed to assist employees of the Company in acquiring shares of our common stock as an investment over a period of years.

We are not asking our stockholders to approve any additional shares for issuance under the ESPP. We believe this reflects our reasonable use of shares of our common stock previously authorized under the ESPP.

In 2008, the Board of Directors of Walgreens approved an amendment to the ESPP to increase the number of shares of common stock authorized for issuance under the ESPP from 74,000,000 to 94,000,000. The shareholders of Walgreens approved this amendment at our 2009 annual meeting. Of these 94,000,000 shares authorized for issuance, 11,357,395 shares remain available for purchase under the ESPP, which may be subject to adjustment in the case of any change in the shares of the Company, including by reason of any stock dividend, recapitalization, merger, consolidation, stock split, split up, spin off, combination or exchange of shares, reorganization, liquidation, or other change in corporate capitalization. As of November 26, 2018, the closing sales price per share of our common stock on Nasdaq was $81.70.

On July 10, 2018, pursuant to previously-delegated authority from the Board, the Compensation Committee, subject to approval by our stockholders at the Annual Meeting, further amended the ESPP (i) to allow for future participation by employees of our designated non-US entities, (ii) to allow for the granting of options to purchase shares under a sub-plan that is not designed to be tax qualified under Section 423 of the Code and (iii) to provide other expanded flexibility under the ESPP to the Compensation Committee (e.g., non-US offerings, participating employers, eligibility rules, stock purchase alternatives and procedures, etc.). If such stockholder approval is obtained, the amendment and restatement of the ESPP would become effective as of April 1, 2019.

Proxy Statement	77

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED WALGREENS BOOTS ALLIANCE, INC. EMPLOYEE STOCK PURCHASE PLAN

Summary of the Plan

The principal features of the ESPP, as amended and restated, are summarized below. This summary is qualified by reference to the complete text of the ESPP set forth in Exhibit B to this Proxy Statement.

Participation. Subject to the proper completion of an authorization form, any full or part time employee who is providing services to the Company, a designated subsidiary or a designated affiliate shall be eligible to participate as an eligible employee, unless any such employee is specifically excluded by the Compensation Committee from participation. Prior to the date of grant, the Compensation Committee, in its discretion, may determine that the definition of an eligible employee will or will not include an individual if he or she: (i) is under the age of 18, (ii) has not completed at least 90 days of service since his or her last hire date (or such lesser period of time as may be determined by the Compensation Committee), (iii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Compensation Committee), (iv) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Compensation Committee), or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code, provided that any such exclusion is applied with respect to each offering in a uniform manner to all similarly-situated employees who otherwise would be eligible employees for that offering. Further, employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the ESPP or an offering. As of August 31, 2018, approximately 184,739 employees are eligible to participate in the ESPP.

Plan Components. The ESPP includes two components. The first component, which we refer to as the 423 component, is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code and generally covers our U.S. employees. The second component, which we refer to as the non-423 component, is not intended to qualify under Section 423 of the Code, and generally covers certain of our non-U.S. employees.

Purchases. The ESPP provides that participating employees may purchase shares of our common stock in an amount up to 25% of the employee’s compensation and subject to a $25,000 annual purchase limit based on the fair market value of the shares on the applicable date of grant. The purchase price is established by the Compensation Committee for each option period, but may not be less than 85% of the fair market value of a share on the first day of the applicable option period or on the purchase date, whichever date results in a lower price. The “purchase date” is the last trading day of any option period. The Compensation Committee shall determine the length of each option period and such option periods shall not exceed 27 months in length. A participating employee may elect to pay for the purchase of stock by a payroll deduction, or if permitted by the Compensation Committee, by cash, check or other means. Payroll deductions or other contributions, as applicable, will commence on the first payday following the first day of the option period (the “date of grant”) and will end on the last payday prior to the purchase date of the option period unless properly earlier terminated or changed by the participant. No employee may purchase more than 5,000 shares of our common stock in any option period (or such other maximum number designated by the Committee). No employee shall be granted an option under the ESPP if immediately after such grant, such employee would be treated as owning or holding five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary. The shares so purchased are then entered in the employee’s account, and the employee can elect to have certificates for such shares delivered to him or her pursuant to procedures established by the Compensation Committee. The Compensation Committee may require a participant to hold shares of our stock purchased under the ESPP in a designated brokerage account for a certain period of time.

Termination of Employment. Unless otherwise determined by the Compensation Committee, any amounts credited to an employee’s account that have not been used to purchase shares at the employee’s termination of employment are distributed to the employee or, in the case of death, to the employee’s estate.

Rights Not Transferable. Rights granted under the ESPP are not transferable by a participating employee other than by will or under the laws of descent and distribution and are exercisable only by the employee during his or her lifetime.

Administration. The ESPP is administered by the Compensation Committee (or its designee). No member of the Compensation Committee is eligible to participate in the ESPP.

78	Proxy Statement

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED WALGREENS BOOTS ALLIANCE, INC. EMPLOYEE STOCK PURCHASE PLAN

Amend / Terminate. The Board (or the Compensation Committee, pursuant to delegated authority from the Board) has the power to amend or alter the ESPP at any time, provided that any such amendment or alteration may not adversely affect the rights of any participant or beneficiary without the consent of the affected participant or beneficiary. However, if applicable law requires stockholder approval of any amendment, then such amendment will be subject to the requisite stockholder approval. The Board may terminate the ESPP at any time.

General Federal Income Tax Summary with Respect to the ESPP

The 423 component of the ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. The ESPP also authorizes the grant of rights to purchase shares that do not qualify under Section 423 pursuant to the non-423 component.

423 Component Offerings

Under the 423 component, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the option period in which the shares were acquired or within one year after the actual purchase date of those shares, whichever is later, then the participant will recognize ordinary income, in the year of sale or disposition, equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction (subject to applicable limits under the Code, including, if applicable, those imposed by Code Section 162(m)), for the taxable year equal to the amount recognized as ordinary income by the participant. The amount of this ordinary income will be added to the participant’s basis in the shares and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares more than two years after the start date of the option period in which the shares were acquired and more than one year after the actual purchase date of those shares (a “qualifying disposition”), then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (b) the applicable purchase price discount on the purchased shares, measured against the fair market value of the shares on the first day of that option period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to a qualifying disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) the applicable purchase price discount on the purchased shares, measured against the fair market value of the shares on the first day of the option period in which those shares were acquired will constitute ordinary income in the year of death. The Company will not be entitled to an income tax deduction with respect to a qualifying disposition.

Non-423 Component Offerings

If a purchase right is granted under the non-423 component of the ESPP, then to the extent a participant is subject to U.S. federal income tax, the participant will recognize ordinary income, in the year of purchase, in an amount equal to the excess of the fair market value of the shares on the purchase date over the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares, after such basis adjustment, will be a capital gain or loss. A capital gain or loss will be long-term if the participant

Proxy Statement	79

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED WALGREENS BOOTS ALLIANCE, INC. EMPLOYEE STOCK PURCHASE PLAN

holds the shares for more than one year after the purchase date. The Company may be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant (subject to applicable limits under the Code, including, if applicable, those imposed by Code Section 162(m)).

The foregoing is only a summary of the U.S. federal income taxation of participants and the Company as to the participation in the ESPP. This discussion is not intended to be exhaustive and does not provide tax guidance to participants in the ESPP, as the consequences may vary. The summary does not address the effects of other federal taxes (including employment taxes or excise taxes, or taxability under Section 409A of the Code) or taxes imposed under state, local, or non-U.S. tax laws. The summary is not intended or written to be used, and cannot be used, for the purposes of avoiding tax penalties.

Plan Benefits

It is not possible to determine how many eligible employees will participate in the ESPP in the future. Therefore, it is not possible to determine with certainty the dollar value or number of shares of common stock that will be distributed under the ESPP. Our directors and named executive officers do not participate in the ESPP. In 2018, our executive officers as a group did not purchase any shares of common stock under the ESPP. In 2018, employees as a group (other than executive officers) purchased 860,776 shares of our common stock under the ESPP, having a value of $59,014,803, based on the fair market value of our common stock as of August 31, 2018 of $68.56.

80	Proxy Statement

Equity Compensation Plan Information

The following table summarizes information about our common stock that may be issued upon the exercise of options, warrants, and rights under our equity compensation plans as of August 31, 2018.

Name	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ➊ (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders ➋	19,445,838		$64.21	43,995,542
Equity compensation plans not approved by security holders ➌	1,404,500		$27.56	—

Total	20,850,338	➍	$61.41	43,995,542

➊ Weighted average exercise price of outstanding options only. RSUs and performance shares do not have an exercise price and, accordingly, are not included in this calculation.

➋ We have two active equity incentive plans, both of which have been approved by our stockholders: the Omnibus Incentive Plan and the Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan (f/k/a the 1982 Employees Stock Purchase Plan) (the “ESPP”). As of August 31, 2018, we also had outstanding equity awards that may be settled for shares of our common stock under two other plans approved by our stockholders: the Walgreen Co. Executive Stock Option Plan (as assumed by Walgreens Boots Alliance, Inc.) (the “Former Option Plan”) and the Walgreen Co. Long-Term Performance Incentive Plan (as assumed by Walgreens Boots Alliance, Inc.) (the “Former Incentive Plan”).

The Omnibus Incentive Plan provides for incentive compensation to Non-Employee Directors and our officers and employees, and permits various stock-based awards. These include, but are not limited to, stock options, restricted stock, RSUs, performance shares, performance units and SARs. Pursuant to the Omnibus Incentive Plan, the number of authorized shares under the plan is reduced at two different rates depending on the type of award. Each share of common stock issuable upon the exercise of stock options or SARs reduces the number of shares available for future delivery under the Omnibus Incentive Plan by one share, while each share of common stock issued pursuant to “full value awards” reduces the number of shares available for future delivery by three shares. “Full value awards” are awards, other than stock options, SARs and awards where the participant has directly or indirectly paid the intrinsic value of the award, that are settled by the issuance of shares of common stock, including RSUs and performance shares. Awards that do not entitle the holder to receive or purchase shares, awards that are settled in cash, and awards that are granted in substitution for awards under a plan of an acquired entity are not counted against the aggregate number of shares available for issuance under the Omnibus Incentive Plan. As of August 31, 2018, 32,576,183 shares were available for future issuance under this plan.

The ESPP is a tax-qualified Code Section 423 stock purchase plan under which eligible employees are permitted to purchase shares of our common stock at a 10% discount. As of August 31, 2018, 11,419,359 shares were available for future issuance under this plan.

Former Plans: The Omnibus Incentive Plan consolidated into a single plan several previously existing equity compensation plans: the Former Option Plan, the Former Incentive Plan, the Walgreen Co. Broad Based Employee Stock Option Plan and the Walgreen Co. Nonemployee Director Stock Plan (collectively, the “Former Plans”). Following shareholder approval on January 9, 2013, the effective date of the Omnibus Incentive Plan, no further grants may be made under the Former Plans and shares that were available for issuance under the Former Plans and not subject to outstanding awards became available for issuance (in addition to newly authorized shares) under the Omnibus Incentive Plan. Pursuant to the Omnibus Incentive Plan, shares that are subject to outstanding awards under the Omnibus Incentive Plan, the Former Plans and the former Share Walgreens Walgreen Co. Stock Purchase/Option Plan (the “Former Share Walgreens Plan”) that subsequently are cancelled, forfeited, lapsed, or are otherwise terminated or settled without a distribution of shares become available for awards under the Omnibus Incentive Plan. The Former Option Plan was an incentive compensation plan that permitted the grant of incentive stock options and nonqualified stock options to eligible employees. The Former Incentive Plan was an incentive compensation plan that permitted the grant of restricted stock, RSUs, performance units and performance shares. For additional information about our equity compensation plans, see Notes 1 and 12 to the Consolidated Financial Statements included in the 2018 Annual Report.

Proxy Statement	81

EQUITY COMPENSATION PLAN INFORMATION

➌ We have equity awards that may be settled for shares of our common stock outstanding under the Former Share Walgreens Plan and under certain equity compensation plans and awards we assumed in connection with our acquisition of drugstore.com, inc. in June 2011 that were not approved by our stockholders. The Former Share Walgreens Plan expired on September 30, 2012. As a result, no further awards may be granted under that plan.

The Former Share Walgreens Plan was a stock purchase and stock option incentive compensation plan that allowed eligible non-executive employees to buy stock (up to a specified percentage of base annual salary) during specific periods. For each share of common stock an employee purchased through the plan, the employee received from one to three options to purchase additional shares at a fixed price. The determination of the number of options was a function of the degree to which we attained pre-established performance goals. For options granted on or after October 1, 2005, the option price is the closing price of a share of common stock on the grant date. There is a two-year holding period on purchased shares, and, for grants made on or after October 31, 2008, options may be exercised after a three-year period. Unexercised options expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. The outstanding options under this plan as of August 31, 2018 are reflected in the above table.

The above table does not include equity awards that we have assumed in connection with the acquisition of other companies. As of August 31, 2018, an additional 2,627 shares of our common stock were subject to outstanding stock options assumed in connection with acquisitions of other companies, including options to acquire an aggregate of 949 shares with a weighted-average exercise price of $9.83 per share, and SARs with respect to an aggregate of 1,678 shares with a weighted-average exercise price of $26.35 per share. No additional awards may be granted under these plans.

➍ Comprised of options to acquire 18,382,599 shares, 517,945 shares subject to outstanding RSU awards and 1,949,794 shares subject to outstanding performance share awards. The number of performance shares indicated reflects the target amount awarded for awards outstanding as of August 31, 2018; the actual number of shares issued will range between 0% and 150% of the target amount for awards granted in 2016, 2017 and 2018 based upon our performance relative to the applicable goals as determined by the Compensation Committee following the end of the applicable performance period.

82	Proxy Statement

Proposals 5-8: Stockholder Proposals

What am I voting on?

The following four proposals were submitted by stockholders.

What is the Board’s voting recommendation?

The Board recommends a vote “AGAINST” each of the following stockholder proposals. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

What is the required vote?

Approval of each of the following stockholder proposals requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on such proposal. If you elect to abstain from voting on any of the following stockholder proposals, the abstention will have the same effect as an “AGAINST” vote on such proposal.

The following four proposals were submitted by stockholders. If the stockholder proponent, or a representative who is qualified under state law, is present and submits such proposal for a vote, then the proposal will be voted on at the Annual Meeting.

In accordance with federal securities regulations, we have included each stockholder proposal plus any supporting statement as submitted by the proponent. We accept no responsibility for the accuracy of any stockholder proposal or any supporting statement.

Proposal 5—Stockholder Proposal Requesting an Independent Board Chairman

We have been advised that Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, who has indicated he is a beneficial owner of at least $2,000 in market value of our common stock, intends to submit the following proposal at the Annual Meeting.

Proposal 5—Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar is an example of a company changing course and naming an independent board chairman. Caterpillar had opposed a shareholder proposal for an independent board chairman at its annual meeting. Wells Fargo also changed course and named an independent board chairman.

Proxy Statement	83

STOCKHOLDER PROPOSALS

Now is an ideal time to take the first step to transition to an independent board chairman. Our stock price dropped $10 in a year. Plus our Lead Director, William Foote, had both roles at USG Corporation when it filed for bankruptcy. And Mr. Foote had more than 21-year long tenure at Walgreens. Long-tenure can impair the independence of a director—no matter how well qualified. Independence is a priceless attribute in a director.

Plus Mr. Foote had still more influence on our company by chairing the Nomination Committee and having a seat on the Executive Pay Committee.

Adoption of this proposal is a low hanging fruit item that will cost our company virtually nothing — yet it can improve director independence and company performance.

Please vote yes:

Independent Board Chairman—Proposal 5

The Board’s Statement in Opposition to Proposal 5

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

The Company’s Board leadership structure should be tailored to the Company’s evolving needs and not limited to the proposal’s “one-size-fits-all” approach.

The Company’s directors have a fiduciary duty to regularly consider the most appropriate Board leadership structure in light of the Company’s specific and evolving circumstances. Accordingly, as discussed above under “Governance—Our Commitment to Strong Corporate Governance—Board Leadership Structure,” the Company’s by-laws provide the Board with the flexibility to select the most appropriate Board leadership structure. This flexibility benefits the Company and its stockholders because the Board is best positioned to evaluate the optimal leadership structure for the Company based upon the Company’s leadership team, strategy, challenges and opportunities over time. The Board believes that it should continue to determine on a case-by-case basis the most effective leadership structure for the Company, rather than take the stockholder proposal’s rigid, “one-size-fits-all” approach to Board leadership.

The Board’s current leadership structure provides effective, independent Board oversight.

The Board evaluates the Board’s leadership structure at least once a year in connection with the election of the Board Chairman. As described in more detail in “Governance—Our Commitment to Strong Corporate Governance—Board Leadership Structure,” the Board believes that its current leadership structure allows it to provide effective, independent oversight of the Company. Specifically, since the Chairman of the Board currently is not an independent director, the Corporate Governance Guidelines require the independent directors to select a Lead Independent Director and vest the Lead Independent Director with significant responsibilities. Moreover, the independent directors meet regularly in executive sessions that are presided over by the Lead Independent Director with no members of management present. During these executive sessions, the independent directors discuss matters of concern as well as any matter they deem appropriate, including evaluation of the Board Chairman and CEO, board meeting matters and board effectiveness.

The Company’s corporate governance policies and practices promote effective, independent Board oversight.

In addition, the Board has adopted corporate governance policies and practices that promote a strong and effective Board that provides independent oversight. For example:

•	Directors are elected annually and by a majority of the votes cast in uncontested elections.

•	Stockholders have meaningful proxy access and special meeting rights and cumulative voting.

•

The Company’s Corporate Governance Guidelines require that the Board consist of a substantial majority (at least two-thirds) of independent directors. Currently, nine of the Company’s eleven directors qualify as independent.

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•

The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are comprised entirely of independent directors. This vests the independent directors with oversight of critical matters, such as the integrity of the Company’s financial statements, the annual self-evaluation of the Board and its committees, and the compensation of executive officers.

•

The Company has demonstrated a strong commitment to Board refreshment and to having highly qualified, independent voices on the Board. Of the Board’s nine independent directors, five have joined the Board since January 1, 2012.

•	The Nominating and Governance Committee annually evaluates each director and recommends to the Board whether each should be nominated for election to a one-year term.

The Board recommends that stockholders vote AGAINST Proposal 5. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

Proposal 6—Stockholder Proposal Regarding the Use of GAAP Financial Metrics for Purposes of Determining Senior Executive Compensation

We have been advised that The City of Philadelphia Public Employees Retirement System, Sixteenth Floor, Two Penn Center Plaza, Philadelphia, PA, 19102, which has indicated it is a beneficial owner of at least $2,000 in market value of our common stock, intends to submit the following proposal at the Annual Meeting.

RESOLVED, shareholders of Walgreens Boots Alliance, Inc. (the “Company”) urge the Compensation Committee of the Board of Directors to adopt a policy that when using performance metrics to calculate senior executive compensation, the Company shall not adjust performance metrics that are calculated in accordance with generally accepted accounting principles (GAAP). The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan.

SUPPORTING STATEMENT

As shareholders, we are concerned that the use of adjusted GAAP financial metrics for senior executive compensation benchmarks can undermine the connection between pay and performance. In our view, if the Company chooses to use GAAP metrics to calculate performance then the calculation of the metric should follow GAAP rather than exclude certain costs. In our view, the use of adjusted GAAP metrics complicates investors’ ability to compare senior executive compensation performance metrics across companies.

The Company has rewarded senior executives through its incentive pay plans, the pay-outs for which are calculated with adjustments that increased the awards. The Company used adjusted Earnings Per Share (“EPS”) for its long-term incentive plan and adjusted Operating Income (“OCI”) for its annual incentive plan (2018 proxy statement, page 6). The Company made adjustments to EPS that increased the result by nearly 35 percent and to the OCI that increased the result by nearly 36 percent. The specific adjustments are not disclosed in the proxy statement. A review of the 2017 annual report however reveals cost transformation, acquisition-related costs, other income among the list of items whose impact are adjusted out (2017 annual report, pages 45-47).

It is our belief that the use of adjusted GAAP financial metrics can tilt the scales to unduly help executives achieve their performance benchmarks and insulate them from missteps. These considerations are especially critical at the Company given the potential reputational, legal and regulatory risks it faces over its role in the nation’s opioid epidemic. According to the Centers for Disease Control, prescription opioids claim 115 lives a day in this country.

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In 2013, Walgreens agreed to pay a record $80 million civil penalty to settle claims that it failed to properly control the sale of opioids (https://www.nytimes.com/2013/06/12/business/walgreen-to-pay-80-million-settlement-over-painkiller-sales.html ). An investigation by the Drug Enforcement Administration in 2016 revealed that a Walgreens pharmacy had no explanation for 8,000 missing hydrocodone tablets (https://www.thestreet.com/politics/dea-doj-making-moves-in-crisis-to-contain-opioid-supply-chain-14638575 ). The Company continues to face legal risks and is a defendant in the multidistrict opioid litigation in Ohio brought by hundreds of municipalities (https://www.nytimes.com/2018/02/27/us/politics/justice-department-opioid-lawsuit.html).

At this critical time when the Company faces legal and reputational scrutiny, executive pay incentives should be transparent and incentivize executive accountability. A consistent calculation for the drivers of executive incentive pay would improve clarity. An explanation for why adjustments need to be applied to such a calculation would be a step in that direction.

For these reasons, we urge shareholders to vote FOR this resolution

The Board’s Statement in Opposition to Proposal 6

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

The Board is committed to creating an executive compensation program that aligns with and promotes the Company’s objectives and long-term stockholder value.

The Company’s executive compensation programs are designed to incentivize our senior executives to achieve the Company’s objectives, including creating long-term stockholder value. As the administrator of our executive compensation programs, the Compensation Committee (which is composed entirely of independent directors) regularly reviews the Company’s incentive compensation program and evaluates whether the current structure, including the performance measures used, supports these goals. For example, as discussed above under “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Updates for 2019,” the Compensation Committee recently reviewed the Company’s incentive compensation for senior executives and determined that the structure of long-term incentive compensation should be revised to provide for 70% of long-term incentive compensation paid in the form of performance shares and 30% paid in the form of stock options for fiscal 2019. The Compensation Committee believes at this time that this mix of compensation will best align the interests of our senior executive officers with those of the Company’s stockholders. This proposal would limit the Compensation Committee’s flexibility to continue to review and evaluate a key aspect of the Company’s incentive compensation programs by restricting the performance measures used, which we do not believe is in the best interests of the Company or stockholders.

Adjusted measures best align executives’ incentive compensation with the Company’s operational performance.

As discussed above under “Executive Compensation—Compensation Discussion and Analysis—III. Target Setting for Incentive Compensation,” the Compensation Committee selected adjusted operating Income and adjusted earnings per share (“EPS”) for use in its executive compensation programs for the 2018-2020 performance period in order to promote effective Company operational performance. The Compensation Committee believes that these measures best reflect the Company’s operational performance. Therefore, at this time these are the most appropriate metrics to utilize in the Company’s incentive compensation programs because they closely align senior executive performance with the creation of long-term stockholder value.

In contrast, GAAP measures include some items that may not fairly reflect the Company’s actual performance. For example:

•

Using only GAAP performance metrics could result in performance targets that incorporate certain items outside of management control and reduce comparability. For example, GAAP includes the impact of foreign currency gains and losses, which makes it difficult to compare performance across both periods and peers for short-term plans. The Board does not believe it is desirable to either reward or penalize executives based on the impact of foreign currency swings in our short-term plan.

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•

Using only GAAP performance metrics could result in performance targets that are misaligned with the long-term interests of the Company and stockholders. For example, GAAP-based metrics include any gains resulting from disposal of business units. Those business units could be strategic or beneficial to the long-term health of the Company. In this situation, GAAP metrics would result in higher EPS, but would not be in the long-term interests of stockholders.

The Compensation Committee exercises independent judgment so that adjusted measures do not inappropriately increase executive compensation.

The Compensation Committee carefully reviews and evaluates performance measures used in our incentive compensation programs so that senior executive compensation fairly corresponds to the Company’s operating performance. In this regard, the Compensation Committee historically has made both positive and negative adjustments to the adjusted performance measures. The Board believes that this proposal would unduly constrain the Compensation Committee’s flexibility to promote the Company’s objectives and the creation of long-term stockholder value by dictating the basis of the performance measures used (GAAP or adjusted measures).

The Board recommends that stockholders vote AGAINST Proposal 6. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

Proposal 7 —Stockholder Proposal Requesting Report on Governance Measures Related to Opioids

We have been advised that Mercy Investment Services, Inc., 12039 North Geyer Road, St. Louis, MO 63131, which has indicated it is a beneficial owner of at least $2,000 in market value of our common stock, intends to submit the following proposal at the Annual Meeting.

RESOLVED, that shareholders of Walgreens Boots Alliance Inc. (“Walgreens”) urge the Board of Directors (the “Board”) to report to shareholders by June 30, 2019 describing the corporate governance changes Walgreens has implemented since 2012 to more effectively monitor and manage financial and reputational risks related to the opioid crisis, including whether and how the Board oversees Walgreens’ opioid-related programs and AmerisourceBergen’s opioid-related risks, whether the crisis has been designated (or is encompassed within) a material corporate social responsibility (CSR) issue and whether and how Walgreens has changed senior executive incentive compensation arrangements.

The report should be prepared at reasonable cost and should omit confidential and proprietary information.

SUPPORTING STATEMENT

Opioid abuse is a public health crisis: The Centers for Disease Control and Prevention reported that opioid abuse caused more than 42,000 U.S. deaths in 2016. The economic and social effects of the crisis are profound. A recent report pegged the cumulative economic toll of the opioid epidemic at over $1 trillion. (https://altarum.org/ about/news-and-events/economic-toll-of-opioid-crisis-in-u-s-exceeded-1-trillion-since-2001) Opioid use and dependency is a key factor in the decline in prime-age male labor force participation. (https://www.brookings.edu/wp-content/uploads/2017 /09/1_krueger.pdf)

Walgreens has repeatedly come under fire for irresponsible dispensing and distribution of opioids. In 2013, Walgreens settled claims that it committed an “unprecedented number” of federal Controlled Substances Act violations by failing to report suspicious orders, maintaining inadequate controls against diversion and dispensing opioids despite red flags. Walgreens paid a record $80 million civil penalty. (https://www.justice.gov/usao-sdfl/pr/walgreens-agrees-pay-record-settlement-80-million-civil-penalties-under-controlled)

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Walgreens is a defendant in the Ohio multidistrict opioid litigation. (https://www.nytimes.com/2018/02/27/us/politics/justice-department-opioid-lawsuit.html) The states of Delaware and Kentucky, the City of Miami and the Cherokee Nation have also sued Walgreens for improperly dispensing opioids. (The Kentucky lawsuit contends that Walgreens also acted as a wholesale distributor in that state.) In March 2018, the Drug Enforcement Administration conducted an administrative inspection of a Walgreens’ pharmacy in California that had purchased an unusually large number of opioid pills and had an “unexplained loss” of 8,000 hydrocodone tablets. (https://www.revealnews.org/article/this-walgreens-gets-5-times-us-average-of-oxycodone-the-dea-is-asking-why/; https://www.documentcloud.org/documents/4452667-Return-Accounting-for-Items-Seized.html)

Walgreens owns 26% of distributor AmerisourceBergen, which faces significant financial and reputational consequences for its role in the opioid epidemic, and the two companies have talked about combining. (https://www.cnbc.com/2018/02/27/walgreens-and-amerisourcebergen-deal-talks-of-cooled-.html; https://www.washingtonpost.com/national/drug-executives-to-testify-before-congress-about-their-role-in-us-opioid-crisis/2018/04/12/89e7ccf2-3db6-
11e8-974f-aacd97698cef_story.html?utm_term=.5670fdc325f6)

In our view, corporate governance can play an important role in effectively addressing opioid-related risks and we think shareholders would benefit from a fuller understanding of how Walgreens’ governance has changed since 2012 to serve that function. For example, Walgreens’ most recent proxy statement asserts that individual performance is considered in determining annual incentive awards, but does not indicate whether any opioid-related objectives, such as promoting ethical conduct, are part of that assessment. Walgreens’ 2017 CSR report touts Walgreens’ opioid-related initiatives such as take-back programs but does not indicate whether the Board’s Nominating and Governance Committee oversees them or Walgreens’ anti-diversion efforts. Nor is it clear from the report how the opioid crisis fits into Walgreens’ designation of material CSR issues. (https://www.walgreensbootsalliance.com/content/1110/files/Walgreens-Boots-Alliance_Corporate-Social-Responsibility-Report-2017.pdf)

We urge shareholders to vote for this proposal.

The Board’s Statement in Opposition to Proposal 7

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

The Company already discloses the governance measures and other controls it has implemented to effectively monitor and manage significant risks associated with the Company’s business.

As discussed in this Proxy Statement under “Governance—Board Oversight of Strategy and Risk Management,” the Company has implemented a strong ERM program, led by the Global Chief Compliance and Ethics Officer. The ERM program reviews on a regular basis the top current and emerging enterprise risks facing the Company, including opioid-related risks. In addition, pursuant to its charter, the Audit Committee reviews our policies and processes with respect to enterprise risk assessment and risk management and discusses with management the key risks identified in the ERM process and our risk mitigation strategies on an ongoing basis. In addition, the other standing committees of the Board review and oversee management of risks related to their respective areas of responsibility. The committees regularly report to the full Board regarding identified risks and risk management.

The Board continually reviews and improves the Company’s risk management processes, including through its annual review of Company strategic plans and its oversight of the ERM program. The role of the Board and its committees in enterprise risk management is described in our Corporate Governance Guidelines, which are available on the Company’s website at https://investor.walgreensbootsalliance.com. The Board regularly reviews and updates the Corporate Governance Guidelines and committee charters. The Corporate Governance Guidelines and committee charters were recently reviewed by the Nominating & Governance Committee in January 2018.

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The Company already publicly discloses specific actions that the Company takes to manage opioid-related risks.

The Company annually publishes a Corporate Social Responsibility Report that includes information about our identification of and response to opioid-related risks. Our most recent Corporate Social Responsibility Report included a section providing specific information regarding the Company’s actions to help prevent opioid abuse and overdose-related deaths, including, among other things:

•

The Company’s expansion of its program to prevent opioid abuse and fight the rise in overdose-related deaths, including working with government representatives to change legislation and implement solutions;

•	Key Company initiatives to manage opioid-related risks, including increasing the availability of the opioid antidote naloxone at pharmacies, patient education programs and safe drug disposal kiosks;

•	The Company’s medication disposal program, launched in 2016, which collects and disposes of unused medications to combat the opioid abuse crisis; and

•	The Company’s launch of the #ItEndsWithUs campaign to educate teens across the United States on the opioid epidemic.

The Corporate Social Responsibility Report is available at http://www.walgreensbootsalliance.com/corporate-social-responsibility-report/.

The Company also publicly provides updates regarding specific initiatives to effectively monitor and manage opioid-related risks through periodic press releases and announcements. For example, the Company issued a press release in June 2018 that announced our achievement of the milestone of installing 1,000 safe medication disposal kiosks at our drugstores across the U.S. The release also noted that the Company’s safe medication disposal program had collected and safely disposed of more than 270 tons of medications since the launch of the program in 2016. We believe that such updates help effectively inform investors and others regarding the Company’s most current efforts to monitor and manage opioid-related risks.

The Compensation Committee, which is composed entirely of independent directors, regularly reviews risks associated with the design and implementation of our compensation programs and carefully considers and approves the Company’s executive compensation programs annually.

As discussed in “Executive Compensation—Compensation Discussion and Analysis—IX. Other Matters—A. Compensation Risk Oversight,” the Compensation Committee annually reviews and approves our executive compensation programs, including any associated risks. As part of its review and approval process, the Compensation Committee retained an independent compensation consultant to conduct a risk review of our compensation programs and assess whether any of our incentive compensation plans would encourage our executives or employees to undertake unnecessary or inappropriate risks that were reasonably likely to have a material adverse impact on the Company. In 2018, the Compensation Committee carefully reviewed and considered this external risk assessment and the risk mitigating controls in place for each compensation plan, and determined that it was not reasonably likely that the risks arising from our compensation policies and practices would have a material adverse effect on us.

The Company also conducts an annual advisory stockholder vote on our named executive officer compensation. At our 2018 Annual Meeting of Stockholders, the Company’s stockholders overwhelmingly approved our named executive officer compensation.

The Company actively engages with stockholders and responds to stockholder feedback to strengthen our governance and compensation programs and enhance disclosure of our existing practices.

The Company maintains an open dialogue with stockholders, including regarding key areas of our governance and compensation programs, such as risk management. In response to stockholder feedback, we have taken a number of actions to enhance our existing practices. Please refer to the information contained under the heading “Proxy Statement Summary—Stockholder Engagement and Board Responsiveness” in this Proxy Statement for more information.

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These actions demonstrate that the Company is committed to combatting opioid abuse and overdose-related deaths.

As discussed above, the Company and the Board are undertaking significant efforts to prevent opioid abuse and overdose-related deaths including, among other things, our robust ERM program and the installation of safe drug disposal kiosks in our pharmacies nationwide. Furthermore, the Company has regularly updated and disclosed its policies and practices related to these efforts and plans to continue to do so going forward. In light of this, the Board believes that a report such as the one requested by the proposal is not necessary. Such a report would provide only incremental additional information to stockholders and would not advance the Company’s strong ERM program or other risk management controls. Therefore, the Board believes that the proposal is not in the best interest of the Company’s stockholders.

The Board recommends that stockholders vote AGAINST Proposal 7. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

Proposal 8—Stockholder Proposal Regarding the Ownership Threshold for Calling Special Meetings of Stockholders

We have been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated he is a beneficial owner of at least $2,000 in market value of our common stock, intends to submit the following proposal at the Annual Meeting.

Proposal 8—Special Shareholder Meeting Insurance Policy

Shareowners ask our board of directors to take the steps necessary (unilaterally if possible) to amend our bylaws and appropriate governing documents to give the owners of a total of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting.

There is no indication that the management of Walgreens will ask shareholders to ratify our existing special meeting provisions in an attempt to prevent shareholders from voting on this proposal. However the Securities and Exchange Commission’s Staff Legal Bulletin No. 14H states, “We will not, however, view a shareholder proposal as directly conflicting with a management proposal if a reasonable shareholder, although possibly preferring one proposal over the other, could logically vote for both.”

Staff Legal Bulletin No. 14H did not state that a company has the last word on whether there is a conflict. The 2018 Walgreens annual meeting proxy said Walgreens had “a robust stockholder engagement program.” No company ever stated that its shareholders are clamoring to ratify existing governance provisions (like the special meeting provisions) based on the results of “a robust stockholder engagement program.”

Special shareholder meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison. This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes.

Nuance Communications, Inc. (NUAN) shareholders gave 94%-support in February 2018 to a rule 14a-8 proposal calling for 10% of shareholders to call a special meeting.

It is important that our company goes the extra mile and adopts an ownership threshold of 10% as an insurance policy. Some companies have adopted an ownership threshold of 20% which can be unrealistic. An ownership threshold of 20% can mean that more than 50% of shareholders need to be contacted during a short window of time to simply call a special meeting.

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And this effort must be funded from the pockets of shareholders which tends to establish that there is a serious financial need to call a special shareholder meeting. Plus many shareholders, who are convinced that a special meeting should be called, can make a small paperwork error that will disqualify them from counting toward the ownership threshold that is needed for a special meeting. This is all the more likely to happen given the dense legalistic text in our bylaws regarding the special meeting procedures.

Please vote yes:

Special Shareholder Meeting Insurance Policy—Proposal 8

The Board’s Statement in Opposition to Proposal 8

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

•	The Company currently provides stockholders with the rights to call a special meeting and act by written consent, the terms of which reflect current market practice.

The current ownership threshold of 20% to call a special meeting permits stockholders owning a reasonable minority of the Company’s outstanding shares of common stock to call special meetings while helping to avoid using corporate resources on business items that may not reflect the interests of the Company and its broader stockholder base and may not garner significant support.

•

The Company has corporate governance practices in place, including proxy access and cumulative voting, which protect stockholder rights and provide meaningful avenues for smaller stockholders to effectively voice their opinions without the expense and risk associated with a lower special meeting threshold.

•	The Company engages in robust stockholder engagement throughout the year in order to allow stockholders to easily provide feedback to management and the Board on an ongoing basis.

The Company permits stockholders holding in the aggregate 20% or more of its outstanding shares of common stock to call special meetings, with procedural safeguards designed to protect the best interests of the Company and all of its stockholders. The Board believes that the Company’s current threshold strikes the appropriate balance between providing stockholders with a meaningful right to call a special meeting when an urgent, extraordinary event arises, on the one hand, while preventing a small minority of stockholders—who may have narrow, short-term interests—from causing, to the detriment of the Company’s other stockholders, the Company to incur the unnecessary expense or disruption of a special meeting to pursue matters that are not widely viewed as requiring immediate attention, on the other hand. Moreover, the Board notes that, as of October 2018, the current 20% ownership threshold is the same as, or more favorable to stockholders than, the special meeting rights at approximately 85.1% of the 469 S&P 500 companies surveyed by SharkRepellent.com.

The Company’s corporate governance policies and practices provide stockholders with numerous avenues to voice their opinions and encourage Board accountability and responsiveness to stockholder feedback. In addition to stockholders’ existing rights to call a special meeting, to act by written consent, to nominate a director via proxy access and to exercise cumulative voting rights, the Company has no supermajority voting provisions in its charter or by-laws and a majority vote standard is applicable in uncontested director elections. Furthermore, the Company has demonstrated an ongoing commitment to Board refreshment and to having highly qualified, independent voices on the Board. Of the Board’s nine independent directors, five have joined the Board since January 1, 2012.

The Company’s strong corporate governance practices include a robust stockholder engagement program. Company leaders meet regularly with stockholders to discuss strategy, operational performance, and business practices. The Company also meets with stockholders throughout the year to share perspectives on corporate governance, executive compensation, and related matters. For additional information about the Company’s stockholder engagement program and actions it has taken in response to these discussions, please see “Governance—Additional Topics of Interest—Stockholder Engagement” above.

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STOCKHOLDER PROPOSALS

The Board believes that the Company’s strong corporate governance practices, including the Company’s commitment to ongoing dialogue with its stockholders, provide stockholders with the significant ability to raise important matters with the Board and management in a manner tailored to the Company’s particular ownership composition without the potential expense and risk associated with a lower special meeting threshold.

The Board recommends that stockholders vote AGAINST Proposal 8. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

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Questions and Answers About the Proxy Materials and the Annual Meeting

Q:	Why am I receiving these materials?

A:

The Board is providing these proxy materials to you in connection with its solicitation of proxies for use at the Annual Meeting, which will take place on January 25, 2019. Stockholders as of the Record Date are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The proxy materials are being mailed beginning on or about December 6, 2018.

Q:	What information is contained in these materials?

A:

The information contained in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our NEOs and our Non-Employee Directors, and certain other required information. The 2018 Annual Report, which includes our audited consolidated financial statements for 2018, is also provided with this Proxy Statement. If you received your proxy materials by mail, these materials also include the accompanying proxy card and pre-paid return envelope or voting instruction form for the Annual Meeting.

Q:	If I received a Notice of Internet Availability, how may I receive proxy materials?

A:	We use the “e-proxy” rules of the SEC, which allows companies to furnish their proxy materials over the
Internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, we are mailing to most of our stockholders a notice about the Internet availability of the proxy materials (the “Notice of Internet Availability”), which contains instructions on how to access this Proxy Statement, the accompanying Notice of 2019 Annual Meeting of Stockholders, and the 2018 Annual Report online.

If you received the Notice of Internet Availability by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the proxy materials and how you may submit your proxy. The Notice of Internet Availability also contains information about how stockholders may, if desired, request a printed copy of these proxy materials.

Stockholders who do not receive the Notice of Internet Availability will receive a printed copy of these proxy materials by mail unless they have previously requested electronic delivery. We are providing notice of the availability of those materials by e-mail to those stockholders who have previously elected to receive the proxy materials electronically. The e-mail contains a link to the website where those materials are available as well as a link to the proxy voting website.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	What proposals will be voted on at the Annual Meeting? What are the Board’s voting recommendations?

A:	The following chart describes the proposals to be considered at the Annual Meeting and the Board’s voting recommendations:

Proposals	Board Recommendation	Page Reference

1. Election of 11 Directors	FOR each nominee	7

2. Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm	FOR	40

3. Advisory Vote to Approve Named Executive Officer Compensation (“say-on-pay”)	FOR	44

4. Approval of Amended and Restated Employee Stock Purchase Plan	FOR	77

5. Stockholder Proposal Requesting an Independent Board Chairman	AGAINST	83

6. Stockholder Proposal Regarding the Use of GAAP Financial Metrics for Purposes of Determining Senior Executive Compensation	AGAINST	85

7. Stockholder Proposal Requesting Report on Governance Measures Related to Opioids	AGAINST	87

8. Stockholder Proposal Regarding the Ownership Threshold for Calling Special Meetings of Stockholders	AGAINST	90

The Board knows of no other matters to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named in the proxy will vote on such matters according to their best judgment.

Q:	How many shares are entitled to vote? How many votes per share may I cast?

A:

Only stockholders of record of our common stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 945,790,151 shares of our common stock were outstanding.

Our stockholders have cumulative voting rights in the election of directors (Proposal 1) and one vote per share on all other matters. Cumulative voting allows a stockholder to multiply the number of shares owned by the number of directors to be elected and to cast an equal number of votes for each of the 11 nominees to the Board, distribute their votes among as many nominees as they choose, or cast all their votes for one nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares beneficially through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

•	Shares held of record: If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, then you are considered the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you received your proxy materials by mail, we have enclosed an accompanying proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the accompanying proxy card or Notice of Internet Availability, as described below under “How can I vote my shares without attending the Annual Meeting?” If you are a stockholder of record and choose to cumulate your votes in the election of directors, you must notify us in writing at Walgreens Boots Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, Illinois 60015, Attention: Corporate Secretary prior to the Annual Meeting or, if you vote in person at the Annual Meeting, notify the chair of the Annual Meeting prior to the commencement of voting.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

•	Shares owned beneficially: If your shares are held in a brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. Consequently, these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid legal proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has provided a voting instruction form for you to use to direct them regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them. If you hold shares through a broker, bank, or other nominee and choose to cumulate your votes in the election of directors, you should contact them.

Q:	Can I attend the Annual Meeting? How do I pre-register?

A:	In addition to our personnel and guests, only the following persons may attend the Annual Meeting:

•	A Company stockholder as of the Record Date, or one named representative in lieu thereof; and

•	One guest of such stockholder or named representative.

Any stockholder, its named representative and/ or guest who attends the Annual Meeting must be pre-registered and obtain an admission ticket in advance. Stockholders will need the 16-digit control number printed on the Notice of Internet Availability, voter instruction form or proxy card and, if applicable, will need to pre-register their named representative and any guest thereof. You should follow the instructions under “Additional Information—Attending the Annual Meeting” below to pre-register and obtain an admission ticket for yourself, your named representative, or any guest. Attendees must be pre-registered by no later than 11:59 p.m., Eastern Time, on Friday, January 18, 2019.

For admission to the Annual Meeting, each attendee must present (i) a valid, government-issued photo identification and (ii) the above-referenced admission ticket in the attendee’s name. Whether or not you attend the Annual Meeting, the event will be made available via webcast on our website at http://investor.walgreensbootsalliance.com. Since seating will be limited, admission to the Annual Meeting will be on a first-come, first-served basis.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote in advance, as described below under “How can I vote my shares without attending the Annual Meeting?” so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held in street name through a brokerage account or by a broker, bank, or other nominee may be voted in person at the Annual Meeting by you only if you obtain a valid legal proxy from your broker, bank, or other nominee giving you the right to vote your shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or by submitting a voting instruction form without attending the Annual Meeting.

Shares held of record: If you hold your shares directly as the stockholder of record and you received a printed copy of the proxy materials by mail, you may vote without attending the Annual Meeting by one of the following methods:

•	By Mail: Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided;

•	By Telephone: Call the toll-free telephone number set forth on the proxy card and follow the recorded instructions; or

•	By Internet: Go to http://www.proxyvote.com and follow the instructions on the website.

Please refer to the specific instructions set forth on the proxy card you received.

Proxy Statement	95

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

If you are a stockholder of record and you received a Notice of Internet Availability, you may vote without attending the Annual Meeting by accessing the secure Internet website registration page identified on the Notice of Internet Availability and following the instructions. Alternatively, you may vote by mail or telephone if you request a printed copy of the proxy materials by calling the toll-free telephone number set forth on the Notice of Internet Availability. Please refer to the specific instructions set forth in the Notice of Internet Availability you received.

Please note that the Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on January 24, 2019.

Shares held beneficially: If you hold your shares in street name through a brokerage account or by a broker, bank, or other nominee, you should have received instructions on how to vote your shares or how to instruct your broker, bank, or other nominee to vote your shares. Please follow their instructions carefully. If you give the broker voting instructions, your shares will be voted as you direct. Please note that brokers, banks, and other nominees may not vote your shares on non-routine matters in the absence of specific instructions from you, so please provide your voting instructions so your vote can be counted.

If you hold your shares in street name through a brokerage account or by a broker, bank, or other nominee, then you generally may vote without attending the Annual Meeting by one of the following methods:

•	By Mail: If you received a printed copy of the proxy materials, you may vote by signing, dating, and returning the voting instruction card sent to you by your broker, bank, or other nominee in the pre-addressed envelope provided;

•	By Methods Listed on Voting Instruction Card: Please refer to your voting instruction card or other information provided by your broker, bank, or other nominee to determine whether you may provide voting instructions by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the broker, bank, or other nominee.
Q:	Can I change my vote or revoke my proxy?

A:

If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	Filing a timely written notice of revocation with us at Walgreens Boots Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, Illinois 60015, Attention: Corporate Secretary;

•	Submitting a new proxy at a later date via the Internet, by telephone or by mail to Walgreens Boots Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, Illinois 60015, Attention: Corporate Secretary; or

•	Attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account or by a broker, bank, or other nominee, you should follow the instructions provided by them.

Only the latest validly executed proxy that you submit will be counted.

Q:	How will my shares be voted if I sign, date and return a proxy card?

A:	You may vote “For,” “Against,” or “Abstain” with respect to each of the proposals.

If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board and, with respect to any other matters to be voted upon at the Annual Meeting, in accordance with the discretion of the persons named on the accompanying proxy card. See “Questions and Answers About the Proxy Materials and the Annual Meeting—What proposals will be voted on at the Annual Meeting? What are the Board’s voting recommendations?” above. Furthermore, if you sign and return your accompanying proxy card without giving specific voting instructions regarding the election of directors, then the persons named on the accompanying proxy card will have discretionary authority to cumulate votes and to allocate such votes among some or all of the nominees recommended by the Board.

96	Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and a representative of CT Hagberg LLC will act as the inspector of election. Each firm is independent of the Company.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to us or to third parties, except to allow for the tabulation and certification of votes and as necessary to meet applicable legal requirements, or to assert or defend claims for or against us. If you write comments on your proxy card or ballot, the proxy card or ballot may be forwarded to our management or to the Board for their review.

Q:	What is the quorum requirement for the Annual Meeting?

A:

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for the purpose of the quorum requirement for the remainder of the meeting (including any meeting resulting from an adjournment of the Annual Meeting, unless a new record date is set).

Q:	What is the voting requirement to approve each of the proposals? What effect will abstentions and broker non-votes have?

A:

Proposal 1 (Election of Directors). The election of directors at the Annual Meeting is an uncontested election. This means, with respect to the election of directors, the number of votes “FOR” a director’s election must be a majority of the votes cast by the holders of the shares of our common stock voting in person or by proxy at the Annual Meeting with respect to that director’s election. Abstentions with respect to a director will have the same effect as a vote “AGAINST” him or her.

Other Proposals. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter is required to approve each of the other proposals to be voted on at the Annual Meeting. For each of these proposals, abstentions have the same effect as a vote against approval of that proposal.

Broker Non-Votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, then the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes,” on proposals other than the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2019 (Proposal 2). Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting. Broker non-votes will not have an effect on any of the proposals.

Q:	What happens if a nominee who is duly nominated does not receive a majority vote?

A:

Our by-laws state that if a nominee for director who was in office prior to the Annual Meeting is not elected and no successor is elected at such Annual Meeting, the director must promptly tender his or her resignation from the Board. See “Proposal 1—Election of Directors—Director Nomination Process—Majority Voting Standard” above for more information.

Q:	What does it mean if I receive more than one Notice of Internet Availability, proxy card or voting instruction form?

A:

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each Notice of Internet Availability or proxy card you receive so as to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We expect to announce preliminary voting results at the Annual Meeting. We will publish the voting results in a Current Report on Form 8-K filed with the SEC subsequent to the Annual Meeting.

Proxy Statement	97

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. We will also bear the cost of soliciting proxies on behalf of the Board. We will also provide copies of these proxy materials to banks, brokerage firms, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others, so that they may forward these proxy materials to the beneficial owners. We will, upon request, reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

We have retained the services of Alliance Advisors LLC to aid in the solicitation of proxies. We expect that we will pay Alliance Advisors LLC fees of approximately $8,500 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We have agreed to indemnify Alliance Advisors LLC against certain liabilities relating to or arising out of their engagement.

Solicitations may also be made by personal interview, mail, telephone, e-mail, other electronic channels of communication, or otherwise by certain of our directors, officers, and other employees, but we will not reimburse or provide additional compensation to these persons for these services.

Q:	Where can I find additional copies of the proxy materials?

A:

The Notice of Internet Availability, this Proxy Statement and the 2018 Annual Report are available at http://www.proxyvote.com. We have also made available on our website at http://investor.walgreensbootsalliance.com/annual-reportsproxies the 2018 Annual Report, including the financial statements and schedules.

We will furnish, on written request and without charge, a printed copy of the 2018 Annual Report to each person whose proxy is solicited and to each person representing that, as of the Record Date, he or she was a beneficial owner of shares entitled to be voted at the Annual Meeting. Such written request should be addressed to us at Walgreens Boots

Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, Illinois 60015, Attention: Corporate Secretary.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:

To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. This is pursuant to a procedure approved by the SEC called “householding.” If you received your proxy materials by mail, a separate proxy card is included in the proxy materials for each of these stockholders.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Internet Availability or, if applicable, this Proxy Statement and the 2018 Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If your shares are held through a brokerage account, please contact your broker directly.

Stockholders who participate in householding will continue to receive separate proxy cards to vote their shares, if you receive your proxy materials by mail. Stockholders that receive the Notice of Internet Availability will receive instructions on how to vote their shares via the Internet. Householding does not affect dividend check mailings.

Q:	How can I obtain an additional proxy card or voting instruction form?

A:	If you lose, misplace or otherwise need to obtain a Notice of Internet Availability, proxy card or voting instruction form and:

•	You are a stockholder of record, contact us in writing at Walgreens Boots Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, Illinois 60015, Attention: Corporate Secretary; or

•	You are the beneficial owner of shares held indirectly through a broker, bank, or other nominee, contact your account representative at that organization.

98	Proxy Statement

Additional Information

Attending the Annual Meeting

In order to help ensure the safety of all attendees at the Annual Meeting, we have implemented the following policies.

Eligible Attendees. In addition to our personnel and guests, only the following persons may attend the Annual Meeting:

•	A Company stockholder as of the Record Date, or one named representative in lieu thereof; and

•	One guest of such stockholder or named representative.

Obtaining an Admission Ticket. Any stockholder, named representative, or guest who attends the Annual Meeting must be pre-registered and obtain an admission ticket in advance.

•	In order to obtain an admission ticket, please click on the “Register for Meeting” button found at http://www. proxyvote.com and follow the instructions provided. Attendees must print their own admission ticket and bring it to the Annual Meeting to gain access.

•	A stockholder will need the 16-digit voting control number found on his, her, or its Notice of Internet Availability, proxy card, or voting instruction form in order to pre-register and obtain an admission ticket, and, if applicable, will need to pre-register their named representative and any guest thereof.

•	If a stockholder does not have Internet access or is unable to print an admission ticket, then they can register by calling Broadridge Financial Solutions, Inc. at 1-844-318-0137.

Admission Procedures. For admission to the Annual Meeting, each attendee must present (i) valid, government-issued photo identification (such as a driver’s license or passport), and (ii) an admission ticket. Persons without proper identification or an admission ticket may be denied admission to the Annual Meeting.

Registration Deadline. Attendees must be pre-registered by no later than 11:59 p.m., Eastern Time, on Friday, January 18, 2019.

Additional Security Measures. No weapons, cameras, recording devices, laptops, tablets, or briefcases, backpacks, or other large bags or packages will be permitted at the Annual Meeting. For security reasons, all attendees may be subject to security inspections and all bags may be searched. No one will be admitted to the Annual Meeting once the meeting has commenced.

Seating at the Annual Meeting is limited, and admission is on a first-come, first-served basis. Please note that the Annual Meeting is a procedural business meeting, and item samples will not be offered.

Stockholder Proposals for Inclusion in the Proxy Statement for the 2020 Annual Meeting

We plan to hold the 2020 Annual Meeting on January 24, 2020, at a time and place to be specified in our proxy statement for that meeting.

We welcome comments or suggestions from our stockholders. If a stockholder wishes to have a proposal formally considered at the 2020 Annual Meeting and included in our proxy statement for that meeting, then we must receive the proposal in writing on or before the close of business on August 8, 2019 (or, if the date of the 2020 Annual Meeting is moved by 30 days from the anniversary of this year’s Annual Meeting, the deadline will be a reasonable time before we begin to print and send our proxy materials, which date we will announce separately), and the proposal must otherwise comply with Rule 14a-8 under the Exchange Act. The proposal must be delivered in writing to us at Walgreens Boots Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, Illinois 60015, Attention: Corporate Secretary.

Proxy Statement	99

ADDITIONAL INFORMATION

Director Nominations for Inclusion in the Proxy Statement for the 2020 Annual Meeting

The Board has implemented proxy access, which allows a stockholder or group of up to 20 stockholders owning in aggregate 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office (rounding down); provided that the stockholder(s) and nominee(s) satisfy the requirements in our by-laws.

If a stockholder or group of stockholders wants to nominate one or more director candidates to be included in our proxy materials for the 2020 Annual Meeting pursuant to the proxy access provisions in our by-laws, then we must receive proper written notice of such nomination at Walgreens Boots Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, Illinois 60015, Attention: Corporate Secretary by no earlier than the close of business on July 9,

2019 and no later than the close of business on August 8, 2019, and the nomination must otherwise comply with our by-laws. If, however, the date of the 2020 Annual Meeting is changed and is not within 30 days before or 60 days after the anniversary of this year’s Annual Meeting, then we must receive such written notice no earlier than the close of business on the 150th day prior to the 2020 Annual Meeting and not later than the close of business on the later of the 120th day prior to the 2020 Annual Meeting or, if the first public announcement of the date of the 2020 Annual Meeting is less than 130 days prior to the date of such meeting, the 10th day following the public announcement of the date of the 2020 Annual Meeting. Failure to comply with the requirements, procedures, and deadlines in our by-laws may preclude the proxy access nomination of the applicable candidate(s) for election at the 2020 Annual Meeting.

Other Proposals or Director Nominations for Presentation at the 2020 Annual Meeting

Stockholder proposals that are not intended for inclusion in our proxy statement for the 2020 Annual Meeting may be brought before the 2020 Annual Meeting in accordance with the advance notice procedures described in our by-laws. Under our by-laws, if a stockholder wishes to present other business or nominate a director candidate at the 2020 Annual Meeting, then we must receive proper written notice of any such business or nomination at Walgreens Boots Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, Illinois 60015, Attention: Corporate Secretary by no earlier than the close of business on September 27, 2019 and no later than the close of business on October 27, 2019, and each such proposal, nomination, and nominee must otherwise comply with our by-laws. If, however, the date of the 2020 Annual Meeting is changed and is not within 30 days before or 60 days after the anniversary of this year’s Annual Meeting, then we must receive such notice no earlier than the close of business on the 120th day prior to the date of the 2020 Annual Meeting and not later than the close of business on the 90th day prior to the date of the 2020 Annual Meeting or, if the first public announcement of the date of the 2020 Annual Meeting is less than 100 days prior to the date of such meeting, the 10th day after the first public announcement of the date of the 2020 Annual Meeting. Failure to comply with the requirements, procedures, and deadlines in our by-laws may preclude presentation and consideration of the matter or nomination of the applicable candidate(s) for election at the 2020 Annual Meeting.

Disclaimer

This Proxy Statement contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “may,”

“possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, which could cause actual results to vary materially from those indicated or anticipated. These and other risks, assumptions and uncertainties are described in the 2018

100	Proxy Statement

ADDITIONAL INFORMATION

Annual Report and in other documents that we may file or furnish with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and we expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this Proxy Statement, whether as a result of new information, future events, changes in assumptions or otherwise.

The information on our website, including, but not limited to, the contents of our 2017 CSR Report, is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated herein or into any of our other filings with the SEC.

Other Matters

The Board knows of no other matters to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named in the proxy will vote on such matters according to their best judgment.

By order of the Board of Directors,

Joseph B. Amsbary, Jr.

Vice President, Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be Held on January 25, 2019

The Notice of Internet Availability, this Proxy Statement and the 2018 Annual Report are available at http://www.proxyvote.com.

We have also made available on our website at http://investor.walgreensbootsalliance.com/annual-reportsproxies a copy of the 2018 Annual Report, as filed with the SEC, including the financial statements and schedules. We will furnish, on written request and without charge, a printed copy of the 2018 Annual Report to each person whose proxy is solicited and to each person representing that, as of the Record Date, he, she, or it was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreens Boots Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, Illinois 60015, Attention: Corporate Secretary.

Proxy Statement	101

Exhibit A: Reconciliation of GAAP and Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Our management also uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating our performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting.

As more fully described in “Executive Compensation—III. Target Setting for Incentive Compensation—A. 2018 Annual Cash Incentive Target,” in 2018, the Compensation Committee approved the use of adjusted operating income as the sole, absolute metric for measuring Company performance under the Company’s short-term incentive plan, and as more fully described in “Executive Compensation—IV. Annual Compensation—B. 2018 Annual Cash Incentive Payments” above, the Compensation Committee used the same adjustments for purposes of reconciling adjusted operating income (which is a non-GAAP financial measure) to our operating income as determined in accordance with GAAP as those we disclosed in our full year 2018 earnings release and related presentation on October 11, 2018. For additional details regarding this reconciliation of GAAP and non-GAAP financial measures, see our Current Report on Form 8-K filed with the SEC on October 11, 2018. Additionally, the Compensation Committee adjusted for the effect of foreign currency rate fluctuations on adjusted operating income by translating current period adjusted operating income results for entities reporting in currencies other than U.S. dollars using the same exchange rates used for the Board-approved budget for 2018, from which the adjusted operating income target for 2018 was derived.

Adjusted Operating Income Reconciliation
2018 ($) in millions

Operating income (GAAP)	6,414

Acquisition-related amortization	448

Certain legal and regulatory accruals and settlements	284

Acquisition-related costs	231

Adjustments to equity earnings in AmerisourceBergen	175

Store optimization	100

LIFO provision	84

Hurricane-related costs	83

Asset recovery	(15)

Adjusted operating income (Non-GAAP measure)	7,804

Currency translation adjustment	28

Adjusted operating income (Non-GAAP measure) after currency translation adjustment	7,832

Proxy Statement	A-1

Exhibit B: Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan

Walgreen Co. (“Walgreens”) previously maintained the Walgreen Co. 1982 Employees Stock Purchase Plan which was amended and restated in the form of the Walgreen Co. Employee Stock Purchase Plan effective July 1, 2014 (the “Plan”). On December 31, 2014, a reorganization of Walgreens into a holding company structure (the “Reorganization”) was completed. Pursuant to the Reorganization, Walgreens became a wholly owned subsidiary of a new Delaware corporation named Walgreens Boots Alliance, Inc. (the “Company”). In connection with the Reorganization, the Plan and all Options then outstanding under the Plan were assumed by the Company. The Plan was last amended and restated effective as of December 31, 2014, in order to reflect its assumption by the Company. The Plan is hereby amended and restated as set forth herein, effective as of April 1, 2019, provided that shareholders of the Company approve the Plan. This plan document sets forth the terms and conditions of the Plan for all grants of Options on or after April 1, 2019. For the terms and conditions of the Plan applicable to Options granted prior to April 1, 2019, refer to the version of the Plan in effect as of the date such Options were granted.

1.	Definitions.

Whenever used in the Plan, the words and phrases defined in this Section 1 shall have the following meaning unless a different meaning is clearly required by the context of the Plan, and when the defined meaning is intended the term is capitalized.

(a)	“Administrator” means the person or persons who are designated by the Committee to perform Plan administrative functions on behalf of the Committee.

(b)

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

(c)

“Applicable Laws” means the requirements relating to the administration of equity-based awards and related shares under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the shares of Stock are listed or quoted and the applicable laws of any non-U.S. jurisdiction where Options are, or will be, granted under the Plan.

(d)	“Authorization Form” means an Eligible Employee’s Contribution authorization form, containing such terms, conditions and provisions as may be authorized by the
Administrator, and in such paper or electronic form as may be prescribed by the Administrator.

(e)	“Board of Directors” or “Board” means the Board of Directors of the Company.

(f)

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulations thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g)	“Committee” means the Compensation Committee of the Board of Directors. Members of the Committee shall not be eligible to participate in the Plan.

(h)	“Company” means Walgreens Boots Alliance, Inc., a Delaware corporation.

Proxy Statement	B-1

EXHIBIT B

(i)

“Compensation” shall be defined from time to time by the Committee in its sole discretion with respect to any Offering and Option Period. Except as otherwise defined by the Committee from time to time in its sole discretion, “Compensation” for an Option Period means wages, base salary, overtime and annual bonus received during such Option Period by an Eligible Employee for services to the Employer. Except as otherwise determined by the Committee, Compensation shall not include commissions, severance pay, hiring and relocation bonuses, pay in lieu of vacation, sick leave, any other bonus, incentive or other special payments, any amount realized from equity incentive awards, any amounts contributed by the Employer to any pension plan, any amounts paid by the Employer for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or pay in lieu of such benefits or any other form of compensation that may be paid from time to time to the Eligible Employee from the Employer. Compensation for Participants shall be pro-rated based upon the Compensation which he or she receives on each pay date during such Option Period. The Administrator shall have the discretion to determine the application of this definition to Eligible Employees outside the U.S.

(j)

“Contribution” means the payroll deductions or, if permitted by the Administrator to comply with non-U.S. requirements, amounts contributed by the Participant to the Plan via cash, check or other means, used to fund the exercise of Options granted pursuant to the Plan.

(k)	“Date of Grant” shall be the first day of each Option Period.

(l)	“Designated Affiliate” means any Affiliate that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Non-423 Component.

(m)	“Designated Subsidiary” means any Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the 423 Component.

(n)	“Eligible Employee” means an Employee who meets the eligibility requirements in Section 6 of the Plan.

(o)	“Employee” means an individual who is employed by the Employer.
(p)	“Employer” means, with respect to an Option Period, the Company and each of its Designated Subsidiaries and Designated Affiliates.

(q)	“Exchange” means any national securities exchange or national market system on which the shares of Stock may from time to time be listed or traded.

(r)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(s)

“Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the closing price of a share of Stock on the date in question (or, if there is no reported sale on such date, on the preceding date on which such price is reported) on the Nasdaq, or if the shares of Stock are not quoted or traded on the Nasdaq, the fair market value as determined by the Committee.

(t)

“Offering” means an offer under the Plan of an Option that may be exercised during an Option Period. For purposes of the Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Subsidiaries or Designated Affiliates will participate, even if the dates of the applicable Option Periods of each such Offering are identical.

(u)	“Option” means a right or rights to purchase shares of Stock under the Plan.

(v)

“Option Period” means the period of time during which offers to purchase shares of Stock are outstanding under the Plan. The Committee shall determine the length and commencement of each Offering Period and shall specify whether the Option Period applies to the 423 Component of the Plan, the Non-423 Component of the Plan, or both; provided that no Option Period shall exceed twenty-seven (27) months in length. For the sake of clarity, the Committee may establish different Option Periods for the 423 Component of the Plan and the Non-423 Component of the Plan.

(w)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

B-2	Proxy Statement

EXHIBIT B

(x)	“Participant” means any Eligible Employee who has elected to participate in the Plan.

(y)

“Plan” means this Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan (including both the 423 Component and the Non-423 Component), as amended and restated effective April 1, 2019, as it may be further amended and in effect from time to time.

(z)	“Purchase Date” means the last Trading Day of each Option Period.

(aa)	“Purchase Price” means the purchase price of a share of Stock, determined under Section 10 of the Plan.

(bb)	“Securities Act” means the U.S. Securities Act of 1993, as amended from time to time.

(cc)	“Stock” means the common stock of the Company, par value $0.01 per share.
(dd)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ee)	“Trading Day” means a day on which Nasdaq is open for trading.

(ff)	“U.S.” means the United States of America.

(gg)

“U.S. Treasury Regulations” means the U.S. Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.	Effective Date.

This Plan was originally established effective as of October 13, 1982, and has subsequently been amended from time to time. This amended and restated Plan is hereby effective as of April 1, 2019, subject to the approval of the shareholders of the Company.

3.	Purpose.

The Plan is designed to assist Employees of the Company and its Designated Subsidiaries and Designated Affiliates in acquiring the Company’s Stock as an investment over a period of years on discounted basis through Contributions. This Plan includes two components: a Section 423 Component of the Code (the “423 Component”) and a non-Section 423 Component of the Code (the “Non-423 Component”). It is the Company’s intention to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be administered, interpreted and construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such Options shall be granted pursuant to the rules, procedures or sub-plans adopted by the Committee designed to achieve tax, securities law or other objectives for Eligible Employees and the Company and its Designated Affiliates. Except as otherwise provided herein, the Non-423 Component will be operated and administered in the same manner as the 423 Component.

4.	Administration.

(a)

The Plan is administered by the Committee, which consists of three or more members who are appointed by and serve at the discretion of the Board. Members of the Committee are not employees of the Company and are therefore not eligible to participate in the Plan.

The Committee has the general responsibility for maintaining and operating the Plan and the authority to construe and interpret the Plan and any agreement or instrument entered into under the Plan and to establish, amend, or waive rules and regulations for

Proxy Statement	B-3

EXHIBIT B

the Plan’s administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee may delegate its authority to such person or persons as it may deem appropriate, including officers or other employees of the Company. References in this document to the “Administrator” shall mean the person or persons who are performing Plan administrative functions on behalf of the Committee. The Company will pay all expenses of administering the Plan, including brokerage commissions for stock purchases under the Plan.

(b)

Subject to the terms of the Plan and Applicable Laws, the Committee (or its delegate(s)) shall have the full power and authority to: (i) designate Participants; (ii) appoint the Administrator and direct the administration of the Plan by the Administrator in accordance with the provisions herein set forth; (iii) adopt rules of procedure and regulations necessary for the administration of the Plan, provided that such rules are not inconsistent with the terms of the Plan; (iv) determine, in its sole discretion, all questions with regard to rights of Employees and Participants under the Plan, including but not limited to, the eligibility of an Employee to participate in the Plan, including whether an Employee shall be eligible to participate in the 423 Component of the Plan or the Non-423 Component, and the range of permissible percentages of Compensation an Eligible Employee may specify to be withheld or contribute and the maximum amount; (v) designate which entities shall be Designated Subsidiaries or Designated Affiliates; (vi) enforce the terms of the Plan and the rules and regulations it adopts; (vii) direct or cause the Administrator to direct the distribution of shares of Stock purchased hereunder; (viii) furnish or cause the Administrator to furnish the Employer with information which the Employer may require for tax or other purposes; (ix) engage the service of counsel (who may, if appropriate, be counsel for the Employer) and agents whom it may be advisable to assist it with the performance of its duties; (x) prescribe procedures to be followed by Eligible Employees in electing to participate herein; (xi) receive from each Employer and from Eligible Employees such information as shall be necessary for the proper administration of the Plan; (xii) maintain, or cause the Administrator to maintain, separate accounts in the name of each Participant to reflect his or her Participant account under the Plan; (xiii) interpret and construe the Plan in its sole discretion; (xiv) correct any defect, supply any omission and reconcile for inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect; (xv) correct any administrative error relating to the Plan; (xvi) make any changes or modifications necessary to administer and implement the provisions of the Plan in any non-U.S. jurisdiction to the fullest extent possible, including adopting and amending stock purchase sub-plans with respect to Employees of non-U.S. Designated Subsidiaries and non-U.S. Designated Affiliates with such provisions as the Committee may deem appropriate. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt sub-plans which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code regarding, without limitation, (A) eligibility to participate, (B) the definition of Compensation, (C) the dates and duration of Option Periods or other periods during which Participants may make Contributions toward the purchase of shares of Stock, (D) the method of determining the Purchase Price and the discount from Fair Market Value at which shares of Stock may be purchased, (E) any minimum or maximum amount of Contributions a Participant may make in an Option Period or other specified period under the applicable sub-plan, (F) the treatment of options upon a change in control or a change in capitalization of the Company, (G) the handling of Contributions, (H) the making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), (I) establishment of bank or trust accounts to hold Contributions, (J) payment of interest, (K) conversion of local currency, (L) obligations to pay payroll tax, (M) determination of beneficiary designation requirements, (N) withholding procedures and (O) handling of stock certificates that vary with applicable local requirements. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, administer the Plan. In any such case, the Board shall have all authority and responsibility granted to the Committee herein.

(c)	To the extent not prohibited by Applicable Laws, the Committee, from time to time, may delegate some or all of its authority under the Plan to a subcommittee or

B-4	Proxy Statement

EXHIBIT B

subcommittees of the Committee, the Administrator or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the
Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 4(c).

5.	Shares Subject to the Plan.

(a)

The maximum aggregate number of shares of Stock for which Options may be granted to all Participants under the Plan is 94,000,000. Shares of Stock under the Plan may consist of shares purchased in the open market by the Administrator on behalf of the Plan and its participants or authorized but unissued shares or shares reacquired by the Company. Shares of Stock represented by any unexercised portion of any terminated Option granted under the Plan may again be subject to Options granted under the Plan. The limitation set forth in this Section may be used to satisfy purchases of shares of Stock under either the

423 Component or the Non-423 Component and any applicable sub-plans.

(b)

Notwithstanding anything contained herein to the contrary, all shares of Stock acquired pursuant to the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

6.	Eligibility.

(a)

General Rule.  Subject to the requirements of Section 7, any full or part time Employee who is providing services to the Company, a Designated Subsidiary or a Designated Affiliate shall be eligible to participate as an “Eligible Employee” during the Option Period beginning on a Date of Grant, unless any such Employee is specifically excluded by the Committee from participation. The Committee, in its discretion, from time to time may, prior to a Date of Grant for all Options to be granted on such Date of Grant in an Offering, determine that the definition of Eligible Employee will or will not include an individual if he or she: (i) is under age 18, (ii) has not completed at least 90 days of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (iii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (iv) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code, provided that any such exclusion is applied with respect to each Offering in a uniform manner to all similarly-situated Employees who otherwise would be Eligible Employees for that Offering. Further, Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

(b)	Exceptions. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option under the Plan if:

i.

Immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock (including for purposes of this Section 6(b) any stock he or she holds outstanding options to purchase) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary computed in accordance with Section 423(b)(3) of the Code, or

Proxy Statement	B-5

EXHIBIT B

ii.

Such Option would permit such Employee’s right to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company, its Parent and Subsidiaries to accrue at a rate which exceeds USD 25,000 of Fair Market Value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

7.	Participation.

(a)

An Eligible Employee may become a Participant in the Plan by completing an Authorization Form and returning it to the Administrator prior to the Date of Grant for the applicable Option Period, unless an earlier time for filing the Authorization Form is set by the Committee for Eligible Employees with respect to such Option Period.

(b)	Except for differences that are otherwise consistent with Section 423(b)(5) of the Code, all Employees who participate in the 423 Component of the Plan and shall have the same rights and privileges.

8.	Contributions.

(a)

At the time a Participant enrolls in the Plan pursuant to Section 7, he or she may elect to have Contributions made during each pay period in any whole percentage from 1% to 25% of Compensation which he or she receives during each Option Period; provided, however, that a Participant’s Contribution shall be at least in a minimum amount (if any) established in accordance with the rules adopted by the Committee or the Administrator. The Administrator may permit Eligible Employees participating in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means to comply with non-U.S. requirements, provided, that such contributions shall not exceed 25% of the Compensation received each pay period, during the Option Period. A Participant’s Authorization Form will remain in effect for successive Option Periods unless terminated as provided in Section 9 hereof.

(b)

Payroll deductions or contributions, as applicable, for a Participant will commence on the first pay day following the Date of Grant and will end on the last pay day prior to the Purchase Date of such Option Period to which such authorization is applicable, unless earlier terminated by the Participant as provided in Section 9 hereof.

(c)	All Contributions made by a Participant will be credited to his or her account under the Plan on an after-tax basis.

9.	Contribution Changes, Discontinuance or Withdrawal.

Subject to Applicable Laws, a Participant may increase, decrease or discontinue his or her Contributions to the Plan, or withdraw from the Plan and receive a refund of all Contributions, by completing any forms and following any procedures (and complying with specified deadlines), as established by the Administrator or its delegate. Unless otherwise determined by the Administrator or its delegate, (i) an election to increase or decrease Contributions will become effective beginning with the succeeding Option Period and (ii) an election to discontinue Contributions or withdraw from the Plan and receive a refund of all Contributions will become effective as soon as administratively practicable after receipt. If a Participant elects to discontinue Contributions or withdraw from the Plan, Contributions will not resume at the beginning of the succeeding Option Period, unless the Participant re-enrolls in the Plan as prescribed by the Administrator from time to time.

10.	Purchase Price.

The Purchase Price of shares of Stock purchased pursuant to the exercise of an Option for any Option Period shall be established by the Committee (and may differ among Offerings, as determined by the Committee in its sole discretion), but in no event shall be less than the lesser of (i) 85% of the Fair Market Value of a share of Stock on the Date of Grant for the applicable Option Period or (ii) 85% of the Fair Market Value of a share of Stock on the applicable Purchase Date for such Option Period.

B-6	Proxy Statement

EXHIBIT B

11.	Manner of Purchasing Stock.

(a)

With respect to those Eligible Employees who have enrolled in the Plan, the Administrator shall establish an account in the name of each Participant in the Plan. A Participant’s Contributions shall be credited to his or her account, shall be accumulated in such account without interest (except as may be required by Applicable Laws, as determined by the Committee) and shall be applied as of each Purchase Date to purchase at the Purchase Price for such date the maximum number of whole and fractional shares of Stock that may be purchased with such funds.

(b)

If a Participant’s account contains sufficient funds to purchase a share of Stock as of any Purchase Date, he or she shall be deemed to have exercised an Option to purchase shares of Stock at the Purchase Price for such date. As of the Purchase Date, a Participant’s entitlement to such share or shares of Stock shall be appropriately noted on the records of the Administrator. To the extent that an Option is not exercised between the Date of Grant and the end of an Option Period, the Option shall terminate.

(c)

In no event shall the number of shares of Stock purchased by any Participant for any Option Period exceed 5,000, or such other maximum number of shares as may be designated by the Committee from time to time.

(d)

In the event that the number of shares of Stock to be purchased by all Participants in any Option Period exceeds the number of shares of Stock then available for issuance under the Plan, (i) the Company shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Committee shall, in its sole discretion, determine to be equitable and (ii) all funds not used to purchase shares of Stock on the Purchase Date shall be returned, without interest to the Participants (except as may be required by Applicable Laws, as determined by the Committee).

12.	Use of Funds.

All Contributions received or held by the Company, Designated Affiliates and/or Designated Subsidiaries under the Plan may be used by the Company, Designated Affiliates and/or Designated Subsidiaries for any corporate purpose, and the Company, Designated Affiliates and/or Designated Subsidiaries shall not be obligated to segregate such funds, except as may be required by Applicable Laws, as determined by the Committee. Until the shares of Stock are issued, Participants will only have the rights of an unsecured creditor with respect to the Plan, although Participants in certain non-U.S. jurisdictions may have additional rights where required under Applicable Laws, as determined by the Committee.

13.	Withholding.

Notwithstanding any provision of the Plan, at the time the Participant’s Option under the Plan is exercised, in whole or in part, or at the time some or all of the shares of Stock issued under the Plan are disposed of by a Participant (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the payment and/or withholding of U.S. federal, state, local, non-U.S. or any other tax liability payable to any authority, national insurance, social security, payment-on-account or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Shares (or any other time that a taxable event related to the Plan occurs), including, for the avoidance of doubt, any liability of the Participant to pay an Employer tax or social insurance contribution obligation, which liability has been shifted to the Participant as a matter of law or contract. At any time, the Company or Employer may, but shall not be obligated to, withhold from the Participant’s compensation, the amount necessary for the Company or Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or Employer any tax deductions or benefits attributable to a sale or early disposition of shares of Stock by the Participant. In addition, the Company or Employer may (i) withhold from the proceeds of the sale of shares of Stock, (ii) withhold a sufficient whole number of shares of Stock otherwise issuable upon purchase having an aggregate Fair Market Value sufficient to satisfy applicable withholding obligations, or (iii) withhold by any other means set forth in the applicable Authorization Agreement.

Proxy Statement	B-7

EXHIBIT B

14.	Issuance of Stock Certificates and Shareholders Rights.

By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Company. As soon as reasonably practicable after each Purchase Date on which a purchase of shares of Stock occurs, the Administrator shall establish procedures for the shares of Stock purchased by each Participant to be issued to such Participant by the Company in book entry form, in a brokerage account, in stock certificate form or such other acceptable method of issuance. None of the rights or privileges of a shareholder of the Company shall exist with respect to Stock purchased under the Plan unless and until the Participant shall become the beneficial owner of such Stock on the records of the Company.

15.	Registration of Stock.

Stock issued hereunder, will be registered only in the name of the Participant, or, if authorized by the Administrator (in its sole discretion) and the Participant’s Authorization Form so specifies, in the name of the Participant and any other person as joint tenants with right of survivorship. No other names may be included in the Stock registration.

16.	Notification of Disposition of Shares of Stock; Holding Shares of Stock with Broker.

Each Participant participating in the Section 423 Component of the Plan shall give the Administrator prompt notice of any disposition of shares of Stock acquired pursuant to the Option granted under the Plan in accordance with such procedures as may be established by the Administrator. The Administrator may require that until such time as a Participant disposes of shares of Stock acquired pursuant to the Option granted under the Plan, the Participant shall hold all such shares of Stock at a securities brokerage firm selected by the Company until the lapse of any time period(s) established by the Administrator.

17.	Rights on Retirement, Death, or Termination of Employment.

Unless otherwise determined by the Administrator, upon a Participant’s termination of employment, the Contributions credited to such Participant’s account not yet used to purchase shares of Stock under the Plan will be distributed to such Participant or, in the case of his or her death, to such person entitled thereto in accordance with the laws of descent and distribution.

Unless otherwise determined by the Administrator, for purposes of the 423 Component of the Plan, the employment relationship shall be treated as continuing intact while a Participant is on military leave or sick leave or other bona fide leave of absence approved by the Company or the Designated Subsidiary so long as the leave does not exceed three (3) months or, if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence. Further, the employment relationship shall be treated as continuing intact where a Participant transfers employment between the Company, Designated Subsidiaries and/or Designated Affiliates; provided, however, that an individual who is not employed by the Company or a Designated Subsidiary on the Date of Grant and through a date that is no more than three (3) months prior to the Purchase Date will participate only in the Non-423 Component unless the individual continues to have a right to reemployment with the Company or a Designated Subsidiary provided by statute or contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence. The Committee or its delegate shall establish rules to govern other transfers into the 423 Component, and between any separate Offerings established thereunder, consistent with the applicable requirements of Section 423 of the Code.

18.	Rights Not Transferable.

Rights and Options granted under this Plan are not transferable by the Participant other than by will or by the laws of descent and distribution, and are exercisable only by the Participant during his or her lifetime.

B-8	Proxy Statement

EXHIBIT B

19.	Changes in Capitalization and Certain Transactions.

In the event of any change (increase or decrease) in the outstanding shares of Stock by reason of a stock dividend, recapitalization, merger, consolidation, stock split, split up, spin off, combination or exchange of shares, reorganization, liquidation, or other change in corporate capitalization, the aggregate number and class of shares of Stock available under this Plan, the number and class of shares of Stock subject to each outstanding Option, the Purchase Price for each Option and the other limits set forth in this Plan in the form of shares of Stock or Purchase Price shall be appropriately and proportionately adjusted by the Committee to prevent dilution or enlargement of rights and preserve the value of outstanding awards; provided that fractional shares of Stock shall be rounded to the nearest whole share. In addition, in the event of any transaction or event described in this Section 19, or any unusual or nonrecurring transaction or events affecting the Company or any changes in applicable laws or regulations or accounting principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, it is hereby authorized to: (i) provide for either (X) termination of any outstanding Option in exchange for an amount in cash, if any, equal to the amount that would have been obtained upon exercise of such option had such option been currently exercisable or (Y) the replacement of such outstanding option with other rights or property selected by the Committee in its sole discretion; (ii) provide that the outstanding options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and purchase prices; (iii) make adjustments in the number and type of shares (or other securities or property) subject to outstanding options under the Plan and/or in the terms and conditions of outstanding options which may be granted in the future; (iv) shorten the Option Period then in progress and set a new Purchase Date, which shall be a date immediately prior to the date of any transaction or event described in this Section 19; and/or (v) provide that all outstanding Options shall terminate without being exercised. The Committee’s determination shall be final and conclusive.

20.	No Purchase of Stock by Company.

The Company will be under no obligation to repurchase from any Participant any shares of Stock he or she has acquired under the Plan.

21.	Amendment of the Plan.

Subject to applicable law or government regulation and to the rules of any Exchange or quotation system on which the shares of Stock may be traded or listed, the Board (or the Committee, pursuant to the delegation of authority by the Board) may at any time amend or alter the Plan in any respect; provided, however, that no amendment may make any change in any Option previously granted which adversely affects the rights of any Participant or any beneficiary (as applicable) without the consent of the affected Participant or beneficiary. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or Exchange rule), the Company shall obtain shareholder approval of any amendments in such a manner and to such a degree as required. Without shareholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee or its delegate, to the extent permitted under the terms of the Plan, applicable law, the bylaws of the Company and under the Committee charter, may (among other permissible actions) change the Option Periods or Purchase Price, limit the frequency or number of changes in the amount withheld or contributed during an Option Period, establish the exchange rate applicable to amounts withheld or contributed in a currency other than U.S. dollars, permit payroll withholding or contributions in excess of the amount designated by a Participant to adjust for delays or mistakes in the Company’s processing of properly completed Authorization Agreements, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Stock for each Participant properly correspond with the Participant’s Authorization Agreement, and establish such other limitations or procedures as the Committee deems appropriate.

Proxy Statement	B-9

EXHIBIT B

22.	Termination of the Plan.

While it is intended that the Plan remain in effect indefinitely, the Board of Directors may terminate the Plan at any time in its discretion. The Plan shall be terminated by the Board of Directors if at any time the number of shares of Stock authorized for purposes of the Plan is not sufficient to meet all purchase requirements and the number of authorized shares is not increased to meet all prior purchase requirements at the next annual meeting of shareholders. Upon termination of the Plan, the Administrator shall give notice thereof to Participants, and shall terminate all Contributions and apportion the remaining available shares of Stock among Participants for purchase in accordance with the Plan in such manner as the Administrator may deem equitable.

23.	Listing, Registration, and Qualification of Shares.

Shares of Stock shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of U.S. and non-U.S. law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated under both sets of laws and the requirements of any Exchange, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24.	Section 409A of the Code; Tax Qualification.

(a)

Options granted under the 423 Component of the Plan are exempt from the application of Section 409A of the Code. Options granted under the Non-423 Component of the Plan to U.S. taxpayers are intended to be exempt from the application of Section 409A under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Section 24(b), Options granted to U.S. taxpayers under the Non-423 Component are subject to such terms and conditions that will permit such options to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares of Stock subject to an Option be delivered within the short-term deferral period. Subject to Section 24(b), in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Company determines that an Option or the exercise, payment, settlement or deferral is subject to Section 409A of the Code, the Option shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the

Code, including Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued. Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a Participant or any other party if the Option that is intended to be exempt from, or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.

(b)

Although the Company may endeavor to (i) qualify an Option for favorable tax treatment under the laws of the U.S. or jurisdictions outside of the U.S. or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company is not constrained in its corporate activities by any potential negative tax impact on Participants under the Plan.

25.	Employment Rights.

Neither the establishment of the Plan, nor the grant of any Options thereunder nor the exercise thereof shall be deemed to (a) give to an Employee the right to be retained in the employ of the Employer, (b) interfere with the right of the Employer to discharge any Employee at any time, (c) give to the Employer the right to require the Employee to remain in its employ, or (d) interfere with the Employee’s right to sever his employment at any time.

B-10	Proxy Statement

EXHIBIT B

26.	Severability.

If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or entity, or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, person or entity, and the remainder of the Plan shall remain in full force and effect.

27.	Successors and Assigns.

The Plan shall be binding upon all persons entitled to purchase shares of Stock under the Plan, their respective heirs, legatees, and legal representatives, including, without limitation, such person’s estate and the executors, any receiver, trustee in bankruptcy or representative of creditors of such person, and upon the Employer, its successors and assigns.

28.	Headings.

The titles and headings of the sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

29.	Governing Law and Jurisdictions.

The Plan shall be governed by the laws of the U.S. state of Illinois, without application of the conflicts of law principles, and applicable provisions of U.S. federal law.

Proxy Statement	B-11

Contact us

Walgreens Boots Alliance, Inc.
108 Wilmot Road
Deerfield, IL 60015
USA
+1 (847) 315-3700

Walgreens Boots Alliance

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Contact us Walgreens Boots Alliance, Inc. 108 Wilmot Road Deerfield, IL 60015 USA + (847) 315-3700

108 WILMOT ROAD

DEERFIELD, IL 60015

INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL

Walgreens Boots Alliance, Inc. encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the voting methods below. Voting is easier than ever.

Proxies submitted by telephone or the Internet must be received by 11:59 PM, Eastern Time, on January 24, 2019.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time, on January 24, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM, Eastern Time, on January 24, 2019. Have your proxy card in hand when you access the web site and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walgreens Boots Alliance, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, for delivery prior to the meeting date.

STOCKHOLDER MEETING REGISTRATION

In order to attend the meeting, you must obtain an admission ticket by registering no later than January 18, 2019. Click the “Register for Meeting” link at www.proxyvote.com to register. If you do not have internet access, you can register by calling 1-844-318-0137.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E50453-P12799-Z73132        KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WALGREENS BOOTS ALLIANCE, INC.

If you wish to vote in accordance with the Board of Directors recommendations, just sign below.
Company Proposals
The Board of Directors recommends that you vote FOR all nominees for director.
1.	Election of 11 Directors:		For	Against	Abstain
Nominees:
	1a.	José E. Almeida	☐	☐	☐

	1b.	Janice M. Babiak	☐	☐	☐

	1c.	David J. Brailer	☐	☐	☐

	1d.	William C. Foote	☐	☐	☐

	1e.	Ginger L. Graham	☐	☐	☐

	1f.	John A. Lederer	☐	☐	☐

	1g.	Dominic P. Murphy	☐	☐	☐

	1h.	Stefano Pessina	☐	☐	☐

	1i.	Leonard D. Schaeffer	☐	☐	☐

	1j.	Nancy M. Schlichting	☐	☐	☐

	1k.	James A. Skinner	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2, 3 and 4.			For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2019.		☐	☐	☐

		For	Against	Abstain

3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

4.	Approval of the amendment and restatement of the Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan.	☐	☐	☐

Stockholder Proposals The Board of Directors recommends that you vote AGAINST proposals 5, 6, 7 and 8.		For	Against	Abstain

5.	Stockholder proposal requesting an independent Board Chairman.	☐	☐	☐

6.	Stockholder proposal regarding the use of GAAP financial metrics for purposes of determining senior executive compensation.	☐	☐	☐

7.	Stockholder proposal requesting report on governance measures related to opioids.	☐	☐	☐

8.	Stockholder proposal regarding the ownership threshold for calling special meetings of stockholders.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign your name(s) as it appear(s) on this proxy. Joint owners should each sign. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING

The Walgreens Boots Alliance, Inc. Annual Meeting of Stockholders will be held January 25, 2019, at 8:30 AM, Eastern Standard Time, at the Lotte New York Palace, 455 Madison Avenue at 50th Street, New York, New York 10022.

STOCKHOLDER MEETING REGISTRATION

Advance registration is required. If you would like to attend the Annual Meeting, you must obtain an admission ticket by registering no later than January 18, 2019, as described in more detail in the Proxy Statement. You will not be admitted without a ticket and one form of government-issued photo identification.

Please note these guidelines for attendees:

•	This is a procedural business meeting, and item samples will not be offered.

•	Seating is limited and will be on a first-come, first-served basis.

•	Weapons, cameras, audio or video recording equipment, electronic devices, large bags, briefcases or packages are not permitted in the meeting, and distribution of any materials is prohibited.

•	Please note that any parking cost is the attendee’s responsibility.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 25, 2019:

The Notice and Proxy Statement and fiscal 2018 Annual Report are available at www.proxyvote.com.

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E50454-P12799-Z73132

WALGREENS BOOTS ALLIANCE, INC.

Annual Meeting Proxy Card

Proxy solicited on behalf of the Board of Directors

The stockholder hereby appoints WILLIAM C. FOOTE, STEFANO PESSINA and JAMES A. SKINNER, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of WALGREENS BOOTS ALLIANCE, INC. (and any adjournment thereof) to be held at the Lotte New York Palace, 455 Madison Avenue at 50th Street, New York, New York 10022, on Friday, January 25, 2019 upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting or any adjournment thereof.

This proxy, when properly executed, will be voted as directed. If no direction is specified, this proxy will be voted FOR proposals 1, 2, 3 and 4, AGAINST proposals 5, 6, 7 and 8, and in the discretion of the proxy holders on such other matters as may properly come before the meeting or any adjournment thereof. The proxy holders reserve the right in their discretion to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)